Filed Pursuant to Rule 424(b)(3)

Registration No. 333-181314

SUBURBAN PROPANE PARTNERS, L.P.

SUPPLEMENT NO. 1, DATED AUGUST 20, 2012

TO THE PROSPECTUS, DATED JULY 31, 2012

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Suburban Propane Partners, L.P. (“Suburban” or “we”), dated July 31, 2012 (the “Prospectus”). This Supplement No. 1 supplements, modifies or supersedes certain information contained in our Prospectus, and should be read in conjunction with the Prospectus. This Supplement No. 1 will be delivered with the Prospectus.

Setting of Record and Distribution Date

On August 17, 2012, the board of directors of Inergy, L.P.’s (“Inergy”) general partner declared the distribution date (September 14, 2012) and record date (August 29, 2012) for the previously announced distribution to Inergy’s unitholders of 99% of the Suburban common units acquired by Inergy in connection with Suburban’s acquisition of Inergy’s retail propane operations on August 1, 2012.

Recent Developments

Closing of Inergy Propane Acquisition and Related Transactions

On August 1, 2012, Suburban consummated its acquisition of the retail propane business of Inergy, in exchange for consideration of approximately $1.8 billion, in accordance with the terms of the Contribution Agreement, dated April 25, 2012, as subsequently amended (the “Contribution Agreement”), by and among Suburban, Inergy, and certain affiliates of Inergy (Inergy and such affiliates collectively, the “Contributors”). The acquisition of Inergy’s retail propane business and the related transactions contemplated by the terms of the Contribution Agreement are referred to as the “Inergy Propane Acquisition.”

The acquisition consideration consisted of (i) the issuance of $1.0 billion of newly issued unsecured senior notes of Suburban (the “SPH Notes”) and Suburban’s payment of approximately $184.8 million in cash to Inergy noteholders pursuant to the Exchange Offers (as defined below); and (ii) the issuance of approximately $613.1 million of new Suburban common units to the Contributors, all but approximately $6.1 million of which will be distributed by Inergy to its unitholders.

The $1.0 billion of SPH Notes were issued, and $184.8 million in cash was paid, in connection with the offers to exchange therefor (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 (“2018 Inergy Notes”) and 6 7/8% Senior Notes due 2021 (“2021 Inergy Notes”) issued by Inergy and Inergy Finance Corp. At the expiration of the Exchange Offers, Suburban had received tenders from holders representing approximately 98.09% ($598,437,000) of the total outstanding principal amount of the 2018 Inergy Notes, and tenders from holders representing approximately 99.74% ($588,545,000) of the total outstanding principal amount of the 2021 Inergy Notes. In addition, we paid $65.0 million in cash to the Inergy noteholders for the consent payments pursuant to the Exchange Offers, and Inergy paid $36.5 million to us on the closing of the Inergy Propane Acquisition. The Exchange Offers were conducted in connection with, and conditioned upon, the consummation of the Inergy Propane Acquisition.

In addition, on August 1, 2012, Suburban and Suburban Propane, L.P. entered into, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders named therein, the First Amendment (the “First Amendment to the Credit Agreement”) to the Amended and Restated Credit Agreement, dated as of January 5, 2012 (the “Credit Agreement”) to provide (i) up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the Credit Agreement from $250.0 million to $400.0 million. The First Amendment to the Credit Agreement also includes provision for the reinstatement and increase from $150.0 million to $250.0 million of the existing uncommitted incremental term facility under the Credit Agreement when the 364-Day Facility is repaid or prepaid in full.

On August 1, 2012, we drew $225.0 million on the 364-Day Facility, which, together with available cash, we used for the purposes of paying (i) cash consideration pursuant to the Exchange Offers, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition.

On August 7, 2012, Suburban commenced an underwritten public offering of 6,300,000 common units representing limited partner interests in Suburban (the “Equity Offering”). The Equity Offering was priced, on August 8, 2012, at $37.61 per common unit to the public for total net proceeds (after considering underwriter commissions and other estimated offering expenses) of approximately $226.5 million. The Equity Offering was consummated on August 14, 2012.

In addition, on August 14, 2012, Suburban used the net proceeds from the Equity Offering to repay in full its borrowing of $225 million on August 1, 2012 under the 364-Day Facility.

On August 15, 2012, the underwriters gave notice of the exercise of their over-allotment option to purchase from Suburban an additional 945,000 common units representing limited partner interests in Suburban at a price of $37.61 per common unit. Suburban will receive approximately $34.1 million of net proceeds from the underwriters’ exercise of the over-allotment option (after considering underwriter commissions and other estimated offering expenses) upon the delivery of the additional common units, which is expected to occur on August 20, 2012, subject to customary closing conditions.

The remaining net proceeds from the Equity Offering, including the proceeds from the underwriters’ purchase of 945,000 additional common units pursuant to the over-allotment option in connection with the Equity Offering, will be used for working capital and general partnership purposes.

Filing of Form 10-Q

On August 2, 2012, we filed with the United States Securities and Exchange Commission (the “SEC”) our Quarterly Report on Form 10-Q for the quarter ended June 23, 2012 (the “Form 10-Q”). The Form 10-Q (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 1.

On August 3, 2012, we filed with the SEC an Amendment No. 1 to our Form 10-Q (“Amendment No. 1”). This Amendment No. 1 was filed to (i) amend “Note 16. Subsequent Event—Acquisition of Inergy Propane” in Part I, Item 1 of the Form 10-Q to properly reflect the acquisition costs incurred in connection with the Inergy Propane Acquisition in the pro forma results of operations for the nine month period ended June 25, 2011, and (ii) to include certain eXtensible Business Reporting Language information in Exhibit 101 that contained certain incorrect Level 4 data within the Subsequent Event footnote from the timely filed Form 10-Q, in accordance with Rule 405 of Regulation S–T. The Amendment No. 1 (excluding the exhibits thereto) is attached as Annex B to this Supplement No. 1.

Filing of Form 8-Ks

On August 6, 2012, we filed with the SEC a Current Report on Form 8-K that included (i) unaudited consolidated financial statements of Inergy Propane, LLC and its subsidiaries as of June 30, 2012 and September 30, 2011 and for the nine months ended June 30, 2012 and 2011 and (ii) updated unaudited pro forma condensed combined financial information reflecting (a) the consummation of the Inergy Propane Acquisition and (b) the draw of $225.0 million on the 364-Day Facility, on August 1, 2012. This Form 8-K (including the exhibits thereto) is attached as Annex C to this Supplement No. 1.

On August 20, 2012, we filed with the SEC a Current Report on Form 8-K that included updated unaudited pro forma condensed combined financial information as of and for the nine months ended June 23, 2012 and for the year ended September 24, 2011 reflecting (i) the consummation of the Equity Offering, (ii) the repayment in full of the $225 million drawn on the 364-Day Facility and (iii) the closing of the over-allotment option in connection with the Equity Offering. This Form 8-K (including the exhibits thereto) is attached as Annex D to this Supplement No. 1.

ANNEX A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 23, 2012

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number: 1-14222

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	22-3410353
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

240 Route 10 West

Whippany, NJ 07981

(973) 887-5300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements (“Forward-Looking Statements”) as defined in the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended, relating to future business expectations and predictions and financial condition and results of operations of Suburban Propane Partners, L.P. (the “Partnership”). Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategies or risks and uncertainties. These Forward-Looking Statements involve certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such Forward-Looking Statements (statements contained in this Quarterly Report identifying such risks and uncertainties are referred to as “Cautionary Statements”). The risks and uncertainties and their impact on the Partnership’s results include, but are not limited to, the following risks:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers or acquire new customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	The ability of management to continue to control expenses;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax regulations that could adversely affect the tax treatment of the Partnership for federal income tax purposes;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

In addition, cautionary statements include statements regarding the timing, impact on our results of operations, liquidity and capital resources, along with and the tangible and intangible and expected benefits of the Inergy Propane Acquisition (defined in Management’s Discussion and Analysis of Financial Condition and Results of Operations included herein), and also include statements relating to or regarding:

•	the cost savings, transaction costs or integration costs that the Partnership anticipates to arise from the Inergy Propane Acquisition;

•	various actions to be taken or requirements to be met in connection with completing the Inergy Propane Acquisition or integrating the acquired operations into the Partnership’s operations;

•	revenue, income and operations of the combined company after the Inergy Propane Acquisition is consummated;

•	future issuances of debt and equity securities and the Partnership’s ability to achieve financing in connection with the Inergy Propane Acquisition or otherwise; and

•	other objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, including those discussed above could cause actual results to differ materially from those described in the forward-looking statements:

•	expected cost savings from the Inergy Propane Acquisition may not be fully realized or realized within the expected time frame;

•	the Partnership’s revenue following the Inergy Propane Acquisition may be lower than expected;

•	weather conditions resulting in reduced demand;

•	costs related to the integration of the acquired businesses and the Partnership may be greater than expected;

•	general economic conditions, either internationally or nationally or in the jurisdictions in which the Partnership is doing business, may be less favorable than expected;

•	inability to retain key personnel after the Inergy Propane Acquisition; and

•	operating, legal and regulatory risks.

Some of these Forward-Looking Statements are discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Quarterly Report. Reference is also made to the risk factors discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 24, 2011. On different occasions, the Partnership or its representatives have made or may make Forward-Looking Statements in other filings with the SEC, press releases or oral statements made by or with the approval of one of the Partnership’s authorized executive officers. Readers are cautioned not to place undue reliance on Forward-Looking Statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any Forward-Looking Statement or Cautionary Statement except as otherwise required by law. All subsequent written and oral Forward-Looking Statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements in this Quarterly Report and in future SEC reports.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 23,	September 24,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$115,804	$149,553
Accounts receivable, less allowance for doubtful accounts of $5,990 and $6,960, respectively	62,478	66,630
Inventories	52,331	65,907
Other current assets	18,555	15,732

Total current assets	249,168	297,822
Property, plant and equipment, net	327,212	338,125
Goodwill	277,651	277,651
Other assets	42,033	42,861

Total assets	$896,064	$956,459

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$26,309	$37,456
Accrued employment and benefit costs	12,371	22,951
Customer deposits and advances	36,634	57,476
Other current liabilities	35,770	33,631

Total current liabilities	111,084	151,514
Long-term borrowings	348,331	348,169
Accrued insurance	43,604	42,891
Other liabilities	55,515	55,667

Total liabilities	558,534	598,241

Commitments and contingencies

Partners’ capital:
Common Unitholders (35,545 and 35,429 units issued and outstanding at June 23, 2012 and September 24, 2011, respectively)	394,086	418,134
Accumulated other comprehensive loss	(56,556)	(59,916)

Total partners’ capital	337,530	358,218

Total liabilities and partners’ capital	$896,064	$956,459

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	June 23,	June 25,
	2012	2011
Revenues
Propane	$142,681	$169,258
Fuel oil and refined fuels	17,533	22,528
Natural gas and electricity	12,119	16,691
All other	7,268	8,086

	179,601	216,563
Costs and expenses
Cost of products sold	88,776	125,175
Operating	65,369	68,747
General and administrative	13,778	12,618
Acquisition-related costs	5,950	—
Depreciation and amortization	8,472	9,670

	182,345	216,210

Operating (loss) income	(2,744)	353
Interest expense, net	6,479	6,867

Loss before provision for income taxes	(9,223)	(6,514)
Provision for income taxes	100	273

Net loss	$(9,323)	$(6,787)

Loss per Common Unit—basic	$(0.26)	$(0.19)

Weighted average number of Common Units outstanding—basic	35,653	35,540

Loss per Common Unit—diluted	$(0.26)	$(0.19)

Weighted average number of Common Units outstanding—diluted	35,653	35,540

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

(unaudited)

	Nine Months Ended
	June 23,	June 25,
	2012	2011
Revenues
Propane	$666,796	$786,968
Fuel oil and refined fuels	92,262	124,448
Natural gas and electricity	51,878	68,348
All other	26,177	29,208

	837,113	1,008,972
Costs and expenses
Cost of products sold	480,751	571,511
Operating	202,604	213,831
General and administrative	40,231	37,399
Severance charges	—	2,000
Acquisition-related costs	5,950	—
Depreciation and amortization	23,906	26,304

	753,442	851,045

Operating income	83,671	157,927
Loss on debt extinguishment	507	—
Interest expense, net	19,742	20,532

Income before (benefit from) provision for income taxes	63,422	137,395
(Benefit from) provision for income taxes	(60)	737

Net income	$63,482	$136,658

Income per Common Unit—basic	$1.78	$3.85

Weighted average number of Common Units outstanding—basic	35,616	35,517

Income per Common Unit—diluted	$1.77	$3.83

Weighted average number of Common Units outstanding—diluted	35,794	35,712

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 23, 2012	June 25, 2011
Cash flows from operating activities:
Net income	$63,482	$136,658
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	23,906	26,304
Loss on debt extinguishment	507	—
Other, net	6,424	1,916
Changes in assets and liabilities:
Accounts receivable	4,152	(22,685)
Inventories	13,576	7,331
Other current and noncurrent assets	(1,644)	3,679
Accounts payable	(11,147)	(7,466)
Accrued employment and benefit costs	(10,580)	(7,296)
Customer deposits and advances	(20,842)	(31,411)
Accrued insurance	(1,177)	(3,339)
Other current and noncurrent liabilities	6,593	6,150

Net cash provided by operating activities	73,250	109,841

Cash flows from investing activities:
Capital expenditures	(14,384)	(17,241)
Acquisition of business	—	(3,195)
Proceeds from sale of property, plant and equipment	2,367	5,567

Net cash (used in) investing activities	(12,017)	(14,869)

Cash flows from financing activities:
Repayments of long-term borrowings	(100,000)	—
Proceeds from long-term borrowings	100,000	—
Issuance costs associated with borrowings	(4,192)	—
Partnership distributions	(90,790)	(90,433)

Net cash (used in) financing activities	(94,982)	(90,433)

Net (decrease) increase in cash and cash equivalents	(33,749)	4,539
Cash and cash equivalents at beginning of period	149,553	156,908

Cash and cash equivalents at end of period	$115,804	$161,447

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(in thousands)

(unaudited)

	Number of Common Units	Common Unitholders	Accumulated Other Comprehensive (Loss)	Total Partners’ Capital	Comprehensive Income
Balance at September 24, 2011	35,429	$418,134	$(59,916)	$358,218
Net income		63,482		63,482	$63,482
Other comprehensive income:
Unrealized losses on cash flow hedges			(2,234)	(2,234)	(2,234)
Reclassification of realized losses on cash flow hedges into earnings			2,008	2,008	2,008
Amortization of net actuarial losses and prior service credits into earnings			3,586	3,586	3,586

Comprehensive income					$66,842

Partnership distributions		(90,790)		(90,790)
Common Units issued under Restricted Unit Plans	116
Compensation cost recognized under Restricted Unit Plans, net of forfeitures		3,260		3,260

Balance at June 23, 2012	35,545	$394,086	$(56,556)	$337,530

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per unit amounts)

(unaudited)

1. Partnership Organization and Formation

Suburban Propane Partners, L.P. (the “Partnership”) is a publicly traded Delaware limited partnership principally engaged, through its operating partnership and subsidiaries, in the retail marketing and distribution of propane, fuel oil and refined fuels, as well as the marketing of natural gas and electricity in deregulated markets. In addition, to complement its core marketing and distribution businesses, the Partnership services a wide variety of home comfort equipment, particularly for heating and ventilation. The publicly traded limited partner interests in the Partnership are evidenced by common units traded on the New York Stock Exchange (“Common Units”), with 35,544,766 Common Units outstanding at June 23, 2012. The holders of Common Units are entitled to participate in distributions and exercise the rights and privileges available to limited partners under the Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), as amended. Rights and privileges under the Partnership Agreement include, among other things, the election of all members of the Board of Supervisors and voting on the removal of the general partner.

Suburban Propane, L.P. (the “Operating Partnership”), a Delaware limited partnership, is the Partnership’s operating subsidiary formed to operate the propane business and assets. In addition, Suburban Sales & Service, Inc. (the “Service Company”), a subsidiary of the Operating Partnership, was formed to operate the service work and appliance and parts businesses of the Partnership. The Operating Partnership, together with its direct and indirect subsidiaries, accounts for substantially all of the Partnership’s assets, revenues and earnings. The Partnership, the Operating Partnership and the Service Company commenced operations in March 1996 in connection with the Partnership’s initial public offering.

The general partner of both the Partnership and the Operating Partnership is Suburban Energy Services Group LLC (the “General Partner”), a Delaware limited liability company, the sole member of which is the Partnership’s Chief Executive Officer. Other than as a holder of 784 Common Units that will remain in the General Partner, the General Partner does not have any economic interest in the Partnership or the Operating Partnership.

The Partnership’s fuel oil and refined fuels, natural gas and electricity and services businesses are structured as corporate entities (collectively referred to as the “Corporate Entities”) and, as such, are subject to corporate level federal and state income tax.

Suburban Energy Finance Corporation, a direct 100%-owned subsidiary of the Partnership, was formed on November 26, 2003 to serve as co-issuer, jointly and severally, with the Partnership of the Partnership’s senior notes.

2. Basis of Presentation

Principles of Consolidation. The condensed consolidated financial statements include the accounts of the Partnership, the Operating Partnership and all of its direct and indirect subsidiaries. All significant intercompany transactions and account balances have been eliminated. The Partnership consolidates the results of operations, financial condition and cash flows of the Operating Partnership as a result of the Partnership’s 100% limited partner interest in the Operating Partnership.

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). They include all adjustments that the Partnership considers necessary for a fair statement of the results for the interim periods presented. Such adjustments consist only of normal recurring items, unless otherwise disclosed. These financial statements should be read in conjunction with the financial statements included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011. Due to the seasonal nature of the Partnership’s operations, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

Fiscal Period. The Partnership uses a 52/53 week fiscal year which ends on the last Saturday in September. The Partnership’s fiscal quarters are generally 13 weeks in duration. When the Partnership’s fiscal year is 53 weeks long, the corresponding fourth quarter is 14 weeks in duration.

Revenue Recognition. Sales of propane, fuel oil and refined fuels are recognized at the time product is delivered to the customer. Revenue from the sale of appliances and equipment is recognized at the time of sale or when installation is complete, as applicable. Revenue from repairs, maintenance and other service activities is recognized upon completion of the service. Revenue from service contracts is recognized ratably over the service period. Revenue from the natural gas and electricity business is recognized based on customer usage as determined by meter readings for amounts delivered, some of which may be unbilled at the end of each accounting period. Revenue from annually billed tank fees is deferred at the time of billing and recognized on a straight-line basis over one year.

Fair Value Measurements. The Partnership measures certain of its assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants – in either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability.

The common framework for measuring fair value utilizes a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•

Level 2: Quoted prices in active markets for similar assets or liabilities; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates have been made by management in the areas of depreciation and amortization of long-lived assets, insurance and litigation reserves, severance benefits, pension and other postretirement benefit liabilities and costs, purchase accounting, valuation of derivative instruments, asset valuation assessments, tax valuation allowances, as well as the allowance for doubtful accounts. Actual results could differ from those estimates, making it reasonably possible that a change in these estimates could occur in the near term.

3. Financial Instruments and Risk Management

Cash and Cash Equivalents. The Partnership considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

Derivative Instruments and Hedging Activities.

Commodity Price Risk. Given the retail nature of its operations, the Partnership maintains a certain level of priced physical inventory to ensure its field operations have adequate supply commensurate with the time of year. The Partnership’s strategy is to keep its physical inventory priced relatively close to market for its field operations. The Partnership enters into a combination of exchange-traded futures and options contracts and, in certain instances, over-the-counter options contracts (collectively, “derivative instruments”) to hedge price risk associated with propane and fuel oil physical inventories, as well as anticipated future purchases of propane or fuel oil to be used in its operations and to ensure adequate supply during periods of high demand. Under this risk management strategy, realized gains or losses on derivative instruments will typically offset losses or gains on the physical inventory once the product is sold. All of the Partnership’s derivative instruments are reported on the condensed consolidated balance sheet at their fair values. In addition, in the course of normal operations, the Partnership routinely enters into contracts such as forward priced physical contracts for the purchase or sale of propane and fuel oil that qualify for and are designated as normal purchase or normal sale contracts. Such contracts are exempted from the fair value accounting requirements and are accounted for at the time product is purchased or sold under the related contract. The Partnership does not use derivative instruments for speculative trading purposes. Market risks associated with futures, options and forward contracts are monitored daily for compliance with the Partnership’s Hedging and Risk Management Policy which includes volume limits for open positions. Priced on-hand inventory is also reviewed and managed daily as to exposures to changing market prices.

On the date that derivative instruments are entered into, the Partnership makes a determination as to whether the derivative instrument qualifies for designation as a hedge. Changes in the fair value of derivative instruments are recorded each period in current period earnings or other comprehensive income (“OCI”), depending on whether the derivative instrument is designated as a hedge and, if so, the type of hedge. For derivative instruments designated as cash flow hedges, the Partnership formally assesses, both at the hedge contract’s inception and on an ongoing basis, whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items. Changes in the fair value of derivative instruments designated as cash flow hedges are reported in OCI to the extent effective and reclassified into earnings during the same period in which the hedged item affects earnings. The mark-to-market gains or losses on ineffective portions of cash flow hedges are recognized in earnings immediately. Changes in the fair value of derivative instruments that are not designated as cash flow hedges, and that do not meet the normal purchase and normal sale exemption, are recorded within earnings as they occur. Cash flows associated with derivative instruments are reported as operating activities within the condensed consolidated statement of cash flows.

Interest Rate Risk. A portion of the Partnership’s borrowings bear interest at prevailing interest rates based upon, at the Operating Partnership’s option, LIBOR plus an applicable margin or the base rate, defined as the higher of the Federal Funds Rate plus  1/2 of 1% or the agent bank’s prime rate, or LIBOR plus 1%, plus the applicable margin. The applicable margin is dependent on the level of the Partnership’s total leverage (the ratio of total debt to income before deducting interest expense, income taxes, depreciation and amortization (“EBITDA”)). Therefore, the Partnership is subject to interest rate risk on the variable component of the interest rate. The Partnership manages part of its variable interest rate risk by entering into interest rate swap agreements. The interest rate swaps have been designated as, and are accounted for as, cash flow hedges. The fair value of the interest rate swaps are determined using an income approach, whereby future settlements under the swaps are converted into a single present value, with fair value being based on the value of current market expectations about those future amounts. Changes in the fair value are recognized in OCI until the hedged item is recognized in earnings. However, due to changes in the underlying interest rate environment, the corresponding value in OCI is subject to change prior to its impact on earnings.

Valuation of Derivative Instruments. The Partnership measures the fair value of its exchange-traded options and futures contracts using quoted market prices found on the New York Mercantile Exchange (Level 1 inputs), the fair value of its interest rate swaps using model-derived valuations driven by observable projected movements of the 3-month LIBOR (Level 2 inputs) and the fair value of its over-the-counter options contracts using Level 3 inputs. The Partnership’s over-the-counter options contracts are valued based on an internal option model. The inputs utilized in the model are based on publicly available information as well as broker quotes. The significant unobservable inputs used in the fair value measurements of the Partnership’s over-the-counter options contracts are interest rate and market volatility.

The following summarizes the gross fair value of the Partnership’s derivative instruments and their location in the condensed consolidated balance sheet as of June 23, 2012 and September 24, 2011, respectively:

	As of June 23, 2012		As of September 24, 2011
Asset Derivatives	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity options	Other current assets	$7,263	Other current assets	$3,710
	Other assets	—	Other assets	612
Commodity futures	Other current assets	1,952	Other current assets	1,132

		$9,215		$5,454

Liability Derivatives	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate swaps	Other current liabilities	$2,646	Other current liabilities	$2,662
	Other liabilities	2,176	Other liabilities	1,934

		$4,822		$4,596

Derivatives not designated as hedging instruments:
Commodity options	Other current liabilities	$1,338	Other current liabilities	$2,407
	Other liabilities	—	Other liabilities	69

		$1,338		$2,476

The following summarizes the reconciliation of the beginning and ending balances of assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs:

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Nine Months Ended June 23, 2012		Nine Months Ended June 25, 2011
	Assets	Liabilities	Assets	Liabilities
Opening balance of over-the-counter options	$1,780	$118	$1,509	$29
Beginning balance realized during the period	(758)	(15)	(1,509)	(29)
Contracts purchased during the period	3,245	259	2,778	226
Change in the fair value of beginning balance	2,678	669	—	—

Closing balance of over-the-counter options	$6,945	$1,031	$2,778	$226

As of June 23, 2012 and September 24, 2011, the Partnership’s outstanding commodity-related derivatives had a weighted average maturity of approximately 3 months and 4 months, respectively.

The effect of the Partnership’s derivative instruments on the condensed consolidated statements of operations for the three and nine months ended June 23, 2012 and June 25, 2011 are as follows:

	Three months ended June 23, 2012			Three months ended June 25, 2011
Derivatives in Cash Flow Hedging Relationships	Gains (Losses) Recognized in OCI (Effective Portion)	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)		Gains (Losses) Recognized in OCI (Effective Portion)	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)
		Location	Amount		Location	Amount
Interest rate swap	$(1,856)	Interest expense	$(670)	$(1,077)	Interest expense	$(719)

	$(1,856)		$(670)	$(1,077)		$(719)

Derivatives Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income
Commodity options	Cost of products sold	$6,465	Cost of products sold	$(516)
Commodity futures	Cost of products sold	1,753	Cost of products sold	203

		$8,218		$(313)

	Nine months ended June 23, 2012			Nine months ended June 25, 2011
Derivatives in Cash Flow Hedging Relationships	Gains (Losses) Recognized in OCI (Effective Portion)	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)		Gains (Losses) Recognized in OCI (Effective Portion)	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)
		Location	Amount		Location	Amount
Interest rate swap	$(2,234)	Interest expense	$(2,008)	$(851)	Interest expense	$(2,147)

	$(2,234)		$(2,008)	$(851)		$(2,147)

Derivatives Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income
Commodity options	Cost of products sold	$6,350	Cost of products sold	$283
Commodity futures	Cost of products sold	820	Cost of products sold	1,954

		$7,170		$2,237

Bank Debt and Senior Notes. The fair value of the Revolving Credit Facility (defined below) approximates the carrying value since the interest rates are periodically adjusted to reflect market conditions. Based upon quoted market prices, qualifying as a Level 1 fair value input, the fair value of the Partnership’s 2020 senior notes was $262,500 and $248,500 as of June 23, 2012 and September 24, 2011, respectively.

4. Inventories

Inventories are stated at the lower of cost or market. Cost is determined using a weighted average method for propane, fuel oil and refined fuels and natural gas, and a standard cost basis for appliances, which approximates average cost. Inventories consist of the following:

	As of
	June 23,	September 24,
	2012	2011
Propane, fuel oil and refined fuels and natural gas	$50,969	$64,601
Appliances and related parts	1,362	1,306

	$52,331	$65,907

5. Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is subject to an impairment review at a reporting unit level, on an annual basis in August of each year, or when an event occurs or circumstances change that would indicate potential impairment. The Partnership assesses the carrying value of goodwill at a reporting unit level based on an estimate of the fair value of the respective reporting unit. Fair value of the reporting unit is estimated using discounted cash flow analyses taking into consideration estimated cash flows in a ten-year projection period and a terminal value calculation at the end of the projection period. If the fair value of the reporting unit exceeds its carrying value, the goodwill associated with the reporting unit is not considered to be impaired. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized to the extent that the carrying amount of the associated goodwill, if any, exceeds the implied fair value of the goodwill.

The carrying values of goodwill assigned to the Partnership’s operating segments are as follows:

	As of
	June 23,	September 24,
	2012	2011
Propane	$265,313	$265,313
Fuel oil and refined fuels	4,438	4,438
Natural gas and electricity	7,900	7,900

	$277,651	$277,651

6. Net Income Per Common Unit

Computations of basic income per Common Unit are performed by dividing net income by the weighted average number of outstanding Common Units, and restricted units granted under the restricted unit plans to retirement-eligible grantees. Computations of diluted income per Common Unit are performed by dividing net income by the weighted average number of outstanding Common Units and unvested restricted units granted under the restricted unit plans. In computing diluted net income per Common Unit, weighted average units outstanding used to compute basic net income per Common Unit were increased by 177,431 and 194,668 units for the nine months ended June 23, 2012 and June 25, 2011, respectively, to reflect the potential dilutive effect of the unvested restricted units outstanding using the treasury stock method.

7. Long-Term Borrowings

Long-term borrowings consist of the following:

	As of
	June 23,	September 24,
	2012	2011
7.375% senior notes, due March 15, 2020, net of unamortized discount of $1,669 and $1,831, respectively	$248,331	$248,169
Revolving credit facility, due January 5, 2017	100,000	100,000

	$348,331	$348,169

On March 23, 2010, the Partnership and its wholly-owned subsidiary, Suburban Energy Finance Corporation, issued $250,000 in aggregate principal amount of 7.375% senior notes due 2020 (the “2020 Senior Notes”). The 2020 Senior Notes were issued at 99.136% of the principal amount. The Partnership’s obligations under the 2020 Senior Notes are unsecured and rank senior in right of payment to any future subordinated indebtedness and equally in right of payment with any future senior indebtedness. The 2020 Senior Notes are structurally subordinated to, which means they rank effectively behind, any debt and other liabilities of the Operating Partnership. The 2020 Senior Notes mature on March 15, 2020 and require semi-annual interest payments in March and September. The Partnership is permitted to redeem some or all of the 2020 Senior Notes any time at redemption prices specified in the indenture governing the 2020 Senior Notes. In addition, the 2020 Senior Notes have a change of control provision that would require the Partnership to offer to repurchase the notes at 101% of the principal amount repurchased, if a change of control as defined in the indenture occurs and is followed by a rating decline (a decrease in the rating of the notes by either Moody’s Investors Service or Standard and Poor’s Rating Group by one or more gradations) within 90 days of the consummation of the change of control.

The Operating Partnership has a credit agreement, as amended on January 5, 2012 (the “Amended Credit Agreement”) that provides for a five-year $250,000 revolving credit facility (the “Revolving Credit Facility”) of which, $100,000 was outstanding as of June 23, 2012 and September 24, 2011. The Amended Credit Agreement amends the previous credit agreement to, among other things, extend the maturity date from June 25, 2013 to January 5, 2017, reduce the borrowing rate and commitment fees, and amend certain affirmative and negative covenants. Borrowings under the Revolving Credit Facility may be used for general corporate purposes, including working capital, capital expenditures and acquisitions. The Operating Partnership has the right to prepay any borrowings under the Revolving Credit Facility, in whole or in part, without penalty at any time prior to maturity.

At the time the amendment was entered into, the Operating Partnership had existing borrowings of $100,000 under the revolving credit facility of the previous credit agreement, which borrowings have been rolled into the Revolving Credit Facility of the Amended Credit Agreement. In addition, at the time the amendment was entered into, the Operating Partnership had letters of credit issued under the revolving credit facility of the previous credit agreement primarily in support of retention levels under its self-insurance programs, all of which have been rolled into the Revolving Credit Facility of the Amended Credit Agreement. As of June 23, 2012, the Partnership had standby letters of credit issued under the Revolving Credit Facility in the aggregate amount of $46,926 which expire periodically through April 15, 2013. Therefore, as of June 23, 2012 the Partnership had available borrowing capacity of $103,074 under the Revolving Credit Facility.

In connection with the previous revolving credit facility, the Operating Partnership entered into an interest rate swap agreement with a notional amount of $100,000 and an effective date of March 31, 2010 and termination date of June 25, 2013. Under the interest rate swap agreement, the Operating Partnership will pay a fixed interest rate of 3.12% to the issuing lender on the notional principal amount outstanding, effectively fixing the LIBOR portion of the interest rate at 3.12%. In return, the issuing lender will pay to the Operating Partnership a floating rate, namely LIBOR, on the same notional principal amount. The interest rate swap has been designated as a cash flow hedge.

In connection with the Amended Credit Agreement, the Operating Partnership entered into a forward starting interest rate swap agreement with a June 25, 2013 effective date, which is commensurate with the maturity of the existing interest rate swap agreement, and a termination date of January 5, 2017. Under this forward starting interest rate swap agreement, the Operating Partnership will pay a fixed interest rate of 1.63% to the issuing lender on the notional principal amount outstanding, effectively fixing the LIBOR portion of the interest rate at 1.63%. In return, the issuing lender will pay to the Operating Partnership a floating rate, namely LIBOR, on the same notional principal amount. The forward starting interest rate swap has been designated as a cash flow hedge.

Borrowings under the Revolving Credit Facility bear interest at prevailing interest rates based upon, at the Operating Partnership’s option, LIBOR plus the applicable margin or the base rate, defined as the higher of the Federal Funds Rate plus  1/2 of 1%, the agent bank’s prime rate, or LIBOR plus 1%, plus in each case the applicable margin. The applicable margin is dependent upon the Partnership’s ratio of total debt to EBITDA on a consolidated basis, as defined in the Revolving Credit Facility. As of June 23, 2012, the interest rate for the Revolving Credit Facility was approximately 2.7%. The interest rate and the applicable margin will be reset at the end of each calendar quarter.

The Partnership acts as a guarantor with respect to the obligations of the Operating Partnership under the Amended Credit Agreement pursuant to the terms and conditions set forth therein. The obligations under the Amended Credit Agreement are secured by liens on substantially all of the personal property of the Partnership, the Operating Partnership and their subsidiaries, as well as mortgages on certain real property.

The Amended Credit Agreement and the 2020 Senior Notes both contain various restrictive and affirmative covenants applicable to the Operating Partnership and the Partnership, respectively, including (i) restrictions on the incurrence of additional indebtedness, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions. The Amended Credit Agreement contains certain financial covenants (a) requiring the Partnership’s consolidated interest coverage ratio, as defined, to be not less than 2.5 to 1.0 as of the end of any fiscal quarter; (b) prohibiting the total consolidated leverage ratio, as defined, of the Partnership from being greater than 4.75 to 1.0 as of the end of any fiscal quarter; and (c) prohibiting the Operating Partnership’s senior secured consolidated leverage ratio, as defined, from being greater than 3.0 to 1.0 as of the end of any fiscal quarter. Under the indenture governing the 2020 Senior Notes, the Partnership is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if no event of default exists or would exist upon making such distributions, and the Partnership’s consolidated fixed charge coverage ratio, as defined, is greater than 1.75 to 1.0. The Partnership and the Operating Partnership were in compliance with all covenants and terms of the 2020 Senior Notes and the Amended Credit Agreement as of June 23, 2012.

On April 25, 2012, the Partnership received consents from the requisite lenders under the Amended Credit Agreement to enable the Partnership to incur additional indebtedness, make amendments to the Amended Credit Agreement to adjust certain covenants, and otherwise perform our obligations as contemplated by the Inergy Propane Acquisition see Note 16. Subsequent Event – Acquisition of Inergy Propane for a description of further amendments to the Amended Credit Agreement and the new senior notes issued by the Partnership in connection with the Inergy Propane Acquisition.

Debt origination costs representing the costs incurred in connection with the placement of, and the subsequent amendment to, long-term borrowings are capitalized within other assets and amortized on a straight-line basis over the term of the respective debt agreements. In connection with the execution of the Amendment Credit Agreement, the Partnership recognized a non-cash charge of $507 to write-off a portion of unamortized debt origination costs associated with the previous credit agreement, and capitalized $2,420 for origination costs incurred with the amendment. During the third quarter of fiscal 2012, the Partnership capitalized $1,772 for origination costs incurred in connection with the issuance of new senior notes in August 2012 in connection with the Inergy Propane Acquisition. Other assets at June 23, 2012 and September 24, 2011 include debt origination costs with a net carrying amount of $9,747 and $7,207, respectively.

The aggregate amounts of long-term debt maturities subsequent to June 23, 2012 are as follows: fiscal 2012 through fiscal 2016: $-0-; and thereafter: $350,000.

8. Distributions of Available Cash

The Partnership makes distributions to its limited partners no later than 45 days after the end of each fiscal quarter of the Partnership in an aggregate amount equal to its Available Cash for such quarter. Available Cash, as defined in the Partnership Agreement, generally means all cash on hand at the end of the respective fiscal quarter less the amount of cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. These reserves are retained for the proper conduct of the Partnership’s business, the payment of debt principal and interest and for distributions during the next four quarters.

On July 18, 2012, the Partnership announced a quarterly distribution of $0.8525 per Common Unit, or $3.41 per Common Unit on an annualized basis, in respect of the third quarter of fiscal 2012, payable on August 7, 2012 to holders of record on July 31, 2012.

9. Unit-Based Compensation Arrangements

The Partnership recognizes compensation cost over the respective service period for employee services received in exchange for an award of equity or equity-based compensation based on the grant date fair value of the award. The Partnership measures liability awards under an equity-based payment arrangement based on remeasurement of the award’s fair value at the conclusion of each interim and annual reporting period until the date of settlement, taking into consideration the probability that the performance conditions will be satisfied.

Restricted Unit Plans. In fiscal 2000 and fiscal 2009, the Partnership adopted the Suburban Propane Partners, L.P. 2000 Restricted Unit Plan and 2009 Restricted Unit Plan (collectively, the “Restricted Unit Plans”), respectively, which authorize the issuance of Common Units to executives, managers and other employees and members of the Board of Supervisors of the Partnership. The total number of Common Units authorized for issuance under the Restricted Unit Plans was 1,902,122 as of June 23, 2012. Unless otherwise stipulated by the Compensation Committee of the Board of Supervisors on or before the grant date, restricted units issued under the Restricted Unit Plans vest over time with 25% of the Common Units vesting on each of the third and fourth anniversaries of the grant date and the remaining 50% of the Common Units vesting on the fifth anniversary of the grant date. The Restricted Unit Plans participants are not eligible to receive quarterly distributions with respect to or vote their respective restricted units until vested. Because each restricted unit represents a promise to issue a Common Unit at a future date, restricted units cannot be sold or transferred prior to vesting. The fair value of the restricted unit is established by the market price of the Common Unit on the date of grant, net of estimated future distributions and forfeitures during the vesting period. Restricted units are subject to forfeiture in certain circumstances as defined in the Restricted Unit Plans. Compensation expense for the unvested awards is recognized ratably over the vesting periods and is net of estimated forfeitures.

During the nine months ended June 23, 2012, the Partnership awarded 108,674 restricted units under the Restricted Unit Plans at an aggregate grant date fair value of $3,543. The following is a summary of activity for the Restricted Unit Plans for the nine months ended June 23, 2012:

		Weighted
		Average Grant
		Date Fair Value
	Units	Per Unit
Outstanding September 24, 2011	485,423	$32.71
Awarded	108,674	32.60
Forfeited	(11,093)	(30.63)
Issued	(115,911)	(31.77)

Outstanding June 23, 2012	467,093	$33.04

As of June 23, 2012, unrecognized compensation cost related to unvested restricted units awarded under the Restricted Unit Plans amounted to $6,264. Compensation cost associated with unvested awards is expected to be recognized over a weighted-average period of 1.8 years. Compensation expense recognized under the Restricted Unit Plans, net of forfeitures, for the three and nine months ended June 23, 2012 was $911 and $3,261, respectively, and $737 and $3,136 for the three and nine months ended June 25, 2011, respectively.

Long-Term Incentive Plan. The Partnership has a non-qualified, unfunded long-term incentive plan for officers and key employees (the “LTIP”) which provides for payment, in the form of cash, of an award of equity-based compensation at the end of a three-year performance period. The level of compensation earned under the LTIP is based on the market performance of the Partnership’s Common Units on the basis of total return to Unitholders (“TRU”) compared to the TRU of a predetermined peer group consisting solely of other master limited partnerships, approved by the Compensation Committee of the Board of Supervisors, over the same three-year performance period. As a result of the quarterly remeasurement of the liability for awards under the LTIP, compensation expense for the three and nine months ended June 23, 2012 was $(49) and $643, respectively, and $31 and $1,532 for the three and nine months ended June 25, 2011, respectively. As of June 23, 2012 and September 24, 2011, the Partnership had a liability included within accrued employment and benefit costs (or other liabilities, as applicable) of $2,471 and $5,164, respectively, related to estimated future payments under the LTIP.

10. Commitments and Contingencies

Self-Insurance. The Partnership is self-insured for general and product, workers’ compensation and automobile liabilities up to predetermined thresholds above which third party insurance applies. As of June 23, 2012 and September 24, 2011, the Partnership had accrued insurance liabilities of $51,664 and $52,841, respectively, representing the total estimated losses under these self-insurance programs. For the portion of the estimated self-insurance liability that exceeds insurance deductibles, the Partnership records an asset within other assets (or other current assets, as applicable) related to the amount of the liability expected to be covered by insurance which amounted to $16,943 and $17,513 as of June 23, 2012 and September 24, 2011, respectively.

Legal Matters. The Partnership’s operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. The Partnership has been, and will continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business, both as a result of these operating hazards and risks, and as a result of other aspects of its business. In this last regard, the Partnership currently is a defendant in suits in several states, including two putative class actions in which no class has yet been certified. The complaints allege a number of commercial claims, including as to the Partnership’s pricing, fee disclosure and tank ownership, under various consumer statutes, the Uniform Commercial Code, common law and antitrust law. Based on the nature of the allegations under these commercial suits, the Partnership believes that the suits are without merit and the Partnership is contesting each of these suits vigorously. With respect to the pending commercial suits, other than for legal defense fees and expenses, based on the merits of the allegations and discovery to date, no liability for a loss contingency is required.

11. Guarantees

The Partnership has residual value guarantees associated with certain of its operating leases, related primarily to transportation equipment, with remaining lease periods scheduled to expire periodically through fiscal 2019. Upon completion of the lease period, the Partnership guarantees that the fair value of the equipment will equal or exceed the guaranteed amount, or the Partnership will pay the lessor the difference. Although the fair value of equipment at the end of its lease term has historically exceeded the guaranteed amounts, the maximum potential amount of aggregate future payments the Partnership could be required to make under these leasing arrangements, assuming the equipment is deemed worthless at the end of the lease term, was $10,119 as of June 23, 2012. The fair value of residual value guarantees for outstanding operating leases was de minimis as of June 23, 2012 and September 24, 2011.

12. Pension Plans and Other Postretirement Benefits

The following table provides the components of net periodic benefit costs:

	Pension Benefits
	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Interest cost	$1,577	$1,706	$4,733	$5,117
Expected return on plan assets	(1,416)	(1,574)	(4,249)	(4,721)
Recognized net actuarial loss	1,318	1,180	3,953	3,540

Net periodic benefit cost	$1,479	$1,312	$4,437	$3,936

	Postretirement Benefits
	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Service cost	$2	$2	$5	$6
Interest cost	200	214	602	641
Amortization of prior service costs	(122)	(122)	(367)	(367)
Recognized net actuarial loss	—	(9)	—	(27)

Net periodic benefit cost	$80	$85	$240	$253

There are no projected minimum employer cash contribution requirements under ERISA laws for fiscal 2012 under our defined benefit pension plan. The projected annual contribution requirements related to the Partnership’s postretirement health care and life insurance benefit plan for fiscal 2012 is $1,669, of which $1,062 has been contributed during the nine months ended June 23, 2012.

13. Income Taxes

For federal income tax purposes, as well as for state income tax purposes in the majority of the states in which the Partnership operates, the earnings attributable to the Partnership, as a separate legal entity, and the Operating Partnership are not subject to income tax at the Partnership level. Rather, the taxable income or loss attributable to the Partnership, as a separate legal entity, and to the Operating Partnership, which may vary substantially from the income before income taxes, reported by the Partnership in the condensed consolidated statement of operations, are includable in the federal and state income tax returns of the individual partners. The aggregate difference in the basis of the Partnership’s net assets for financial and tax reporting purposes cannot be readily determined as the Partnership does not have access to information regarding each partner’s basis in the Partnership.

As described in Note 1, the earnings of the Corporate Entities are subject to corporate level federal and state income tax. However, based upon past performance, the Corporate Entities are currently reporting an income tax provision composed primarily of alternative minimum tax. A full valuation allowance has been provided against the deferred tax assets based upon an analysis of all available evidence, both negative and positive at the balance sheet date, which, taken as a whole, indicates that it is more likely than not that sufficient future taxable income will not be available to utilize the assets. Management’s periodic reviews include, among other things, the nature and amount of the taxable income and expense items, the expected timing of when assets will be used or liabilities will be required to be reported and the reliability of historical profitability of businesses expected to provide future earnings. Furthermore, management considered tax-planning strategies it could use to increase the likelihood that the deferred assets will be realized.

14. Segment Information

The Partnership manages and evaluates its operations in five operating segments, three of which are reportable segments: Propane, Fuel Oil and Refined Fuels and Natural Gas and Electricity. The chief operating decision maker evaluates performance of the operating segments using a number of performance measures, including gross margins and income before interest expense and provision for income taxes (operating profit). Costs excluded from these profit measures are captured in Corporate and include corporate overhead expenses not allocated to the operating segments. Unallocated corporate overhead expenses include all costs of back office support functions that are reported as general and administrative expenses within the condensed consolidated statements of operations. In addition, certain costs associated with field operations support that are reported in operating expenses within the condensed consolidated statements of operations, including purchasing, training and safety, are not allocated to the individual operating segments. Thus, operating profit for each operating segment includes only the costs that are directly attributable to the operations of the individual segment. The accounting policies of the operating segments are otherwise the same as those described in the summary of significant accounting policies Note in the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

The propane segment is primarily engaged in the retail distribution of propane to residential, commercial, industrial and agricultural customers and, to a lesser extent, wholesale distribution to large industrial end users. In the residential and commercial markets, propane is used primarily for space heating, water heating, cooking and clothes drying. Industrial customers use propane generally as a motor fuel burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines, to fire furnaces and as a cutting gas. In the agricultural markets, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

The fuel oil and refined fuels segment is primarily engaged in the retail distribution of fuel oil, diesel, kerosene and gasoline to residential and commercial customers for use primarily as a source of heat in homes and buildings.

The natural gas and electricity segment is engaged in the marketing of natural gas and electricity to residential and commercial customers in the deregulated energy markets of New York and Pennsylvania. Under this operating segment, the Partnership owns the relationship with the end consumer and has agreements with the local distribution companies to deliver the natural gas or electricity from the Partnership’s suppliers to the customer.

Activities in the “all other” category include the Partnership’s service business, which is primarily engaged in the sale, installation and servicing of a wide variety of home comfort equipment, particularly in the areas of heating and ventilation, and activities from the Partnership’s HomeTown Hearth & Grill and Suburban Franchising subsidiaries.

The following table presents certain relevant financial information by reportable segment and provides a reconciliation of total operating segment information to the corresponding consolidated amounts for the periods presented:

	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Revenues:
Propane	$142,681	$169,258	$666,796	$786,968
Fuel oil and refined fuels	17,533	22,528	92,262	124,448
Natural gas and electricity	12,119	16,691	51,878	68,348
All other	7,268	8,086	26,177	29,208

Total revenues	$179,601	$216,563	$837,113	$1,008,972

Operating income:
Propane	$25,270	$20,434	$139,251	$193,700
Fuel oil and refined fuels	(1,789)	(318)	4,142	14,437
Natural gas and electricity	1,416	1,789	5,759	10,409
All other	(4,029)	(3,433)	(10,358)	(8,947)
Corporate	(23,612)	(18,119)	(55,123)	(51,672)

Total operating income	(2,744)	353	83,671	157,927
Reconciliation to net income:
Loss on debt extinguishment	—	—	507	—
Interest expense, net	6,479	6,867	19,742	20,532
Provision for income taxes	100	273	(60)	737

Net income	$(9,323)	$(6,787)	$63,482	$136,658

Depreciation and amortization:
Propane	$5,142	$5,011	$14,997	$15,326
Fuel oil and refined fuels	1,433	1,378	2,595	2,691
Natural gas and electricity	79	225	382	672
All other	19	34	72	192
Corporate	1,799	3,022	5,860	7,423

Total depreciation and amortization	$8,472	$9,670	$23,906	$26,304

	As of
	June 23, 2012	September 24, 2011
Assets:
Propane	$685,576	$706,008
Fuel oil and refined fuels	38,765	44,973
Natural gas and electricity	14,599	18,675
All other	3,693	3,719
Corporate	153,431	183,084

Total assets	$896,064	$956,459

15. Recently Issued Accounting Pronouncements

In June 2011, the FASB issued an accounting standards update to provide guidance on increasing the prominence of items reported in other comprehensive income. This update eliminates the option to present components of other comprehensive income as part of the statement of partners’ capital and requires net income and the components of other comprehensive income be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Early adoption of this updated guidance is permitted, and it becomes effective retrospectively for fiscal years beginning after December 15, 2011, which will be the first quarter of the Partnership’s 2013 fiscal year. This update does not change the items that must be reported in other comprehensive income but will require the Partnership to change its historical practice of showing comprehensive income within the Statement of Partners’ Capital.

In September 2011, the FASB issued an accounting standards update allowing companies to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, as a result of the qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a more detailed two-step goodwill impairment test would be performed to identify a potential goodwill impairment and measure the amount of loss to be recognized, if any. The standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, which will be the Partnership’s 2013 fiscal year. Early adoption is permitted. The adoption of this standard is not expected to impact the Partnership’s financial position, results of operations or cash flows.

16. Subsequent Event – Acquisition of Inergy Propane

On August 1, 2012 (the “Acquisition Date”), the Partnership completed the acquisition of the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane LLC, and the assets of Inergy Sales and Service, Inc. (“Inergy Sales”). The acquired interests and assets are collectively referred to as “Inergy Propane.” As of the Acquisition Date, Inergy Propane consisted of the former retail propane assets and operations of Inergy, L.P. (“Inergy”).

The acquisition of Inergy Propane (the “Inergy Propane Acquisition”) was consummated pursuant to a definitive agreement dated April 25, 2012 with Inergy, Inergy GP, LLC and Inergy Sales, as amended (the “Contribution Agreement”). Prior to the Acquisition Date, Inergy Propane transferred its interest in certain subsidiaries, as well as all of its rights and interests in the assets and properties of its wholesale propane supply, marketing and distribution business, and its rights and interest in the assets and properties of its West Coast natural gas liquids business, to Inergy. These assets were not included as part of the Inergy Propane business at the time of the transfer of the membership interests in Inergy Propane to the Partnership and were not part of the Inergy Propane Acquisition. On the Acquisition Date, Inergy Propane and its remaining wholly-owned subsidiaries acquired became subsidiaries of the Partnership. The results of operations of Inergy Propane will be included in the Partnership’s results of operations beginning on the Acquisition Date.

Pursuant to the Contribution Agreement, the Partnership agreed to issue $600,000 in new common units in the aggregate to Inergy and Inergy Sales (the “Equity Consideration”). In accordance with the Contribution Agreement, the number of common units to be issued to Inergy and Inergy Sales in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of the Partnership’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units.

Also pursuant to the Contribution Agreement, the Partnership and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced an offer to exchange (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 issued by Inergy and Inergy Finance Corp., which had an aggregate principal amount outstanding of $1,200,000 (collectively, the “Inergy Notes”), for a combination of $1,000,000 in aggregate principal amount of new unsecured 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021 (collectively, the “SPH Notes”) issued by the Partnership and Suburban Energy Finance Corp. and up to $200,000 in cash to be paid to tendering noteholders (the “Exchange Offer Cash Consideration”). Pursuant to the Contribution Agreement, the Partnership was required to pay Inergy the difference, if any, between $200,000 and the actual Exchange Offer Cash Consideration paid in accordance with the terms of the Exchange Offers (such payment, the “Inergy Cash Consideration”). The Contribution Agreement provides that the Partnership will offer $65,000 in aggregate cash consent payments in connection with the Exchange Offers and that Inergy will pay $36,500 to the Partnership in cash on the Acquisition Date. The Exchange Offers expired and settled on August 1, 2012 (the “Settlement Date”). On the Settlement Date, the Partnership had received tenders and consents from holders representing approximately 98.09% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders and consents from holders representing approximately 99.74% of the total outstanding principal amount of the 2021 Inergy Notes. Based on the results of the Exchange Offers, the Exchange Offer Cash Consideration due to tendering Inergy noteholders was $184,761. The Inergy Cash Consideration was satisfied by the issuance of 308 common units to Inergy and therefore, when combined with the Equity Consideration, the Partnership issued 14,201 common units in the aggregate to Inergy and Inergy Sales on August 1, 2012. Inergy will subsequently distribute 14,058 of such common units to its unitholders and will retain 1% of such common units, or 143 common units.

On April 25, 2012, the Partnership received consents from the requisite lenders under the Amended Credit Agreement to enable it to incur additional indebtedness, make amendments to the Amended Credit Agreement to adjust certain covenants, and otherwise perform our obligations as contemplated by the Inergy Propane Acquisition. On August 1, 2012, the Operating Partnership executed an amendment to the Amended Credit Agreement to, among other things, provide for (i) a $250,000 senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in our revolving credit facility under the Amended Credit Agreement from $250,000 to $400,000. On the Acquisition Date, the Operating Partnership drew $225,000 on the 364-Day Facility, which, together with cash received from Inergy (pursuant to the Contribution Agreement) and cash on hand, was used to pay (i) the consent fees and the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition. The Partnership intends to repay such borrowings with an equity financing in the future, subject to market conditions.

The amendment to the Amended Credit Agreement also amended certain restrictive and affirmative covenants applicable to the Operating Partnership and the Partnership, as well as certain financial covenants, including (a) requiring the Partnership’s consolidated interest coverage ratio, as defined in the amendment, to be not less than 2.0 to 1.0 as of the end of any fiscal quarter; (b) prohibiting the total consolidated leverage ratio, as defined in the amendment, of the Partnership from being greater than 7.0 to 1.0 as of the end of any fiscal quarter. The minimum consolidated interest coverage ratio increases over time, and commencing with the second quarter of fiscal 2015, such minimum ratio will be 2.5 to 1.0. The maximum consolidated leverage ratio decreases over time, and commencing with the first quarter of fiscal 2015, such maximum ratio will be 4.75 to 1.0.

The preliminary fair value of the purchase price for Inergy Propane was $1,896,860, consisting of: (i) $1,075,043 of newly issued SPH Notes (with an aggregate par value of $1,000,000) and $184,761 in cash to tendering Inergy noteholders pursuant to the Exchange Offers; (ii) $65,000 in cash to the Inergy noteholders for the consent payments pursuant to the consent solicitations; (iii) $590,027 of new Suburban common units (consisting of 14,201 common units), which will be distributed to Inergy and Inergy Sales, all but $5,942 (consisting of 143 common units) of which will subsequently be distributed by Inergy to its unitholders; and (iv) reduced by the $17,971 of cash received from Inergy on the Acquisition Date, pursuant to the Contribution Agreement (the cash consideration received from Inergy includes the $36,500 discussed above, and is net of amounts owed to Inergy by the Partnership at the Acquisition Date).

The Inergy Propane Acquisition is consistent with key elements of the Partnership’s strategy for operational growth, which is to focus on businesses with a relatively steady cash flow that will extend the Partnership’s presence in strategically attractive markets, complement its existing business segments or provide an opportunity to diversify its operations with other energy-related assets. For the year ended September 30, 2011, Inergy Propane sold approximately 325,600 gallons of propane and 39,000 gallons of fuel oil and refined fuels to its retail customers in 33 states.

The following presents unaudited pro forma combined financial information as if the Inergy Propane Acquisition had occurred on September 26, 2010, the first day of the Partnership’s 2011 fiscal year:

	For the three months ended		For the nine months ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Revenues	$307,679	$373,168	$1,582,831	$1,919,357
Net (loss) income	$(46,428)	$(53,043)	$61,759	$203,618
(Loss) income per unit
Basic	$(0.93)	$(1.07)	$1.24	$4.10
Diluted	$(0.93)	$(1.07)	$1.24	$4.08

The unaudited pro forma combined financial information reflect Inergy Propane’s historical operating results after giving effect to adjustments directly attributable to the transaction that are expected to have a continuing effect. The unaudited pro forma combined financial information is not necessarily indicative of the results that would have occurred had the Inergy Propane Acquisition occurred on the date indicated nor is it necessarily indicative of future operating results.

In accordance with the Contribution Agreement, the Partnership and Inergy entered into a transition services agreement (the “TSA”) whereby Inergy will provide certain services to the Partnership. The principal services include general business continuity, information technology, accounting, tax and administrative services. Services under the TSA will be provided through the expiration of the term relating to each service or until such time as mutually agreed by the parties. Amounts associated with the services were not material.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition and results of operations of the Partnership as of and for the three and nine months ended June 23, 2012. The discussion should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical consolidated financial statements and notes thereto included in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Executive Overview

The following are factors that regularly affect our operating results and financial condition. In addition, our business is subject to the risks and uncertainties described in Item 1A included in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Subsequent Event – Acquisition of Inergy Propane

On August 1, 2012 (the “Acquisition Date”), we completed the acquisition of the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane LLC, and the assets of Inergy Sales and Service, Inc. The acquired interests and assets are collectively referred to as “Inergy Propane.” As of the Acquisition Date, Inergy Propane consisted of the former retail propane assets and operations of Inergy, L.P. See Note 16. Subsequent Event – Acquisition of Inergy Propane in Item 1.

Product Costs and Supply

The level of profitability in our retail propane, fuel oil, natural gas and electricity businesses is largely dependent on the difference between retail sales price and product cost. The unit cost of our products, particularly propane, fuel oil and natural gas, is subject to volatility as a result of supply and demand dynamics or other market conditions, including, but not limited to, economic and political factors impacting crude oil and natural gas supply or pricing. We enter into product supply contracts that are generally one-year agreements subject to annual renewal, and also purchase product on the open market. We attempt to reduce price risk by pricing product on a short-term basis. Our propane supply contracts typically provide for pricing based upon index formulas using the posted prices established at major supply points such as Mont Belvieu, Texas, or Conway, Kansas (plus transportation costs) at the time of delivery.

On August 1, 2012 we entered into a supply agreement with Inergy Services, a subsidiary of Inergy, L.P. to acquire propane through April 2013. The supply agreement provides for pricing based upon index formulas using posted prices established at major supply points such as those discussed above (plus transportation costs) at the time of delivery. We believe that if supplies from Inergy Services were interrupted, we would be able to secure adequate propane supplies from other sources without a material disruption of our operations.

To supplement our annual purchase requirements, we may utilize forward fixed price purchase contracts to acquire a portion of the propane that we resell to our customers, which allows us to manage our exposure to unfavorable changes in commodity prices and to assure adequate physical supply. The percentage of contract purchases, and the amount of supply contracted for under forward contracts at fixed prices, will vary from year to year based on market conditions.

Product cost changes can occur rapidly over a short period of time and can impact profitability. There is no assurance that we will be able to pass on product cost increases fully or immediately, particularly when product costs increase rapidly. Therefore, average retail sales prices can vary significantly from year to year as product costs fluctuate with propane, fuel oil, crude oil and natural gas commodity market conditions. In addition, in periods of sustained higher commodity prices, retail sales volumes can be negatively impacted by customer conservation efforts.

Seasonality

The retail propane and fuel oil distribution businesses, as well as the natural gas marketing business, are seasonal because these fuels are primarily used for heating in residential and commercial buildings. Historically, approximately two-thirds of our retail propane volume is sold during the six-month peak heating season from October through March. The fuel oil business tends to experience greater seasonality given its more limited use for space heating and approximately three-fourths of our fuel oil volumes are sold between October and March. Consequently, sales and operating profits are concentrated in our first and second fiscal quarters. Cash flows from operations, therefore, are greatest during the second and third fiscal quarters when customers pay for product purchased during the winter heating season. We expect lower operating profits and either net losses or lower net income during the period from April through September (our third and fourth fiscal quarters). To the extent necessary, we will reserve cash from the second and third quarters for distribution to holders of our Common Units in the fourth quarter and following fiscal year first quarter.

Weather

Weather conditions have a significant impact on the demand for our products, in particular propane, fuel oil and natural gas, for both heating and agricultural purposes. Many of our customers rely heavily on propane, fuel oil or natural gas as a heating source. Accordingly, the volume sold is directly affected by the severity of the winter weather in our service areas, which can vary substantially from year to year. In any given area, sustained warmer than normal temperatures will tend to result in reduced propane, fuel oil and natural gas consumption, while sustained colder than normal temperatures will tend to result in greater consumption. We experienced unseasonably warmer than normal temperatures throughout most of our service territories during the fiscal 2012 heating season, including some of the warmest temperatures on record, which resulted in significantly reduced customer consumption and therefore, lower volumes sold during the first nine months of fiscal 2012, compared to the same period in the prior fiscal year.

Hedging and Risk Management Activities

We engage in hedging and risk management activities to reduce the effect of price volatility on our product costs and to ensure the availability of product during periods of short supply. We enter into propane forward and option agreements with third parties, and use fuel oil and crude oil futures and option contracts traded on the New York Mercantile Exchange (“NYMEX”), to purchase and sell propane, fuel oil and crude oil at fixed prices in the future. The majority of the futures, forward and option agreements are used to hedge price risk associated with our propane and fuel oil physical inventory, as well as, in certain instances, forecasted purchases of propane and fuel oil. Forward contracts are generally settled physically at the expiration of the contract whereas futures and option contracts are generally settled in cash at the expiration of the contract. Although we use derivative instruments to reduce the effect of price volatility associated with priced physical inventory and forecasted transactions, we do not use derivative instruments for speculative trading purposes. Risk management activities are monitored by an internal Commodity Risk Management Committee, made up of five members of management and reporting to our Audit Committee, through enforcement of our Hedging and Risk Management Policy.

Critical Accounting Policies and Estimates

Our significant accounting policies are summarized in Note 2, “Summary of Significant Accounting Policies,” included within the Notes to Consolidated Financial Statements section of our Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring management to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We are also subject to risks and uncertainties that may cause actual results to differ from estimated results. Estimates are used when accounting for self-insurance and litigation reserves, pension and other post-retirement benefit liabilities and costs, valuation of derivative instruments, asset valuation assessments, depreciation and amortization of long-lived assets, asset impairment assessments, tax valuation allowances, and allowances for doubtful accounts. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any effects on our financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known to us. Management has reviewed these critical accounting estimates and related disclosures with the Audit Committee of our Board of Supervisors.

Results of Operations and Financial Condition

Consistent with the seasonal nature of the propane and fuel oil businesses, we typically experience a net loss in the third quarter. Net loss for the three months ended June 23, 2012 was $9.3 million, or $0.26 per Common Unit, compared to a net loss of $6.8 million, or $0.19 per Common Unit, in the prior year third quarter. Net loss for the fiscal 2012 third quarter included $5.9 million in acquisition-related costs associated with the aforementioned acquisition of Inergy Propane. Excluding the effects of the acquisition-related costs from the fiscal 2012 third quarter, as well as the unrealized (non-cash) mark-to-market adjustments on derivative instruments used in risk management activities in both quarters, Adjusted EBITDA amounted to $3.5 million for the fiscal 2012 third quarter, compared to Adjusted EBITDA of $10.3 million in the prior year third quarter.

Retail propane gallons sold in the third quarter of fiscal 2012 decreased approximately 5.6 million gallons, or 10.3%, to 49.0 million gallons compared to 54.6 million gallons in the prior year third quarter. Sales of fuel oil and other refined fuels decreased approximately 1.3 million gallons, or 23.2%, to 4.3 million gallons during the third quarter of fiscal 2012, compared to 5.6 million gallons in the prior year third quarter. The most significant factor impacting volumes in both segments during the third quarter of fiscal 2012 was a near-record warm April 2012, which added to the effects of a record warm second quarter of fiscal 2012, across the Partnership’s service territories. The month of April 2012 was the third warmest on record for the contiguous United States, according to the National Oceanic and Atmospheric Administration, which has been keeping records since 1895. Average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the third quarter of fiscal 2012 were 16% warmer than both normal and the prior year third quarter.

Revenues of $179.6 million decreased $37.0 million, or 17.1%, compared to the prior year third quarter, primarily due to lower volumes sold and, to a lesser extent, lower average selling prices in the propane segment attributable to lower wholesale propane costs. Average posted prices for propane and fuel oil during the fiscal 2012 third quarter were 34.8% and 5.0% lower, respectively, compared to the prior year third quarter.

Cost of products sold for the third quarter of fiscal 2012 of $88.8 million decreased $36.4 million, or 29.1%, compared to $125.2 million in the prior year third quarter. Cost of products sold in the third quarter of fiscal 2012 included an $8.2 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.3 million unrealized (non-cash) loss in the prior year third quarter. These unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $79.1 million for the third quarter of fiscal 2012 were $2.3 million, or 2.8%, lower than the prior year third quarter, primarily due to continued savings in payroll and benefit related expenses and lower variable compensation attributable to lower earnings.

Once again, we funded all working capital requirements with cash on hand without the need to borrow under our working capital facility and ended the third quarter of fiscal 2012 with $115.8 million of cash. On July 18, 2012, we announced that our Board of Supervisors had declared a quarterly distribution of $0.8525 per Common Unit for the three months ended June 23, 2012. On an annualized basis, this distribution rate equates to $3.41 per Common Unit. The $0.8525 per Common Unit distribution will be paid on August 7, 2012 to Common Unitholders of record as of July 31, 2012.

Our anticipated cash requirements for the remainder of fiscal 2012 include: (i) maintenance and growth capital expenditures of approximately $7.6 million; (ii) interest payments of approximately $10.5 million; and (iii) cash distributions of approximately $30.3 million to our Common Unitholders based on the current quarterly distribution rate of $0.8525 per Common Unit. As of June 23, 2012, there was $115.8 million of cash on the balance sheet, and unused borrowing capacity under our Revolving Credit Facility of $103.1 million, after considering outstanding letters of credit of $46.9 million, but before taking into consideration the increased credit capacity under the August 1, 2012 amendment to our Amended Credit Agreement (See Note 16. Subsequent Event – Acquisition of Inergy Propane in Item 1). In connection with the Inergy Propane Acquisition, on August 1, 2012 we borrowed $225.0 million under our 364-Day Facility, which, together with approximately $18.0 million of cash received from Inergy (pursuant to the Contribution Agreement) and approximately $41.0 million of cash on hand, was used to pay the consent fees and the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition. The Partnership intends to repay such borrowings with an equity financing in the future, subject to market conditions.

Three Months Ended June 23, 2012 Compared to Three Months Ended June 25, 2011

Revenues

(Dollars in thousands)	Three Months Ended
	June 23, 2012	June 25, 2011	(Decrease)	Percent (Decrease)
Revenues
Propane	$142,681	$169,258	$(26,577)	(15.7%)
Fuel oil and refined fuels	17,533	22,528	(4,995)	(22.2%)
Natural gas and electricity	12,119	16,691	(4,572)	(27.4%)
All other	7,268	8,086	(818)	(10.1%)

Total revenues	$179,601	$216,563	$(36,962)	(17.1%)

Total revenues decreased $37.0 million, or 17.1%, to $179.6 million for the third quarter of fiscal 2012 compared to $216.6 million for the prior year third quarter primarily due to lower volumes sold, and to a lesser extent, lower propane average selling prices. The decline in sales volumes was primarily due to the unfavorable impact of warmer average temperatures during the third quarter of fiscal 2012, principally in the month of April 2012, compared to the same period in the prior year fiscal year. Average temperatures across our service territories for the third quarter of fiscal 2012 were 16% warmer than both normal and the prior year third quarter. For the month of April 2012, average temperatures across our service territories were 15% warmer than normal and 18% warmer than April 2011.

Revenues from the distribution of propane and related activities of $142.7 million for the third quarter of fiscal 2012 decreased approximately $26.6 million, or 15.7%, compared to $169.3 million in the prior year third quarter, primarily due to lower volumes sold, and to a lesser extent, lower average selling prices attributable to lower wholesale product costs. Retail propane gallons sold in the third quarter of fiscal 2012 decreased 5.6 million gallons, or 10.3%, to 49.0 million gallons from 54.6 million gallons in the prior year third quarter. Average propane selling prices for the third quarter of fiscal 2012 decreased 8.5% compared to the prior year third quarter due to lower product costs. Included within the propane segment are revenues from other propane activities of $14.6 million for the third quarter of fiscal 2012, which increased $1.4 million compared to the prior year third quarter.

Revenues from the distribution of fuel oil and refined fuels of $17.5 million for the third quarter of fiscal 2012 decreased $5.0 million, or 22.2%, from $22.5 million in the prior year third quarter, primarily due to lower volumes sold. Fuel oil and refined fuels gallons sold in the third quarter of fiscal 2012 decreased 1.3 million gallons, or 23.3%, to 4.3 million gallons from 5.6 million gallons in the prior year third quarter. Average selling prices in our fuel oil and refined fuels segment in the third quarter of fiscal 2012 were relatively flat compared to the prior year third quarter.

Revenues in our natural gas and electricity segment decreased $4.6 million, or 27.4%, to $12.1 million in the third quarter of fiscal 2012 compared to $16.7 million in the prior year third quarter as a result of lower natural gas and electricity volumes sold, which was primarily attributable to the warm weather discussed above.

Cost of Products Sold

(Dollars in thousands)	Three Months Ended			Percent
	June 23, 2012	June 25, 2011	(Decrease) / Increase	(Decrease) / Increase
Cost of products sold
Propane	$64,286	$93,921	$(29,635)	(31.6%)
Fuel oil and refined fuels	14,283	16,956	(2,673)	(15.8%)
Natural gas and electricity	7,903	12,169	(4,266)	(35.1%)
All other	2,304	2,129	175	8.2%

Total cost of products sold	$88,776	$125,175	$(36,399)	(29.1%)

As a percent of total revenues	49.4%	57.8%

The cost of products sold reported in the condensed consolidated statements of operations represents the weighted average unit cost of propane and fuel oil and refined fuels sold, including transportation costs to deliver product from our supply points to storage or to our customer service centers. Cost of products sold also includes the cost of natural gas and electricity, as well as the cost of appliances and related parts sold or installed by our customer service centers computed on a basis that approximates the average cost of the products. Unrealized (non-cash) gains or losses from changes in the fair value of derivative instruments that are not designated as cash flow hedges are recorded in each quarterly reporting period within cost of products sold. Cost of products sold is reported exclusive of any depreciation and amortization; these amounts are reported separately within the condensed consolidated statements of operations.

Given the retail nature of our operations, we maintain a certain level of priced physical inventory to ensure our field operations have adequate supply commensurate with the time of year. Our strategy has been, and will continue to be, to keep our physical inventory priced relatively close to market for our field operations. Consistent with past practices, we principally utilize futures and/or options contracts traded on the NYMEX to mitigate the price risk associated with our priced physical inventory. Under this risk management strategy, realized gains or losses on futures or options contracts, which are reported in cost of products sold, will typically offset losses or gains on the physical inventory once the product is sold (which may or may not occur in the same accounting period). We do not use futures or options contracts, or other derivative instruments, for speculative trading purposes.

Average posted prices for propane and fuel oil in the third quarter of fiscal 2012 were 34.8% and 5.0%, respectively, lower than the prior year third quarter. Total cost of products sold decreased $36.4 million, or 29.1%, to $88.8 million in the third quarter of fiscal 2012 compared to $125.2 million in the prior year third quarter, primarily due to lower volumes sold and lower product costs. In addition, the net change in the fair value of derivative instruments resulted in an unrealized (non-cash) gain of $8.2 million in the third quarter of fiscal 2012 and an unrealized (non-cash) loss of $0.3 million in the third quarter of fiscal 2011, resulting in a decrease of $8.5 million in cost of products sold in the third quarter of fiscal 2012 compared to the prior year third quarter. The net change in the fair value of derivative instruments during the third quarter of fiscal 2012 and 2011 had a de minimis impact on the fuel oil segment; therefore, the aforementioned changes in cost of products sold were reported in the propane segment.

Cost of products sold associated with the distribution of propane and related activities of $64.3 million for the third quarter of fiscal 2012 decreased $29.6 million, or 31.6%, compared to the prior year third quarter. Lower average propane costs and lower propane volumes sold resulted in a decrease of $12.1 million and $9.3 million, respectively, in cost of products sold during the third quarter of fiscal 2012 compared to the prior year third quarter. Cost of products sold from other propane activities increased $0.3 million in the third quarter of fiscal 2012 compared to the prior year third quarter.

Cost of products sold associated with our fuel oil and refined fuels segment of $14.3 million for the third quarter of fiscal 2012 decreased $2.7 million, or 15.8%, compared to the prior year third quarter. Lower fuel oil and refined fuels volumes sold resulted in a decrease of $3.9 million in cost of products sold during the third quarter of fiscal 2012 compared to the prior year third quarter. The impact of the decrease in volumes sold was partially offset by higher average fuel oil and refined fuels costs as a result of higher wholesale product costs experienced in the first half of fiscal 2012, which resulted in a $1.2 million increase in cost of products sold during the third quarter of fiscal 2012 compared to the prior year third quarter.

Cost of products sold in our natural gas and electricity segment of $7.9 million for the third quarter of fiscal 2012 decreased $4.3 million, or 35.1%, compared to the prior year third quarter, primarily due to lower natural gas and electricity volumes sold.

For the third quarter of fiscal 2012, total cost of products sold as a percent of total revenues decreased 8.4 percentage points to 49.4% from 57.8% in the prior year third quarter. The decrease in cost of products sold as a percentage of revenues was primarily attributable to the decline in propane wholesale product costs, as well as from the impact of the net change in the fair value of derivative instruments discussed above.

Operating Expenses

(Dollars in thousands)	Three Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Operating expenses	$65,369	$68,747	$(3,378)	(4.9%)
As a percent of total revenues	36.4%	31.7%

All costs of operating our retail distribution and appliance sales and service operations are reported within operating expenses in the condensed consolidated statements of operations. These operating expenses include the compensation and benefits of field and direct operating support personnel, costs of operating and maintaining our vehicle fleet, overhead and other costs of our purchasing, training and safety departments and other direct and indirect costs of operating our customer service centers.

Operating expenses of $65.4 million in the third quarter of fiscal 2012 decreased $3.3 million, or 4.9%, compared to $68.7 million in the prior year third quarter as a result of lower payroll and benefit related expenses resulting from a lower headcount and operating efficiencies, as well as lower bad debt expense and insurance costs.

General and Administrative Expenses

(Dollars in thousands)	Three Months Ended
	June 23,	June 25,		Percent
	2012	2011	Increase	Increase
General and administrative expenses	$13,778	$12,618	$1,160	9.2%
As a percent of total revenues	7.7%	5.8%

All costs of our back office support functions, including compensation and benefits for executives and other support functions, as well as other costs and expenses to maintain finance and accounting, treasury, legal, human resources, corporate development and the information systems functions are reported within general and administrative expenses in the condensed consolidated statements of operations.

General and administrative expenses of $13.8 million for third quarter of fiscal 2012 increased $1.2 million compared to $12.6 million in the prior year third quarter, primarily due to higher professional services and other fees principally related to our Tri-Annual Meeting of Unitholders in May 2012.

Acquisition-related Costs

During the third quarter of fiscal 2012 we recorded acquisition-related costs of $5.9 million related to the acquisition of Inergy Propane (See Note 16. Subsequent Event – Acquisition of Inergy Propane). These costs were primarily attributable to investment banker, legal, accounting and other consulting fees.

Depreciation and Amortization

(Dollars in thousands)	Three Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Depreciation and amortization	$8,472	$9,670	$(1,198)	(12.4%)
As a percent of total revenues	4.7%	4.5%

Depreciation and amortization expense of $8.5 million for the third quarter of fiscal 2012 decreased $1.2 million compared to $9.7 million in the prior year third quarter, primarily as a result of accelerated depreciation expense recorded in the prior year third quarter for vehicles taken out of service.

Interest Expense, net

(Dollars in thousands)	Three Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Interest expense, net	$6,479	$6,867	$(388)	(5.7%)
As a percent of total revenues	3.6%	3.2%

Net interest expense of $6.5 million for the third quarter of fiscal 2012 decreased $0.4 million compared to $6.9 million in the prior year third quarter, primarily due to a decrease in the interest rate on borrowings under our revolving credit facility as a result of the amendment to the credit agreement that was executed on January 5, 2012. See Liquidity and Capital Resources below for additional discussion on the amendment to the credit agreement.

Net Loss and EBITDA

Net loss for the third quarter of fiscal 2012 amounted to $9.3 million, or $0.26 per Common Unit, compared to net loss of $6.8 million, or $0.19 per Common Unit, in the prior year third quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the third quarter of fiscal 2012 amounted to $5.7 million, compared to $10.0 million in the prior year third quarter. Adjusted EBITDA, as calculated below, amounted to $3.5 million for the third quarter of fiscal 2012 compared to $10.3 million in the prior year third quarter.

EBITDA represents income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain items as provided in the table below. Our management uses EBITDA as a measure of liquidity and we disclose it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

(Dollars in thousands)	Three Months Ended
	June 23,	June 25,
	2012	2011
Net (loss)	$(9,323)	$(6,787)
Add:
Provision for income taxes	100	273
Interest expense, net	6,479	6,867
Depreciation and amortization	8,472	9,670

EBITDA	5,728	10,023
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(8,218)	313
Acquisition-related costs	5,950	—

Adjusted EBITDA	3,460	10,336
Add (subtract):
Provision for income taxes	(100)	(273)
Interest expense, net	(6,479)	(6,867)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	8,218	(313)
Acquisition-related costs	(5,950)	—
Compensation cost recognized under Restricted Unit Plans	911	737
(Gain) loss on disposal of property, plant and equipment, net	(35)	67
Changes in working capital and other assets and liabilities	56,177	56,316

Net cash provided by operating activities	$56,202	$60,003

Nine Months Ended June 23, 2012 Compared to Nine Months Ended June 25, 2011

Revenues

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Revenues
Propane	$666,796	$786,968	$(120,172)	(15.3%)
Fuel oil and refined fuels	92,262	124,448	(32,186)	(25.9%)
Natural gas and electricity	51,878	68,348	(16,470)	(24.1%)
All other	26,177	29,208	(3,031)	(10.4%)

Total revenues	$837,113	$1,008,972	$(171,859)	(17.0%)

Total revenues decreased $171.9 million, or 17.0%, to $837.1 million for the first nine months of fiscal 2012 compared to $1,009.0 million for the first nine months of the prior year due to lower volumes sold. The decline in sales volumes was primarily due to the unfavorable impact of significantly warmer average temperatures during the first nine months of fiscal 2012 compared to the first nine months of the prior year, coupled with the negative impact of customer conservation efforts attributable to the high commodity price environment and ongoing sluggish economic conditions. Average temperatures across our service territories for the first nine months of fiscal 2012 were 14% warmer than both normal and the comparable period in the prior year. Record warm temperatures were experienced throughout much of the northeast and significantly warmer than normal temperatures were reported throughout the east coast. Average temperatures in the northeast and southeast regions for the first nine months of fiscal 2012 were 18% and 27%, respectively, warmer than the first nine months of the prior year.

Revenues from the distribution of propane and related activities of $666.8 million for the first nine months of fiscal 2012 decreased $120.2 million, or 15.3%, compared to $787.0 million for the first nine months of the prior year, primarily due to lower volumes sold. Retail propane gallons sold in the first nine months of fiscal 2012 decreased 41.7 million gallons, or 16.4%, to 213.2 million gallons from 254.9 million gallons in the first nine months of the prior year. The volume decline was more pronounced within our residential customer base as the impact of weather has a greater effect on our residential customers’ propane consumption since the primary use of propane during the winter is for space heating. Average propane selling prices for the first nine months of fiscal 2012 were flat compared to the first nine months of the prior year. Included within the propane segment are revenues from other propane activities of $55.7 million for the first nine months of fiscal 2012, which decreased $3.3 million compared to the first nine months of the prior year.

Revenues from the distribution of fuel oil and refined fuels of $92.3 million for the first nine months of fiscal 2012 decreased $32.2 million, or 25.9%, from $124.4 million in the first nine months of the prior year, primarily due to lower volumes sold, partially offset by higher average selling prices associated with higher wholesale product costs. Fuel oil and refined fuels gallons sold in the first nine months of fiscal 2012 decreased 10.7 million gallons, or 32.1%, to 22.6 million gallons from 33.3 million gallons in the first nine months of the prior year. Average selling prices in our fuel oil and refined fuels segment in the first nine months of fiscal 2012 increased 8.8% compared to the first nine months of the prior year due to higher product costs.

Revenues in our natural gas and electricity segment decreased $16.4 million, or 24.1%, to $51.9 million in the first nine months of fiscal 2012 compared to $68.3 million in the first nine months of the prior year as a result of lower natural gas and electricity volumes sold, which was primarily attributable to the unseasonably warm weather in the northeast, discussed above.

Cost of Products Sold

(Dollars in thousands)	Nine Months Ended			Percent
	June 23,	June 25,	(Decrease) /	(Decrease) /
	2012	2011	Increase	Increase
Cost of products sold
Propane	$364,793	$425,808	$(61,015)	(14.3%)
Fuel oil and refined fuels	72,435	88,433	(15,998)	(18.1%)
Natural gas and electricity	35,411	49,803	(14,392)	(28.9%)
All other	8,112	7,467	645	8.6%

Total cost of products sold	$480,751	$571,511	$(90,760)	(15.9%)

As a percent of total revenues	57.4%	56.6%

Average posted prices for propane for the first nine months of fiscal 2012 were 11.5% lower than the comparable period in the prior year, and average fuel oil prices for the first nine months of fiscal 2012 were 9.8%, higher than the comparable period in prior year. Total cost of products sold decreased $90.7 million, or 15.9%, to $480.8 million in the first nine months of fiscal 2012 compared to $571.5 million in the first nine months of the prior year due to lower volumes sold, and to a lesser extent, lower propane average product costs, partially offset by higher fuel oil average product costs. The net change in the fair value of derivative instruments resulted in unrealized (non-cash) gains reported in cost of product sold of $7.2 million and $2.2 million during the first nine months of fiscal 2012 and 2011, respectively, resulting in a decrease of $5.0 million in cost of products sold in the first nine months of fiscal 2012 compared to the first nine months of the prior year ($6.5 million decrease and $1.5 million increase in cost of products sold reported in the propane segment and fuel oil and refined fuels segment, respectively).

Cost of products sold associated with the distribution of propane and related activities of $364.8 million for the first nine months of fiscal 2012 decreased $61.0 million, or 14.3%, compared to the first nine months of the prior year. Lower propane volumes sold resulted in a decrease of $65.1 million in cost of products sold during the first nine months of fiscal 2012 compared to the first nine months of the prior year. The impact of the decrease in volumes sold was partially offset by higher average propane costs, which resulted in an $11.2 million increase in cost of products sold during the first nine months of fiscal 2012 compared to the first nine months of the prior year. Cost of products sold from other propane activities decreased $0.6 million in the first nine months of fiscal 2012 compared to the first nine months of the prior year.

Cost of products sold associated with our fuel oil and refined fuels segment of $72.4 million for the first nine months of fiscal 2012 decreased $16.0 million, or 18.1%, compared to the first nine months of the prior year. Lower fuel oil and refined fuels volumes sold resulted in a decrease of $26.9 million in cost of products sold during the first nine months of fiscal 2012 compared to the first nine months of the prior year. The impact of the decrease in volumes sold was partially offset by higher average fuel oil and refined fuels costs, which resulted in a $9.4 million increase in cost of products sold during the first nine months of fiscal 2012 compared to the first nine months of the prior year.

Cost of products sold in our natural gas and electricity segment of $35.4 million for the first nine months of fiscal 2012 decreased $14.4 million, or 28.9%, compared to the first nine months of the prior year, primarily due to lower natural gas and electricity volumes sold.

For the first nine months of fiscal 2012, total cost of products sold as a percent of total revenues increased 0.8 percentage points to 57.4% from 56.6% in the first nine months of the prior year. The increase in cost of products sold as a percentage of revenues was primarily attributable to sales volume mix as the more weather-sensitive higher margin residential customer base was the primary contributor to lower volumes sold.

Operating Expenses

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Operating expenses	$202,604	$213,831	$(11,227)	(5.3%)
As a percent of total revenues	24.2%	21.2%

Operating expenses of $202.6 million for the first nine months of fiscal 2012 decreased $11.2 million, or 5.3%, compared to $213.8 million in the first nine months of the prior year as a result of lower payroll and benefit related expenses resulting from a lower headcount and operating efficiencies, as well as lower bad debt expense and insurance costs. These savings were partially offset by an increase in fuel costs for operating our fleet.

General and Administrative Expenses

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,		Percent
	2012	2011	Increase	Increase
General and administrative expenses	$40,231	$37,399	$2,832	7.6%
As a percent of total revenues	4.8%	3.7%

General and administrative expenses of $40.2 million for the first nine months of fiscal 2012 increased approximately $2.8 million compared to $37.4 million in the first nine months of the prior year. General and administrative expenses for the first nine months of fiscal 2012 included a $2.1 million non-cash charge from a loss on disposal of an asset used in our natural gas and electricity business. General and administrative expenses for the first nine months of fiscal 2011 included a $2.5 million gain on sale of assets. Excluding the impact of these items, general and administrative expenses decreased $1.8 million primarily due to lower variable compensation associated with lower earnings.

Acquisition-related Costs

During the first nine months of fiscal 2012 we recorded acquisition-related costs of $5.9 million related to the acquisition of Inergy Propane (See Note 16. Subsequent Event – Acquisition of Inergy Propane). These costs were primarily attributable to investment banker, legal, accounting and other consulting fees.

Severance Charges

During the first nine months of fiscal 2011 we recorded severance charges of $2.0 million related to the realignment of our regional operating footprint in response to the persistent and foreseeable challenges affecting the industry as a whole. The steps taken were made possible as a result of our technology infrastructure and the talent within the organization.

Depreciation and Amortization

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Depreciation and amortization	$23,906	$26,304	$(2,398)	(9.1%)
As a percent of total revenues	2.9%	2.6%

Depreciation and amortization expense of $23.9 million for the first nine months of fiscal 2012 decreased $2.4 million compared to $26.3 million in the first nine months of the prior year, primarily as a result of accelerated depreciation expense recorded in the prior year period for vehicles taken out of service.

Interest Expense, net

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,		Percent
	2012	2011	(Decrease)	(Decrease)
Interest expense, net	$19,742	$20,532	$(790)	(3.8%)
As a percent of total revenues	2.4%	2.0%

Net interest expense of $19.7 million for the first nine months of fiscal 2012 decreased $0.8 million compared to $20.5 million in the first nine months of the prior year, primarily due to a decrease in the interest rate on borrowings under our revolving credit facility as a result of the amendment to the credit agreement that was executed on January 5, 2012. See Liquidity and Capital Resources below for additional discussion on the amendment to the credit agreement.

Loss on Debt Extinguishment

In connection with the execution of the amendment of our credit agreement, we recognized a non-cash charge of $0.5 million to write-off a portion of unamortized debt origination costs during the first nine months of fiscal 2012. See Liquidity and Capital Resources below for additional discussion on the amendment to the credit agreement.

Net Income and EBITDA

Net income for the first nine months of fiscal 2012 amounted to $63.5 million, or $1.78 per Common Unit, compared to net income of $136.7 million, or $3.85 per Common Unit, in the first nine months of the prior year. EBITDA for the first nine months of fiscal 2012 and 2011 amounted to $107.1 million and $184.2 million, respectively. Adjusted EBITDA for the first nine months of fiscal 2012 and 2011 amounted to $108.4 million and $184.0 million, respectively.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,
	2012	2011
Net income	$63,482	$136,658
Add:
(Benefit from) provision for income taxes	(60)	737
Interest expense, net	19,742	20,532
Depreciation and amortization	23,906	26,304

EBITDA	107,070	184,231
Unrealized (non-cash) (gains) on changes in fair value of derivatives	(7,170)	(2,237)
Loss on debt extinguishment	507	—
Loss on asset disposal	2,078	—
Severance charges	—	2,000
Acquisition-related costs	5,950	—

Adjusted EBITDA	108,435	183,994

(Dollars in thousands)	Nine Months Ended
	June 23,	June 25,
	2012	2011
Add (subtract):
Benefit from (provision for) income taxes	60	(737)
Interest expense, net	(19,742)	(20,532)
Unrealized (non-cash) gains on changes in fair value of derivatives	7,170	2,237
Severance charges	—	(2,000)
Acquisition-related costs	(5,950)	—
Compensation cost recognized under Restricted Unit Plans	3,261	3,136
(Gain) on disposal of property, plant and equipment, net	(246)	(2,844)
Changes in working capital and other assets and liabilities	(19,738)	(53,413)

Net cash provided by operating activities	$73,250	$109,841

Liquidity and Capital Resources

Analysis of Cash Flows

Operating Activities. Net cash provided by operating activities for the first nine months of fiscal 2012 was $73.3 million, compared to net cash provided by operating activities of $109.8 million for the first nine months of the prior year. The decrease in net cash provided by operating activities was primarily attributable to a decrease in earnings in the first nine months of fiscal 2012 compared to the first nine months of the prior year, partially offset by a reduction in working capital requirements as a result of the decline in sales volumes.

Investing Activities. Net cash used in investing activities of $12.0 million for the first nine months of fiscal 2012 consisted of capital expenditures of $14.4 million (including $7.9 million for maintenance expenditures and $6.5 million to support the growth of operations), partially offset by $2.4 million in net proceeds from the sale of property, plant and equipment. Net cash used in investing activities of $14.9 million for the first nine months of fiscal 2011 consisted of capital expenditures of $17.2 million (including $7.4 million for maintenance expenditures and $9.8 million to support the growth of operations), and a business acquisition of $3.2 million, partially offset by $5.5 million in net proceeds from the sale of property, plant and equipment.

Financing Activities. Net cash used in financing activities for the first nine months of fiscal 2012 of $95.0 million reflects the quarterly distribution to Common Unitholders at a rate of $0.8525 per Common Unit paid in respect of the fourth quarter of fiscal 2011, and the first and second quarters of fiscal 2012. With the execution of the amendment of our credit agreement on January 5, 2012, we rolled the $100.0 million then-outstanding under the revolving credit facility of the previous credit agreement into the Revolving Credit Facility (defined below) of the Amended Credit Agreement (defined below). This resulted in the repayment of the $100.0 million then-outstanding under the Revolving Credit Facility of the previous credit agreement with proceeds from borrowings under the Revolving Credit Facility of the amended credit agreement. In addition, financing activities for the first nine months of fiscal 2012 also reflects the payment of $4.2 million in debt origination costs, consisting of $2.4 million in debt origination costs associated with the aforementioned credit agreement amendment and $1.8 million in debt origination costs associated with the issuance of new senior notes in connection with the acquisition of Inergy Propane. See Summary of Long-Term Debt Obligations and Revolving Credit Lines below for additional discussion.

Net cash used in financing activities for the first nine months of fiscal 2011 of $90.4 million reflects the quarterly distribution to Common Unitholders at a rate of $0.850 per Common Unit paid in respect of the fourth quarter of fiscal 2010 and $0.8525 per Common Unit paid in respect of the first and second quarters of fiscal 2011.

Summary of Long-Term Debt Obligations and Revolving Credit Lines

As of June 23, 2012, our debt obligations consisted of $250.0 million in aggregate principal amount of 7.375% senior notes due 2020 (the “2020 Senior Notes”), and at our Operating Partnership level, an amended credit agreement (the “Amended Credit Agreement”) that provides for a five-year $250.0 million revolving credit facility (the “Revolving Credit Facility”) of which, $100.0 million was outstanding as of June 23, 2012. On January 5, 2012, our Operating Partnership executed an amendment to the previously outstanding credit agreement. The Amended Credit Agreement amended the previously outstanding credit agreement to, among other things, extend the maturity date from June 25, 2013 to January 5, 2017, reduce the borrowing rate and commitment fees, and amend certain affirmative and negative covenants. At the time the amendment was entered into, our Operating Partnership rolled the $100.0 million then outstanding under the revolving credit facility of the previous credit agreement into the Revolving Credit Facility of the Amended Credit Agreement.

The 2020 Senior Notes mature on March 15, 2020 and require semi-annual interest payments in March and September. We are permitted to redeem some or all of the 2020 Senior Notes any time at redemption prices specified in the indenture governing the notes. In addition, the 2020 Senior Notes have a change of control provision that would require us to offer to repurchase the notes at 101% of the principal amount repurchased, if the change of control is followed by a rating decline (a decrease in the rating of the notes by either Moody’s Investors Service or Standard and Poor’s Rating group by one or more gradations) within 90 days of the consummation of the change of control.

Borrowings under the Revolving Credit Facility may be used for general corporate purposes, including working capital, capital expenditures and acquisitions. Our Operating Partnership has the right to prepay loans under the Revolving Credit Facility, in whole or in part, without penalty at any time prior to maturity. We have standby letters of credit issued under the Revolving Credit Facility in the aggregate amount of $46.9 million primarily in support of retention levels under our self-insurance programs, which expire periodically through April 15, 2013. Therefore, as of June 23, 2012 we had available borrowing capacity of $103.1 million under the Revolving Credit Facility.

Borrowings under the Revolving Credit Facility bear interest at prevailing interest rates based upon, at our Operating Partnership’s option, LIBOR plus the applicable margin or the base rate, defined as the higher of the Federal Funds Rate plus  1/2 of 1%, the agent bank’s prime rate, or LIBOR plus 1%, plus in each case the applicable margin. The applicable margin is dependent upon our ratio of total debt to EBITDA on a consolidated basis, as defined in the Revolving Credit Facility. As of June 23, 2012, the interest rate for the Revolving Credit Facility was approximately 2.7%. The interest rate and the applicable margin will be reset at the end of each calendar quarter.

The Operating Partnership has an interest rate swap agreement with a notional amount of $100.0 million and a termination date of June 25, 2013. Under the interest rate swap agreement, the Operating Partnership will pay a fixed interest rate of 3.12% to the issuing lender on the notional principal amount outstanding, effectively fixing the LIBOR portion of the interest rate at 3.12%. In return, the issuing lender will pay to the Operating Partnership a floating rate, namely LIBOR, on the same notional principal amount.

In connection with the Amended Credit Agreement, our Operating Partnership entered into a forward starting interest rate swap agreement with a June 25, 2013 effective date, which is commensurate with the maturity of the existing interest rate swap agreement, and termination date of January 5, 2017. Under the forward starting interest rate swap agreement, our Operating Partnership will pay a fixed interest rate of 1.63% to the issuing lender on the notional principal amount outstanding, effectively fixing the LIBOR portion of the interest rate at 1.63%. In return, the issuing lender will pay to our Operating Partnership a floating rate, namely LIBOR, on the same notional principal amount. The forward starting interest rate swap has been designated as a cash flow hedge.

The Amended Credit Agreement and the 2020 Senior Notes both contain various restrictive and affirmative covenants applicable to the Operating Partnership and the Partnership, respectively, including (i) restrictions on the incurrence of additional indebtedness, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions. The Amended Credit Agreement contains certain financial covenants (a) requiring the consolidated interest coverage ratio, as defined, at the Partnership level to be not less than 2.5 to 1.0 as of the end of any fiscal quarter; (b) prohibiting the total consolidated leverage ratio, as defined, at the Partnership level from being greater than 4.75 to 1.0 as of the end of any fiscal quarter; and (c) prohibiting the senior secured consolidated leverage ratio, as defined, of the Operating Partnership from being greater than 3.0 to 1.0 as of the end of any fiscal quarter. Under the 2020 Senior Note indenture, we are generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if no event of default exists or would exist upon making such distributions, and the Partnership’s consolidated fixed charge coverage ratio, as defined, is greater than 1.75 to 1.0. We were in compliance with all covenants and terms of the 2020 Senior Notes and the Amended Credit Agreement as of June 23, 2012.

See Note 16. Subsequent Event – Acquisition of Inergy Propane in Item 1 for a description of further amendments to the Amended Credit Agreement and the new senior notes issued by the Partnership in connection with the Inergy Propane Acquisition.

Partnership Distributions

We are required to make distributions in an amount equal to all of our Available Cash, as defined in the Third Amended and Restated Partnership Agreement, as amended (the “Partnership Agreement”), no more than 45 days after the end of each fiscal quarter to holders of record on the applicable record dates. Available Cash, as defined in the Partnership Agreement, generally means all cash on hand at the end of the respective fiscal quarter less the amount of cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. These reserves are retained for the proper conduct of our business, the payment of debt principal and interest and for distributions during the next four quarters. The Board of Supervisors reviews the level of Available Cash on a quarterly basis based upon information provided by management.

On July 18, 2012, we announced a quarterly distribution of $0.8525 per Common Unit, or $3.41 on an annualized basis, in respect of the third quarter of fiscal 2012 payable on August 7, 2012 to holders of record on July 31, 2012.

Other Commitments

We have a noncontributory, cash balance format, defined benefit pension plan which was frozen to new participants effective January 1, 2000. Effective January 1, 2003, the defined benefit pension plan was amended such that future service credits ceased and eligible employees would receive interest credits only toward their ultimate retirement benefit. We also provide postretirement health care and life insurance benefits for certain retired employees under a plan that was also frozen to new participants effective January 1, 2000. At June 23, 2012, we had a liability for the defined benefit pension plan and accrued retiree health and life benefits of $26.7 million and $20.4 million, respectively.

We are self-insured for general and product, workers’ compensation and automobile liabilities up to predetermined thresholds above which third party insurance applies. At June 23, 2012, we had accrued insurance liabilities of $51.7 million, and an insurance recovery asset of $16.9 million related to the amount of the liability expected to be covered by insurance carriers.

Legal Matters

Our operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. We have been, and will continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business, both as a result of these operating hazards and risks, and as a result of other aspects of our business. In this last regard, we are currently a defendant in suits in several states, including two putative class actions in which no class has yet been certified. The complaints allege a number of commercial claims, including as to our pricing, fee disclosure and tank ownership, under various consumer statutes, the Uniform Commercial Code, common law and antitrust law. Based on the nature of the allegations under these commercial suits, we believe that the suits are without merit and we are contesting each of these suits vigorously. With respect to the pending commercial suits, other than for legal defense fees and expenses, based on the merits of the allegations and discovery to date, no liability for a loss contingency is required.

Off-Balance Sheet Arrangements

Guarantees

We have residual value guarantees associated with certain of our operating leases, related primarily to transportation equipment, with remaining lease periods scheduled to expire periodically through fiscal 2019. Upon completion of the lease period, we guarantee that the fair value of the equipment will equal or exceed the guaranteed amount, or we will pay the lessor the difference. Although the fair value of equipment at the end of its lease term has historically exceeded the guaranteed amounts, the maximum potential amount of aggregate future payments we could be required to make under these leasing arrangements, assuming the equipment is deemed worthless at the end of the lease term, was approximately $10.1 million as of June 23, 2012. The fair value of residual value guarantees for outstanding operating leases was de minimis as of June 23, 2012.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued an accounting standards update to provide guidance on increasing the prominence of items reported in other comprehensive income. This update eliminates the option to present components of other comprehensive income as part of the statement of partners’ capital and requires net income and the components of other comprehensive income be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Early adoption of this updated guidance is permitted, and it becomes effective retrospectively for fiscal years beginning after December 15, 2011, which will be the first quarter of our 2013 fiscal year. This update does not change the items that must be reported in other comprehensive income but will require the Partnership to change its historical practice of showing comprehensive income within the Statement of Partners’ Capital.

In September 2011, the FASB issued an accounting standards update allowing companies to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, as a result of the qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a more detailed two-step goodwill impairment test would be performed to identify a potential goodwill impairment and measure the amount of loss to be recognized, if any. The standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, which will be the our 2013 fiscal year. Early adoption is permitted. The adoption of this standard is not expected to impact our financial position, results of operations or cash flows.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Commodity Price Risk

We enter into product supply contracts that are generally one-year agreements subject to annual renewal, and also purchase product on the open market. Our propane supply contracts typically provide for pricing based upon index formulas using the posted prices established at major supply points such as Mont Belvieu, Texas, or Conway, Kansas (plus transportation costs) at the time of delivery. In addition, to supplement our annual purchase requirements, we may utilize forward fixed price purchase contracts to acquire a portion of the propane that we resell to our customers, which allows us to manage our exposure to unfavorable changes in commodity prices and to ensure adequate physical supply. The percentage of contract purchases, and the amount of supply contracted for under forward contracts at fixed prices, will vary from year to year based on market conditions. In certain instances, and when market conditions are favorable, we are able to purchase product under our supply arrangements at a discount to the market.

Product cost changes can occur rapidly over a short period of time and can impact profitability. We attempt to reduce commodity price risk by pricing product on a short-term basis. The level of priced, physical product maintained in storage facilities and at our customer service centers for immediate sale to our customers will vary depending on several factors, including, but not limited to, price, supply and demand dynamics, and demand for a given time of the year. Typically, our on hand priced position does not exceed more than four to eight weeks of our supply needs, depending on the time of the year. In the course of normal operations, we routinely enter into contracts such as forward priced physical contracts for the purchase or sale of propane and fuel oil that, under accounting rules for derivative instruments and hedging activities, qualify for and are designated as normal purchase or normal sale contracts. Such contracts are exempted from fair value accounting and are accounted for at the time product is purchased or sold under the related contract.

Under our hedging and risk management strategies, we enter into a combination of exchange-traded futures and option contracts and, in certain instances, over-the-counter option contracts (collectively, “derivative instruments”) to manage the price risk associated with priced, physical product and with future purchases of the commodities used in our operations, principally propane and fuel oil, as well as to ensure the availability of product during periods of high demand. We do not use derivative instruments for speculative or trading purposes. Futures contracts require that we sell or acquire propane or fuel oil at a fixed price for delivery at fixed future dates. An option contract allows, but does not require, its holder to buy or sell propane or fuel oil at a specified price during a specified time period. However, the writer of an option contract must fulfill the obligation of the option contract, should the holder choose to exercise the option. At expiration, the contracts are settled by the delivery of the product to the respective party or are settled by the payment of a net amount equal to the difference between the then current price and the fixed contract price or option exercise price. To the extent that we utilize derivative instruments to manage exposure to commodity price risk and commodity prices move adversely in relation to the contracts, we could suffer losses on those derivative instruments when settled. Conversely, if prices move favorably, we could realize gains. Under our hedging and risk management strategy, realized gains or losses on derivative instruments will typically offset losses or gains on the physical inventory once the product is sold to customers at market prices.

Futures are traded with brokers of the NYMEX and require daily cash settlements in margin accounts. Forward and option contracts are generally settled at the expiration of the contract term either by physical delivery or through a net settlement mechanism. Market risks associated with futures, options and forward contracts are monitored daily for compliance with our Hedging and Risk Management Policy which includes volume limits for open positions. Open inventory positions are reviewed and managed daily as to exposures to changing market prices.

Credit Risk

Exchange traded futures and option contracts are guaranteed by the NYMEX and, as a result, have minimal credit risk. We are subject to credit risk with over-the-counter forward and propane option contracts to the extent the counterparties do not perform. We evaluate the financial condition of each counterparty with which we conduct business and establish credit limits to reduce exposure to the risk of non-performance by our counterparties.

Interest Rate Risk

A portion of our borrowings bear interest at prevailing interest rates based upon, at the Operating Partnership’s option, LIBOR, plus an applicable margin or the base rate, defined as the higher of the Federal

Funds Rate plus  1/2 of 1% or the agent bank’s prime rate, or LIBOR plus 1%, plus the applicable margin. The applicable margin is dependent on the level of the Partnership’s total leverage (the total ratio of debt to EBITDA). Therefore, we are subject to interest rate risk on the variable component of the interest rate. We manage our interest rate risk by entering into interest rate swap agreements. The interest rate swaps have been designated as a cash flow hedge. Changes in the fair value of the interest rate swaps are recognized in other comprehensive income (“OCI”) until the hedged item is recognized in earnings. At June 23, 2012, the fair value of the interest rate swaps was $4.8 million representing an unrealized loss and is included within other current liabilities and other liabilities, as applicable, with a corresponding debit in OCI.

Derivative Instruments and Hedging Activities

All of our derivative instruments are reported on the balance sheet at their fair values. On the date that futures, forward and option contracts are entered into, we make a determination as to whether the derivative instrument qualifies for designation as a hedge. Changes in the fair value of derivative instruments are recorded each period in current period earnings or OCI, depending on whether a derivative instrument is designated as a hedge and, if so, the type of hedge. For derivative instruments designated as cash flow hedges, we formally assess, both at the hedge contract’s inception and on an ongoing basis, whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items. Changes in the fair value of derivative instruments designated as cash flow hedges are reported in OCI to the extent effective and reclassified into cost of products sold during the same period in which the hedged item affects earnings. The mark-to-market gains or losses on ineffective portions of cash flow hedges are immediately recognized in cost of products sold. Changes in the fair value of derivative instruments that are not designated as cash flow hedges, and that do not meet the normal purchase and normal sale exemption, are recorded within cost of products sold as they occur. Cash flows associated with derivative instruments are reported as operating activities within the condensed consolidated statement of cash flows.

Sensitivity Analysis

In an effort to estimate our exposure to unfavorable market price changes in commodities related to our open positions under derivative instruments, we developed a model that incorporates the following data and assumptions:

A.	The fair value of open positions as of June 23, 2012.

B.	The market prices for the underlying commodities used to determine A. above were adjusted adversely by a hypothetical 10% change and compared to the fair value amounts in A. above to project the potential negative impact on earnings that would be recognized for the respective scenario.

Based on the sensitivity analysis described above, a hypothetical 10% adverse change in market prices for which futures and option contracts exists indicates potential future losses in future earnings of $3.7 million as of June 23, 2012. See also Item 7A of our Annual Report on Form 10-K for the fiscal year ended September 24, 2011. The above hypothetical change does not reflect the worst case scenario. Actual results may be significantly different depending on market conditions and the composition of the open position portfolio.

ITEM 4.	CONTROLS AND PROCEDURES

(a) The Partnership maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) that are designed to provide reasonable assurance that information required to be disclosed in the Partnership’s filings and submissions under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Partnership’s management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

The Partnership completed an evaluation under the supervision and with participation of the Partnership’s management, including the Partnership’s principal executive officer and principal financial officer, of the effectiveness of the design and operation of the Partnership’s disclosure controls and procedures as of June 23, 2012. Based on this evaluation, the Partnership’s principal executive officer and principal financial officer have concluded that as of June 23, 2012, such disclosure controls and procedures were effective to provide the reasonable assurance described above.

There have not been any changes in the Partnership’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934) during the quarter ended June 23, 2012 that have materially affected or are reasonably likely to materially affect its internal control over financial reporting.

PART II

ITEM 1. LEGAL PROCEEDINGS

Part I, Item 1. Financial Statements, Note 10 to the Condensed Consolidated Financial Statements, of this Form 10-Q is hereby incorporated herein by reference.

ITEM 1A. RISK FACTORS

There have been no material changes to the risk factors disclosed in Item 1A in the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3. DEFAULT UPON SENIOR SECURITIES

None.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

(a) Exhibits

2.1	Contribution Agreement dated as of April 25, 2012, as amended as of June 15, 2012, July 6, 2012 and July 19, 2012, among Inergy, L.P., Inergy GP, LLC, Inergy Sales and Service, Inc. and Suburban Propane Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Partnership’s Current Reports on Form 8-K filed April 26, 2012, June 15, 2012, July 6, 2012 and July 19, 2012, respectively).

31.1	Certification of the President and Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Filed herewith).

31.2	Certification of the Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. (Filed herewith).

32.1	Certification of the President and Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Filed herewith).

32.2	Certification of the Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Filed herewith).

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

August 2, 2012	By:	/s/ MICHAEL A. STIVALA
Date		Michael A. Stivala
Chief Financial Officer

August 2, 2012	By:	/s/ MICHAEL A. KUGLIN
Date		Michael A. Kuglin
Vice President and Chief Accounting Officer

ANNEX B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q/A

(Amendment No. 1)

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended June 23, 2012

☐	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number: 1-14222

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	22-3410353
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

240 Route 10 West

Whippany, NJ 07981

(973) 887-5300

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

EXPLANATORY NOTE

This Amendment No. 1 to the Quarterly Report on Form 10–Q for Suburban Propane Partners, L.P. for the quarterly period ended June 23, 2012, as filed with the Securities and Exchange Commission on August 2, 2012 (the “Original Filing”), is being filed to (i) amend “Note 16. Subsequent Event—Acquisition of Inergy Propane” in Part I, Item 1 to properly reflect the acquisition costs incurred in connection with the Inergy Propane Acquisition in the pro forma results of operations for the nine month period ended June 25, 2011, and (ii) to include certain eXtensible Business Reporting Language (“XBRL”) information in Exhibit 101 that contained certain incorrect Level 4 data within the Subsequent Event footnote from the timely filed Original Filing, in accordance with Rule 405 of Regulation S–T.

Exhibit 101 provides the following materials from the Original Filing, formatted in XBRL: (i) Condensed Consolidated Balance Sheets; (ii) Condensed Consolidated Statements of Comprehensive Income; (iii) Condensed Consolidated Statement of Cash Flows; and (iv) Notes to Condensed Consolidated Financial Statements.

This Amendment No. 1 speaks as of the date of the Original Filing, and does not reflect subsequent events occurring after the date of the Original Filing. Other than as described above, no other changes have been made to the Original Filing.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 23,	September 24,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$115,804	$149,553
Accounts receivable, less allowance for doubtful accounts of $5,990 and $6,960, respectively	62,478	66,630
Inventories	52,331	65,907
Other current assets	18,555	15,732

Total current assets	249,168	297,822
Property, plant and equipment, net	327,212	338,125
Goodwill	277,651	277,651
Other assets	42,033	42,861

Total assets	$896,064	$956,459

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$26,309	$37,456
Accrued employment and benefit costs	12,371	22,951
Customer deposits and advances	36,634	57,476
Other current liabilities	35,770	33,631

Total current liabilities	111,084	151,514
Long-term borrowings	348,331	348,169
Accrued insurance	43,604	42,891
Other liabilities	55,515	55,667

Total liabilities	558,534	598,241

Commitments and contingencies

Partners’ capital:
Common Unitholders (35,545 and 35,429 units issued and outstanding at June 23, 2012 and September 24, 2011, respectively)	394,086	418,134
Accumulated other comprehensive loss	(56,556)	(59,916)

Total partners’ capital	337,530	358,218

Total liabilities and partners’ capital	$896,064	$956,459

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended
	June 23,	June 25,
	2012	2011
Revenues
Propane	$142,681	$169,258
Fuel oil and refined fuels	17,533	22,528
Natural gas and electricity	12,119	16,691
All other	7,268	8,086

	179,601	216,563
Costs and expenses
Cost of products sold	88,776	125,175
Operating	65,369	68,747
General and administrative	13,778	12,618
Acquisition-related costs	5,950	—
Depreciation and amortization	8,472	9,670

	182,345	216,210

Operating (loss) income	(2,744)	353
Interest expense, net	6,479	6,867

Loss before provision for income taxes	(9,223)	(6,514)
Provision for income taxes	100	273

Net loss	$(9,323)	$(6,787)

Loss per Common Unit—basic	$(0.26)	$(0.19)

Weighted average number of Common Units outstanding—basic	35,653	35,540

Loss per Common Unit—diluted	$(0.26)	$(0.19)

Weighted average number of Common Units outstanding—diluted	35,653	35,540

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit amounts)

(unaudited)

	Nine Months Ended
	June 23,	June 25,
	2012	2011
Revenues
Propane	$666,796	$786,968
Fuel oil and refined fuels	92,262	124,448
Natural gas and electricity	51,878	68,348
All other	26,177	29,208

	837,113	1,008,972
Costs and expenses
Cost of products sold	480,751	571,511
Operating	202,604	213,831
General and administrative	40,231	37,399
Severance charges	—	2,000
Acquisition-related costs	5,950	—
Depreciation and amortization	23,906	26,304

	753,442	851,045

Operating income	83,671	157,927
Loss on debt extinguishment	507	—
Interest expense, net	19,742	20,532

Income before (benefit from) provision for income taxes	63,422	137,395
(Benefit from) provision for income taxes	(60)	737

Net income	$63,482	$136,658

Income per Common Unit—basic	$1.78	$3.85

Weighted average number of Common Units outstanding—basic	35,616	35,517

Income per Common Unit—diluted	$1.77	$3.83

Weighted average number of Common Units outstanding—diluted	35,794	35,712

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	June 23, 2012	June 25, 2011
Cash flows from operating activities:
Net income	$63,482	$136,658
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	23,906	26,304
Loss on debt extinguishment	507	—
Other, net	6,424	1,916
Changes in assets and liabilities:
Accounts receivable	4,152	(22,685)
Inventories	13,576	7,331
Other current and noncurrent assets	(1,644)	3,679
Accounts payable	(11,147)	(7,466)
Accrued employment and benefit costs	(10,580)	(7,296)
Customer deposits and advances	(20,842)	(31,411)
Accrued insurance	(1,177)	(3,339)
Other current and noncurrent liabilities	6,593	6,150

Net cash provided by operating activities	73,250	109,841

Cash flows from investing activities:
Capital expenditures	(14,384)	(17,241)
Acquisition of business	—	(3,195)
Proceeds from sale of property, plant and equipment	2,367	5,567

Net cash (used in) investing activities	(12,017)	(14,869)

Cash flows from financing activities:
Repayments of long-term borrowings	(100,000)	—
Proceeds from long-term borrowings	100,000	—
Issuance costs associated with borrowings	(4,192)	—
Partnership distributions	(90,790)	(90,433)

Net cash (used in) financing activities	(94,982)	(90,433)

Net (decrease) increase in cash and cash equivalents	(33,749)	4,539
Cash and cash equivalents at beginning of period	149,553	156,908

Cash and cash equivalents at end of period	$115,804	$161,447

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(in thousands)

(unaudited)

	Number of Common Units	Common Unitholders	Accumulated Other Comprehensive (Loss)	Total Partners’ Capital	Comprehensive Income
Balance at September 24, 2011	35,429	$418,134	$(59,916)	$358,218
Net income		63,482		63,482	$63,482
Other comprehensive income:
Unrealized losses on cash flow hedges			(2,234)	(2,234)	(2,234)
Reclassification of realized losses on cash flow hedges into earnings			2,008	2,008	2,008
Amortization of net actuarial losses and prior service credits into earnings			3,586	3,586	3,586

Comprehensive income					$66,842

Partnership distributions		(90,790)		(90,790)
Common Units issued under Restricted Unit Plans	116
Compensation cost recognized under Restricted Unit Plans, net of forfeitures		3,260		3,260

Balance at June 23, 2012	35,545	$394,086	$(56,556)	$337,530

The accompanying notes are an integral part of these condensed consolidated financial statements.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per unit amounts)

(unaudited)

1. Partnership Organization and Formation

Suburban Propane Partners, L.P. (the “Partnership”) is a publicly traded Delaware limited partnership principally engaged, through its operating partnership and subsidiaries, in the retail marketing and distribution of propane, fuel oil and refined fuels, as well as the marketing of natural gas and electricity in deregulated markets. In addition, to complement its core marketing and distribution businesses, the Partnership services a wide variety of home comfort equipment, particularly for heating and ventilation. The publicly traded limited partner interests in the Partnership are evidenced by common units traded on the New York Stock Exchange (“Common Units”), with 35,544,766 Common Units outstanding at June 23, 2012. The holders of Common Units are entitled to participate in distributions and exercise the rights and privileges available to limited partners under the Third Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”), as amended. Rights and privileges under the Partnership Agreement include, among other things, the election of all members of the Board of Supervisors and voting on the removal of the general partner.

Suburban Propane, L.P. (the “Operating Partnership”), a Delaware limited partnership, is the Partnership’s operating subsidiary formed to operate the propane business and assets. In addition, Suburban Sales & Service, Inc. (the “Service Company”), a subsidiary of the Operating Partnership, was formed to operate the service work and appliance and parts businesses of the Partnership. The Operating Partnership, together with its direct and indirect subsidiaries, accounts for substantially all of the Partnership’s assets, revenues and earnings. The Partnership, the Operating Partnership and the Service Company commenced operations in March 1996 in connection with the Partnership’s initial public offering.

The general partner of both the Partnership and the Operating Partnership is Suburban Energy Services Group LLC (the “General Partner”), a Delaware limited liability company, the sole member of which is the Partnership’s Chief Executive Officer. Other than as a holder of 784 Common Units that will remain in the General Partner, the General Partner does not have any economic interest in the Partnership or the Operating Partnership.

The Partnership’s fuel oil and refined fuels, natural gas and electricity and services businesses are structured as corporate entities (collectively referred to as the “Corporate Entities”) and, as such, are subject to corporate level federal and state income tax.

Suburban Energy Finance Corporation, a direct 100%-owned subsidiary of the Partnership, was formed on November 26, 2003 to serve as co-issuer, jointly and severally, with the Partnership of the Partnership’s senior notes.

2. Basis of Presentation

Principles of Consolidation. The condensed consolidated financial statements include the accounts of the Partnership, the Operating Partnership and all of its direct and indirect subsidiaries. All significant intercompany transactions and account balances have been eliminated. The Partnership consolidates the results of operations, financial condition and cash flows of the Operating Partnership as a result of the Partnership’s 100% limited partner interest in the Operating Partnership.

The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). They include all adjustments that the Partnership considers necessary for a fair statement of the results for the interim periods presented. Such adjustments consist only of normal recurring items, unless otherwise disclosed. These financial statements should be read in conjunction with the financial statements included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011. Due to the seasonal nature of the Partnership’s operations, the results of operations for interim periods are not necessarily indicative of the results to be expected for a full year.

Fiscal Period. The Partnership uses a 52/53 week fiscal year which ends on the last Saturday in September. The Partnership’s fiscal quarters are generally 13 weeks in duration. When the Partnership’s fiscal year is 53 weeks long, the corresponding fourth quarter is 14 weeks in duration.

Revenue Recognition. Sales of propane, fuel oil and refined fuels are recognized at the time product is delivered to the customer. Revenue from the sale of appliances and equipment is recognized at the time of sale or when installation is complete, as applicable. Revenue from repairs, maintenance and other service activities is recognized upon completion of the service. Revenue from service contracts is recognized ratably over the service period. Revenue from the natural gas and electricity business is recognized based on customer usage as determined by meter readings for amounts delivered, some of which may be unbilled at the end of each accounting period. Revenue from annually billed tank fees is deferred at the time of billing and recognized on a straight-line basis over one year.

Fair Value Measurements. The Partnership measures certain of its assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants – in either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability.

The common framework for measuring fair value utilizes a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•

Level 2: Quoted prices in active markets for similar assets or liabilities; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates have been made by management in the areas of depreciation and amortization of long-lived assets, insurance and litigation reserves, severance benefits, pension and other postretirement benefit liabilities and costs, purchase accounting, valuation of derivative instruments, asset valuation assessments, tax valuation allowances, as well as the allowance for doubtful accounts. Actual results could differ from those estimates, making it reasonably possible that a change in these estimates could occur in the near term.

3. Financial Instruments and Risk Management

Cash and Cash Equivalents. The Partnership considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The carrying amount approximates fair value because of the short maturity of these instruments.

Derivative Instruments and Hedging Activities.

Commodity Price Risk. Given the retail nature of its operations, the Partnership maintains a certain level of priced physical inventory to ensure its field operations have adequate supply commensurate with the time of year. The Partnership’s strategy is to keep its physical inventory priced relatively close to market for its field operations. The Partnership enters into a combination of exchange-traded futures and options contracts and, in certain instances, over-the-counter options contracts (collectively, “derivative instruments”) to hedge price risk associated with propane and fuel oil physical inventories, as well as anticipated future purchases of propane or fuel oil to be used in its operations and to ensure adequate supply during periods of high demand. Under this risk management strategy, realized gains or losses on derivative instruments will typically offset losses or gains on the physical inventory once the product is sold. All of the Partnership’s derivative instruments are reported on the condensed consolidated balance sheet at their fair values. In addition, in the course of normal operations, the Partnership routinely enters into contracts such as forward priced physical contracts for the purchase or sale of propane and fuel oil that qualify for and are designated as normal purchase or normal sale contracts. Such contracts are exempted from the fair value accounting requirements and are accounted for at the time product is purchased or sold under the related contract. The Partnership does not use derivative instruments for speculative trading purposes. Market risks associated with futures, options and forward contracts are monitored daily for compliance with the Partnership’s Hedging and Risk Management Policy which includes volume limits for open positions. Priced on-hand inventory is also reviewed and managed daily as to exposures to changing market prices.

On the date that derivative instruments are entered into, the Partnership makes a determination as to whether the derivative instrument qualifies for designation as a hedge. Changes in the fair value of derivative instruments are recorded each period in current period earnings or other comprehensive income (“OCI”), depending on whether the derivative instrument is designated as a hedge and, if so, the type of hedge. For derivative instruments designated as cash flow hedges, the Partnership formally assesses, both at the hedge contract’s inception and on an ongoing basis, whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items. Changes in the fair value of derivative instruments designated as cash flow hedges are reported in OCI to the extent effective and reclassified into earnings during the same period in which the hedged item affects earnings. The mark-to-market gains or losses on ineffective portions of cash flow hedges are recognized in earnings immediately. Changes in the fair value of derivative instruments that are not designated as cash flow hedges, and that do not meet the normal purchase and normal sale exemption, are recorded within earnings as they occur. Cash flows associated with derivative instruments are reported as operating activities within the condensed consolidated statement of cash flows.

Interest Rate Risk. A portion of the Partnership’s borrowings bear interest at prevailing interest rates based upon, at the Operating Partnership’s option, LIBOR plus an applicable margin or the base rate, defined as the higher of the Federal Funds Rate plus  1/2 of 1% or the agent bank’s prime rate, or LIBOR plus 1%, plus the applicable margin. The applicable margin is dependent on the level of the Partnership’s total leverage (the ratio of total debt to income before deducting interest expense, income taxes, depreciation and amortization (“EBITDA”)). Therefore, the Partnership is subject to interest rate risk on the variable component of the interest rate. The Partnership manages part of its variable interest rate risk by entering into interest rate swap agreements. The interest rate swaps have been designated as, and are accounted for as, cash flow hedges. The fair value of the interest rate swaps are determined using an income approach, whereby future settlements under the swaps are converted into a single present value, with fair value being based on the value of current market expectations about those future amounts. Changes in the fair value are recognized in OCI until the hedged item is recognized in earnings. However, due to changes in the underlying interest rate environment, the corresponding value in OCI is subject to change prior to its impact on earnings.

Valuation of Derivative Instruments. The Partnership measures the fair value of its exchange-traded options and futures contracts using quoted market prices found on the New York Mercantile Exchange (Level 1 inputs), the fair value of its interest rate swaps using model-derived valuations driven by observable projected movements of the 3-month LIBOR (Level 2 inputs) and the fair value of its over-the-counter options contracts using Level 3 inputs. The Partnership’s over-the-counter options contracts are valued based on an internal option model. The inputs utilized in the model are based on publicly available information as well as broker quotes. The significant unobservable inputs used in the fair value measurements of the Partnership’s over-the-counter options contracts are interest rate and market volatility.

The following summarizes the gross fair value of the Partnership’s derivative instruments and their location in the condensed consolidated balance sheet as of June 23, 2012 and September 24, 2011, respectively:

	As of June 23, 2012		As of September 24, 2011
Asset Derivatives	Location	Fair Value	Location	Fair Value
Derivatives not designated as hedging instruments:
Commodity options	Other current assets	$7,263	Other current assets	$3,710
	Other assets	—	Other assets	612
Commodity futures	Other current assets	1,952	Other current assets	1,132

		$9,215		$5,454

Liability Derivatives	Location	Fair Value	Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate swaps	Other current liabilities	$2,646	Other current liabilities	$2,662
	Other liabilities	2,176	Other liabilities	1,934

		$4,822		$4,596

Derivatives not designated as hedging instruments:
Commodity options	Other current liabilities	$1,338	Other current liabilities	$2,407
	Other liabilities	—	Other liabilities	69

		$1,338		$2,476

The following summarizes the reconciliation of the beginning and ending balances of assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs:

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	Nine Months Ended June 23, 2012		Nine Months Ended June 25, 2011
	Assets	Liabilities	Assets	Liabilities
Opening balance of over-the-counter options	$1,780	$118	$1,509	$29
Beginning balance realized during the period	(758)	(15)	(1,509)	(29)
Contracts purchased during the period	3,245	259	2,778	226
Change in the fair value of beginning balance	2,678	669	—	—

Closing balance of over-the-counter options	$6,945	$1,031	$2,778	$226

As of June 23, 2012 and September 24, 2011, the Partnership’s outstanding commodity-related derivatives had a weighted average maturity of approximately 3 months and 4 months, respectively.

The effect of the Partnership’s derivative instruments on the condensed consolidated statements of operations for the three and nine months ended June 23, 2012 and June 25, 2011 are as follows:

	Three months ended June 23, 2012			Three months ended June 25, 2011
Derivatives in Cash Flow Hedging	Gains (Losses) Recognized in OCI	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)		Gains (Losses) Recognized in OCI	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)
Relationships	(Effective Portion)	Location	Amount	(Effective Portion)	Location	Amount
Interest rate swap	$(1,856)	Interest expense	$(670)	$(1,077)	Interest expense	$(719)

	$(1,856)		$(670)	$(1,077)		$(719)

Derivatives Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income
Commodity options	Cost of products sold	$6,465	Cost of products sold	$(516)
Commodity futures	Cost of products sold	1,753	Cost of products sold	203

		$8,218		$(313)

	Nine months ended June 23, 2012			Nine months ended June 25, 2011
Derivatives in Cash Flow Hedging	Gains (Losses) Recognized in OCI	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)		Gains (Losses) Recognized in OCI	Gains (Losses) Reclassified from Accumulated OCI into Income (Effective Portion)
Relationships	(Effective Portion)	Location	Amount	(Effective Portion)	Location	Amount
Interest rate swap	$(2,234)	Interest expense	$(2,008)	$(851)	Interest expense	$(2,147)

	$(2,234)		$(2,008)	$(851)		$(2,147)

Derivatives Not Designated as Hedging Instruments	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income	Location of Gains (Losses) Recognized in Income	Amount of Unrealized Gains (Losses) Recognized in Income
Commodity options	Cost of products sold	$6,350	Cost of products sold	$283
Commodity futures	Cost of products sold	820	Cost of products sold	1,954

		$7,170		$2,237

Bank Debt and Senior Notes. The fair value of the Revolving Credit Facility (defined below) approximates the carrying value since the interest rates are periodically adjusted to reflect market conditions. Based upon quoted market prices, qualifying as a Level 1 fair value input, the fair value of the Partnership’s 2020 senior notes was $262,500 and $248,500 as of June 23, 2012 and September 24, 2011, respectively.

4. Inventories

Inventories are stated at the lower of cost or market. Cost is determined using a weighted average method for propane, fuel oil and refined fuels and natural gas, and a standard cost basis for appliances, which approximates average cost. Inventories consist of the following:

	As of
	June 23,	September 24,
	2012	2011
Propane, fuel oil and refined fuels and natural gas	$50,969	$64,601
Appliances and related parts	1,362	1,306

	$52,331	$65,907

5. Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is subject to an impairment review at a reporting unit level, on an annual basis in August of each year, or when an event occurs or circumstances change that would indicate potential impairment. The Partnership assesses the carrying value of goodwill at a reporting unit level based on an estimate of the fair value of the respective reporting unit. Fair value of the reporting unit is estimated using discounted cash flow analyses taking into consideration estimated cash flows in a ten-year projection period and a terminal value calculation at the end of the projection period. If the fair value of the reporting unit exceeds its carrying value, the goodwill associated with the reporting unit is not considered to be impaired. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized to the extent that the carrying amount of the associated goodwill, if any, exceeds the implied fair value of the goodwill.

The carrying values of goodwill assigned to the Partnership’s operating segments are as follows:

	As of
	June 23,	September 24,
	2012	2011
Propane	$265,313	$265,313
Fuel oil and refined fuels	4,438	4,438
Natural gas and electricity	7,900	7,900

	$277,651	$277,651

6. Net Income Per Common Unit

Computations of basic income per Common Unit are performed by dividing net income by the weighted average number of outstanding Common Units, and restricted units granted under the restricted unit plans to retirement-eligible grantees. Computations of diluted income per Common Unit are performed by dividing net income by the weighted average number of outstanding Common Units and unvested restricted units granted under the restricted unit plans. In computing diluted net income per Common Unit, weighted average units outstanding used to compute basic net income per Common Unit were increased by 177,431 and 194,668 units for the nine months ended June 23, 2012 and June 25, 2011, respectively, to reflect the potential dilutive effect of the unvested restricted units outstanding using the treasury stock method.

7. Long-Term Borrowings

Long-term borrowings consist of the following:

	As of
	June 23,	September 24,
	2012	2011
7.375% senior notes, due March 15, 2020, net of unamortized discount of $1,669 and $1,831, respectively	$248,331	$248,169
Revolving credit facility, due January 5, 2017	100,000	100,000

	$348,331	$348,169

On March 23, 2010, the Partnership and its wholly-owned subsidiary, Suburban Energy Finance Corporation, issued $250,000 in aggregate principal amount of 7.375% senior notes due 2020 (the “2020 Senior Notes”). The 2020 Senior Notes were issued at 99.136% of the principal amount. The Partnership’s obligations under the 2020 Senior Notes are unsecured and rank senior in right of payment to any future subordinated indebtedness and equally in right of payment with any future senior indebtedness. The 2020 Senior Notes are structurally subordinated to, which means they rank effectively behind, any debt and other liabilities of the Operating Partnership. The 2020 Senior Notes mature on March 15, 2020 and require semi-annual interest payments in March and September. The Partnership is permitted to redeem some or all of the 2020 Senior Notes any time at redemption prices specified in the indenture governing the 2020 Senior Notes. In addition, the 2020 Senior Notes have a change of control provision that would require the Partnership to offer to repurchase the notes at 101% of the principal amount repurchased, if a change of control as defined in the indenture occurs and is followed by a rating decline (a decrease in the rating of the notes by either Moody’s Investors Service or Standard and Poor’s Rating Group by one or more gradations) within 90 days of the consummation of the change of control.

The Operating Partnership has a credit agreement, as amended on January 5, 2012 (the “Amended Credit Agreement”) that provides for a five-year $250,000 revolving credit facility (the “Revolving Credit Facility”) of which, $100,000 was outstanding as of June 23, 2012 and September 24, 2011. The Amended Credit Agreement amends the previous credit agreement to, among other things, extend the maturity date from June 25, 2013 to January 5, 2017, reduce the borrowing rate and commitment fees, and amend certain affirmative and negative covenants. Borrowings under the Revolving Credit Facility may be used for general corporate purposes, including working capital, capital expenditures and acquisitions. The Operating Partnership has the right to prepay any borrowings under the Revolving Credit Facility, in whole or in part, without penalty at any time prior to maturity.

At the time the amendment was entered into, the Operating Partnership had existing borrowings of $100,000 under the revolving credit facility of the previous credit agreement, which borrowings have been rolled into the Revolving Credit Facility of the Amended Credit Agreement. In addition, at the time the amendment was entered into, the Operating Partnership had letters of credit issued under the revolving credit facility of the previous credit agreement primarily in support of retention levels under its self-insurance programs, all of which have been rolled into the Revolving Credit Facility of the Amended Credit Agreement. As of June 23, 2012, the Partnership had standby letters of credit issued under the Revolving Credit Facility in the aggregate amount of $46,926 which expire periodically through April 15, 2013. Therefore, as of June 23, 2012 the Partnership had available borrowing capacity of $103,074 under the Revolving Credit Facility.

In connection with the previous revolving credit facility, the Operating Partnership entered into an interest rate swap agreement with a notional amount of $100,000 and an effective date of March 31, 2010 and termination date of June 25, 2013. Under the interest rate swap agreement, the Operating Partnership will pay a fixed interest rate of 3.12% to the issuing lender on the notional principal amount outstanding, effectively fixing the LIBOR portion of the interest rate at 3.12%. In return, the issuing lender will pay to the Operating Partnership a floating rate, namely LIBOR, on the same notional principal amount. The interest rate swap has been designated as a cash flow hedge.

In connection with the Amended Credit Agreement, the Operating Partnership entered into a forward starting interest rate swap agreement with a June 25, 2013 effective date, which is commensurate with the maturity of the existing interest rate swap agreement, and a termination date of January 5, 2017. Under this forward starting interest rate swap agreement, the Operating Partnership will pay a fixed interest rate of 1.63% to the issuing lender on the notional principal amount outstanding, effectively fixing the LIBOR portion of the interest rate at 1.63%. In return, the issuing lender will pay to the Operating Partnership a floating rate, namely LIBOR, on the same notional principal amount. The forward starting interest rate swap has been designated as a cash flow hedge.

Borrowings under the Revolving Credit Facility bear interest at prevailing interest rates based upon, at the Operating Partnership’s option, LIBOR plus the applicable margin or the base rate, defined as the higher of the Federal Funds Rate plus  1/2 of 1%, the agent bank’s prime rate, or LIBOR plus 1%, plus in each case the applicable margin. The applicable margin is dependent upon the Partnership’s ratio of total debt to EBITDA on a consolidated basis, as defined in the Revolving Credit Facility. As of June 23, 2012, the interest rate for the Revolving Credit Facility was approximately 2.7%. The interest rate and the applicable margin will be reset at the end of each calendar quarter.

The Partnership acts as a guarantor with respect to the obligations of the Operating Partnership under the Amended Credit Agreement pursuant to the terms and conditions set forth therein. The obligations under the Amended Credit Agreement are secured by liens on substantially all of the personal property of the Partnership, the Operating Partnership and their subsidiaries, as well as mortgages on certain real property.

The Amended Credit Agreement and the 2020 Senior Notes both contain various restrictive and affirmative covenants applicable to the Operating Partnership and the Partnership, respectively, including (i) restrictions on the incurrence of additional indebtedness, and (ii) restrictions on certain liens, investments, guarantees, loans, advances, payments, mergers, consolidations, distributions, sales of assets and other transactions. The Amended Credit Agreement contains certain financial covenants (a) requiring the Partnership’s consolidated interest coverage ratio, as defined, to be not less than 2.5 to 1.0 as of the end of any fiscal quarter; (b) prohibiting the total consolidated leverage ratio, as defined, of the Partnership from being greater than 4.75 to 1.0 as of the end of any fiscal quarter; and (c) prohibiting the Operating Partnership’s senior secured consolidated leverage ratio, as defined, from being greater than 3.0 to 1.0 as of the end of any fiscal quarter. Under the indenture governing the 2020 Senior Notes, the Partnership is generally permitted to make cash distributions equal to available cash, as defined, as of the end of the immediately preceding quarter, if no event of default exists or would exist upon making such distributions, and the Partnership’s consolidated fixed charge coverage ratio, as defined, is greater than 1.75 to 1.0. The Partnership and the Operating Partnership were in compliance with all covenants and terms of the 2020 Senior Notes and the Amended Credit Agreement as of June 23, 2012.

On April 25, 2012, the Partnership received consents from the requisite lenders under the Amended Credit Agreement to enable the Partnership to incur additional indebtedness, make amendments to the Amended Credit Agreement to adjust certain covenants, and otherwise perform our obligations as contemplated by the Inergy Propane Acquisition see Note 16. Subsequent Event – Acquisition of Inergy Propane for a description of further amendments to the Amended Credit Agreement and the new senior notes issued by the Partnership in connection with the Inergy Propane Acquisition.

Debt origination costs representing the costs incurred in connection with the placement of, and the subsequent amendment to, long-term borrowings are capitalized within other assets and amortized on a straight-line basis over the term of the respective debt agreements. In connection with the execution of the Amendment Credit Agreement, the Partnership recognized a non-cash charge of $507 to write-off a portion of unamortized debt origination costs associated with the previous credit agreement, and capitalized $2,420 for origination costs incurred with the amendment. During the third quarter of fiscal 2012, the Partnership capitalized $1,772 for origination costs incurred in connection with the issuance of new senior notes in August 2012 in connection with the Inergy Propane Acquisition. Other assets at June 23, 2012 and September 24, 2011 include debt origination costs with a net carrying amount of $9,747 and $7,207, respectively.

The aggregate amounts of long-term debt maturities subsequent to June 23, 2012 are as follows: fiscal 2012 through fiscal 2016: $-0-; and thereafter: $350,000.

8. Distributions of Available Cash

The Partnership makes distributions to its limited partners no later than 45 days after the end of each fiscal quarter of the Partnership in an aggregate amount equal to its Available Cash for such quarter. Available Cash, as defined in the Partnership Agreement, generally means all cash on hand at the end of the respective fiscal quarter less the amount of cash reserves established by the Board of Supervisors in its reasonable discretion for future cash requirements. These reserves are retained for the proper conduct of the Partnership’s business, the payment of debt principal and interest and for distributions during the next four quarters.

On July 18, 2012, the Partnership announced a quarterly distribution of $0.8525 per Common Unit, or $3.41 per Common Unit on an annualized basis, in respect of the third quarter of fiscal 2012, payable on August 7, 2012 to holders of record on July 31, 2012.

9. Unit-Based Compensation Arrangements

The Partnership recognizes compensation cost over the respective service period for employee services received in exchange for an award of equity or equity-based compensation based on the grant date fair value of the award. The Partnership measures liability awards under an equity-based payment arrangement based on remeasurement of the award’s fair value at the conclusion of each interim and annual reporting period until the date of settlement, taking into consideration the probability that the performance conditions will be satisfied.

Restricted Unit Plans. In fiscal 2000 and fiscal 2009, the Partnership adopted the Suburban Propane Partners, L.P. 2000 Restricted Unit Plan and 2009 Restricted Unit Plan (collectively, the “Restricted Unit Plans”), respectively, which authorize the issuance of Common Units to executives, managers and other employees and members of the Board of Supervisors of the Partnership. The total number of Common Units authorized for issuance under the Restricted Unit Plans was 1,902,122 as of June 23, 2012. Unless otherwise stipulated by the Compensation Committee of the Board of Supervisors on or before the grant date, restricted units issued under the Restricted Unit Plans vest over time with 25% of the Common Units vesting on each of the third and fourth anniversaries of the grant date and the remaining 50% of the Common Units vesting on the fifth anniversary of the grant date. The Restricted Unit Plans participants are not eligible to receive quarterly distributions with respect to or vote their respective restricted units until vested. Because each restricted unit represents a promise to issue a Common Unit at a future date, restricted units cannot be sold or transferred prior to vesting. The fair value of the restricted unit is established by the market price of the Common Unit on the date of grant, net of estimated future distributions and forfeitures during the vesting period. Restricted units are subject to forfeiture in certain circumstances as defined in the Restricted Unit Plans. Compensation expense for the unvested awards is recognized ratably over the vesting periods and is net of estimated forfeitures.

During the nine months ended June 23, 2012, the Partnership awarded 108,674 restricted units under the Restricted Unit Plans at an aggregate grant date fair value of $3,543. The following is a summary of activity for the Restricted Unit Plans for the nine months ended June 23, 2012:

		Weighted
		Average Grant
		Date Fair Value
	Units	Per Unit
Outstanding September 24, 2011	485,423	$32.71
Awarded	108,674	32.60
Forfeited	(11,093)	(30.63)
Issued	(115,911)	(31.77)

Outstanding June 23, 2012	467,093	$33.04

As of June 23, 2012, unrecognized compensation cost related to unvested restricted units awarded under the Restricted Unit Plans amounted to $6,264. Compensation cost associated with unvested awards is expected to be recognized over a weighted-average period of 1.8 years. Compensation expense recognized under the Restricted Unit Plans, net of forfeitures, for the three and nine months ended June 23, 2012 was $911 and $3,261, respectively, and $737 and $3,136 for the three and nine months ended June 25, 2011, respectively.

Long-Term Incentive Plan. The Partnership has a non-qualified, unfunded long-term incentive plan for officers and key employees (the “LTIP”) which provides for payment, in the form of cash, of an award of equity-based compensation at the end of a three-year performance period. The level of compensation earned under the LTIP is based on the market performance of the Partnership’s Common Units on the basis of total return to Unitholders (“TRU”) compared to the TRU of a predetermined peer group consisting solely of other master limited partnerships, approved by the Compensation Committee of the Board of Supervisors, over the same three-year performance period. As a result of the quarterly remeasurement of the liability for awards under the LTIP, compensation expense for the three and nine months ended June 23, 2012 was $(49) and $643, respectively, and $31 and $1,532 for the three and nine months ended June 25, 2011, respectively. As of June 23, 2012 and September 24, 2011, the Partnership had a liability included within accrued employment and benefit costs (or other liabilities, as applicable) of $2,471 and $5,164, respectively, related to estimated future payments under the LTIP.

10. Commitments and Contingencies

Self-Insurance. The Partnership is self-insured for general and product, workers’ compensation and automobile liabilities up to predetermined thresholds above which third party insurance applies. As of June 23, 2012 and September 24, 2011, the Partnership had accrued insurance liabilities of $51,664 and $52,841, respectively, representing the total estimated losses under these self-insurance programs. For the portion of the estimated self-insurance liability that exceeds insurance deductibles, the Partnership records an asset within other assets (or other current assets, as applicable) related to the amount of the liability expected to be covered by insurance which amounted to $16,943 and $17,513 as of June 23, 2012 and September 24, 2011, respectively.

Legal Matters. The Partnership’s operations are subject to all operating hazards and risks normally incidental to handling, storing and delivering combustible liquids such as propane. The Partnership has been, and will continue to be, a defendant in various legal proceedings and litigation arising in the ordinary course of business, both as a result of these operating hazards and risks, and as a result of other aspects of its business. In this last regard, the Partnership currently is a defendant in suits in several states, including two putative class actions in which no class has yet been certified. The complaints allege a number of commercial claims, including as to the Partnership’s pricing, fee disclosure and tank ownership, under various consumer statutes, the Uniform Commercial Code, common law and antitrust law. Based on the nature of the allegations under these commercial suits, the Partnership believes that the suits are without merit and the Partnership is contesting each of these suits vigorously. With respect to the pending commercial suits, other than for legal defense fees and expenses, based on the merits of the allegations and discovery to date, no liability for a loss contingency is required.

11. Guarantees

The Partnership has residual value guarantees associated with certain of its operating leases, related primarily to transportation equipment, with remaining lease periods scheduled to expire periodically through fiscal 2019. Upon completion of the lease period, the Partnership guarantees that the fair value of the equipment will equal or exceed the guaranteed amount, or the Partnership will pay the lessor the difference. Although the fair value of equipment at the end of its lease term has historically exceeded the guaranteed amounts, the maximum potential amount of aggregate future payments the Partnership could be required to make under these leasing arrangements, assuming the equipment is deemed worthless at the end of the lease term, was $10,119 as of June 23, 2012. The fair value of residual value guarantees for outstanding operating leases was de minimis as of June 23, 2012 and September 24, 2011.

12. Pension Plans and Other Postretirement Benefits

The following table provides the components of net periodic benefit costs:

	Pension Benefits
	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Interest cost	$1,577	$1,706	$4,733	$5,117
Expected return on plan assets	(1,416)	(1,574)	(4,249)	(4,721)
Recognized net actuarial loss	1,318	1,180	3,953	3,540

Net periodic benefit cost	$1,479	$1,312	$4,437	$3,936

	Postretirement Benefits
	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Service cost	$2	$2	$5	$6
Interest cost	200	214	602	641
Amortization of prior service costs	(122)	(122)	(367)	(367)
Recognized net actuarial loss	—	(9)	—	(27)

Net periodic benefit cost	$80	$85	$240	$253

There are no projected minimum employer cash contribution requirements under ERISA laws for fiscal 2012 under our defined benefit pension plan. The projected annual contribution requirements related to the Partnership’s postretirement health care and life insurance benefit plan for fiscal 2012 is $1,669, of which $1,062 has been contributed during the nine months ended June 23, 2012.

13. Income Taxes

For federal income tax purposes, as well as for state income tax purposes in the majority of the states in which the Partnership operates, the earnings attributable to the Partnership, as a separate legal entity, and the Operating Partnership are not subject to income tax at the Partnership level. Rather, the taxable income or loss attributable to the Partnership, as a separate legal entity, and to the Operating Partnership, which may vary substantially from the income before income taxes, reported by the Partnership in the condensed consolidated statement of operations, are includable in the federal and state income tax returns of the individual partners. The aggregate difference in the basis of the Partnership’s net assets for financial and tax reporting purposes cannot be readily determined as the Partnership does not have access to information regarding each partner’s basis in the Partnership.

As described in Note 1, the earnings of the Corporate Entities are subject to corporate level federal and state income tax. However, based upon past performance, the Corporate Entities are currently reporting an income tax provision composed primarily of alternative minimum tax. A full valuation allowance has been provided against the deferred tax assets based upon an analysis of all available evidence, both negative and positive at the balance sheet date, which, taken as a whole, indicates that it is more likely than not that sufficient future taxable income will not be available to utilize the assets. Management’s periodic reviews include, among other things, the nature and amount of the taxable income and expense items, the expected timing of when assets will be used or liabilities will be required to be reported and the reliability of historical profitability of businesses expected to provide future earnings. Furthermore, management considered tax-planning strategies it could use to increase the likelihood that the deferred assets will be realized.

14. Segment Information

The Partnership manages and evaluates its operations in five operating segments, three of which are reportable segments: Propane, Fuel Oil and Refined Fuels and Natural Gas and Electricity. The chief operating decision maker evaluates performance of the operating segments using a number of performance measures, including gross margins and income before interest expense and provision for income taxes (operating profit). Costs excluded from these profit measures are captured in Corporate and include corporate overhead expenses not allocated to the operating segments. Unallocated corporate overhead expenses include all costs of back office support functions that are reported as general and administrative expenses within the condensed consolidated statements of operations. In addition, certain costs associated with field operations support that are reported in operating expenses within the condensed consolidated statements of operations, including purchasing, training and safety, are not allocated to the individual operating segments. Thus, operating profit for each operating segment includes only the costs that are directly attributable to the operations of the individual segment. The accounting policies of the operating segments are otherwise the same as those described in the summary of significant accounting policies Note in the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011.

The propane segment is primarily engaged in the retail distribution of propane to residential, commercial, industrial and agricultural customers and, to a lesser extent, wholesale distribution to large industrial end users. In the residential and commercial markets, propane is used primarily for space heating, water heating, cooking and clothes drying. Industrial customers use propane generally as a motor fuel burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines, to fire furnaces and as a cutting gas. In the agricultural markets, propane is primarily used for tobacco curing, crop drying, poultry brooding and weed control.

The fuel oil and refined fuels segment is primarily engaged in the retail distribution of fuel oil, diesel, kerosene and gasoline to residential and commercial customers for use primarily as a source of heat in homes and buildings.

The natural gas and electricity segment is engaged in the marketing of natural gas and electricity to residential and commercial customers in the deregulated energy markets of New York and Pennsylvania. Under this operating segment, the Partnership owns the relationship with the end consumer and has agreements with the local distribution companies to deliver the natural gas or electricity from the Partnership’s suppliers to the customer.

Activities in the “all other” category include the Partnership’s service business, which is primarily engaged in the sale, installation and servicing of a wide variety of home comfort equipment, particularly in the areas of heating and ventilation, and activities from the Partnership’s HomeTown Hearth & Grill and Suburban Franchising subsidiaries.

The following table presents certain relevant financial information by reportable segment and provides a reconciliation of total operating segment information to the corresponding consolidated amounts for the periods presented:

	Three Months Ended		Nine Months Ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Revenues:
Propane	$142,681	$169,258	$666,796	$786,968
Fuel oil and refined fuels	17,533	22,528	92,262	124,448
Natural gas and electricity	12,119	16,691	51,878	68,348
All other	7,268	8,086	26,177	29,208

Total revenues	$179,601	$216,563	$837,113	$1,008,972

Operating income:
Propane	$25,270	$20,434	$139,251	$193,700
Fuel oil and refined fuels	(1,789)	(318)	4,142	14,437
Natural gas and electricity	1,416	1,789	5,759	10,409
All other	(4,029)	(3,433)	(10,358)	(8,947)
Corporate	(23,612)	(18,119)	(55,123)	(51,672)

Total operating income	(2,744)	353	83,671	157,927
Reconciliation to net income:
Loss on debt extinguishment	—	—	507	—
Interest expense, net	6,479	6,867	19,742	20,532
Provision for income taxes	100	273	(60)	737

Net income	$(9,323)	$(6,787)	$63,482	$136,658

Depreciation and amortization:
Propane	$5,142	$5,011	$14,997	$15,326
Fuel oil and refined fuels	1,433	1,378	2,595	2,691
Natural gas and electricity	79	225	382	672
All other	19	34	72	192
Corporate	1,799	3,022	5,860	7,423

Total depreciation and amortization	$8,472	$9,670	$23,906	$26,304

	As of
	June 23, 2012	September 24, 2011
Assets:
Propane	$685,576	$706,008
Fuel oil and refined fuels	38,765	44,973
Natural gas and electricity	14,599	18,675
All other	3,693	3,719
Corporate	153,431	183,084

Total assets	$896,064	$956,459

15. Recently Issued Accounting Pronouncements

In June 2011, the FASB issued an accounting standards update to provide guidance on increasing the prominence of items reported in other comprehensive income. This update eliminates the option to present components of other comprehensive income as part of the statement of partners’ capital and requires net income and the components of other comprehensive income be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Early adoption of this updated guidance is permitted, and it becomes effective retrospectively for fiscal years beginning after December 15, 2011, which will be the first quarter of the Partnership’s 2013 fiscal year. This update does not change the items that must be reported in other comprehensive income but will require the Partnership to change its historical practice of showing comprehensive income within the Statement of Partners’ Capital.

In September 2011, the FASB issued an accounting standards update allowing companies to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, as a result of the qualitative assessment, it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a more detailed two-step goodwill impairment test would be performed to identify a potential goodwill impairment and measure the amount of loss to be recognized, if any. The standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, which will be the Partnership’s 2013 fiscal year. Early adoption is permitted. The adoption of this standard is not expected to impact the Partnership’s financial position, results of operations or cash flows.

16. Subsequent Event – Acquisition of Inergy Propane

On August 1, 2012 (the “Acquisition Date”), the Partnership completed the acquisition of the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane LLC, and the assets of Inergy Sales and Service, Inc. (“Inergy Sales”). The acquired interests and assets are collectively referred to as “Inergy Propane.” As of the Acquisition Date, Inergy Propane consisted of the former retail propane assets and operations of Inergy, L.P. (“Inergy”).

The acquisition of Inergy Propane (the “Inergy Propane Acquisition”) was consummated pursuant to a definitive agreement dated April 25, 2012 with Inergy, Inergy GP, LLC and Inergy Sales, as amended (the “Contribution Agreement”). Prior to the Acquisition Date, Inergy Propane transferred its interest in certain subsidiaries, as well as all of its rights and interests in the assets and properties of its wholesale propane supply, marketing and distribution business, and its rights and interest in the assets and properties of its West Coast natural gas liquids business, to Inergy. These assets were not included as part of the Inergy Propane business at the time of the transfer of the membership interests in Inergy Propane to the Partnership and were not part of the Inergy Propane Acquisition. On the Acquisition Date, Inergy Propane and its remaining wholly-owned subsidiaries acquired became subsidiaries of the Partnership. The results of operations of Inergy Propane will be included in the Partnership’s results of operations beginning on the Acquisition Date.

Pursuant to the Contribution Agreement, the Partnership agreed to issue $600,000 in new common units in the aggregate to Inergy and Inergy Sales (the “Equity Consideration”). In accordance with the Contribution Agreement, the number of common units to be issued to Inergy and Inergy Sales in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of the Partnership’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units.

Also pursuant to the Contribution Agreement, the Partnership and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced an offer to exchange (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 issued by Inergy and Inergy Finance Corp., which had an aggregate principal amount outstanding of $1,200,000 (collectively, the “Inergy Notes”), for a combination of $1,000,000 in aggregate principal amount of new unsecured 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021 (collectively, the “SPH Notes”) issued by the Partnership and Suburban Energy Finance Corp. and up to $200,000 in cash to be paid to tendering noteholders (the “Exchange Offer Cash Consideration”). Pursuant to the Contribution Agreement, the Partnership was required to pay Inergy the difference, if any, between $200,000 and the actual Exchange Offer Cash Consideration paid in accordance with the terms of the Exchange Offers (such payment, the “Inergy Cash Consideration”). The Contribution Agreement provides that the Partnership will offer $65,000 in aggregate cash consent payments in connection with the Exchange Offers and that Inergy will pay $36,500 to the Partnership in cash on the Acquisition Date. The Exchange Offers expired and settled on August 1, 2012 (the “Settlement Date”). On the Settlement Date, the Partnership had received tenders and consents from holders representing approximately 98.09% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders and consents from holders representing approximately 99.74% of the total outstanding principal amount of the 2021 Inergy Notes. Based on the results of the Exchange Offers, the Exchange Offer Cash Consideration due to tendering Inergy noteholders was $184,761. The Inergy Cash Consideration was satisfied by the issuance of 308 common units to Inergy and therefore, when combined with the Equity Consideration, the Partnership issued 14,201 common units in the aggregate to Inergy and Inergy Sales on August 1, 2012. Inergy will subsequently distribute 14,058 of such common units to its unitholders and will retain 1% of such common units, or 143 common units.

On April 25, 2012, the Partnership received consents from the requisite lenders under the Amended Credit Agreement to enable it to incur additional indebtedness, make amendments to the Amended Credit Agreement to adjust certain covenants, and otherwise perform our obligations as contemplated by the Inergy Propane Acquisition. On August 1, 2012, the Operating Partnership executed an amendment to the Amended Credit Agreement to, among other things, provide for (i) a $250,000 senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in our revolving credit facility under the Amended Credit Agreement from $250,000 to $400,000. On the Acquisition Date, the Operating Partnership drew $225,000 on the 364-Day Facility, which, together with cash received from Inergy (pursuant to the Contribution Agreement) and cash on hand, was used to pay (i) the consent fees and the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition. The Partnership intends to repay such borrowings with an equity financing in the future, subject to market conditions.

The amendment to the Amended Credit Agreement also amended certain restrictive and affirmative covenants applicable to the Operating Partnership and the Partnership, as well as certain financial covenants, including (a) requiring the Partnership’s consolidated interest coverage ratio, as defined in the amendment, to be not less than 2.0 to 1.0 as of the end of any fiscal quarter; (b) prohibiting the total consolidated leverage ratio, as defined in the amendment, of the Partnership from being greater than 7.0 to 1.0 as of the end of any fiscal quarter. The minimum consolidated interest coverage ratio increases over time, and commencing with the second quarter of fiscal 2015, such minimum ratio will be 2.5 to 1.0. The maximum consolidated leverage ratio decreases over time, and commencing with the first quarter of fiscal 2015, such maximum ratio will be 4.75 to 1.0.

The preliminary fair value of the purchase price for Inergy Propane was $1,896,860, consisting of: (i) $1,075,043 of newly issued SPH Notes (with an aggregate par value of $1,000,000) and $184,761 in cash to tendering Inergy noteholders pursuant to the Exchange Offers; (ii) $65,000 in cash to the Inergy noteholders for the consent payments pursuant to the consent solicitations; (iii) $590,027 of new Suburban common units (consisting of 14,201 common units), which will be distributed to Inergy and Inergy Sales, all but $5,942 (consisting of 143 common units) of which will subsequently be distributed by Inergy to its unitholders; and (iv) reduced by the $17,971 of cash received from Inergy on the Acquisition Date, pursuant to the Contribution Agreement (the cash consideration received from Inergy includes the $36,500 discussed above, and is net of amounts owed to Inergy by the Partnership at the Acquisition Date).

The Inergy Propane Acquisition is consistent with key elements of the Partnership’s strategy for operational growth, which is to focus on businesses with a relatively steady cash flow that will extend the Partnership’s presence in strategically attractive markets, complement its existing business segments or provide an opportunity to diversify its operations with other energy-related assets. For the year ended September 30, 2011, Inergy Propane sold approximately 325,600 gallons of propane and 39,000 gallons of fuel oil and refined fuels to its retail customers in 33 states.

The following presents unaudited pro forma combined financial information as if the Inergy Propane Acquisition had occurred on September 26, 2010, the first day of the Partnership’s 2011 fiscal year. The pro forma net income for the nine months ended June 25, 2011 has been revised to properly include the costs of the Inergy Propane Acquisition of $15,750:

	For the three months ended		For the nine months ended
	June 23, 2012	June 25, 2011	June 23, 2012	June 25, 2011
Revenues	$307,679	$373,168	$1,582,831	$1,919,357
Net (loss) income	$(46,428)	$(53,043)	$61,759	$187,868
(Loss) income per unit
Basic	$(0.93)	$(1.07)	$1.24	$3.78
Diluted	$(0.93)	$(1.07)	$1.24	$3.76

The unaudited pro forma combined financial information reflect Inergy Propane’s historical operating results after giving effect to adjustments directly attributable to the transaction that are expected to have a continuing effect. The unaudited pro forma combined financial information is not necessarily indicative of the results that would have occurred had the Inergy Propane Acquisition occurred on the date indicated nor is it necessarily indicative of future operating results.

In accordance with the Contribution Agreement, the Partnership and Inergy entered into a transition services agreement (the “TSA”) whereby Inergy will provide certain services to the Partnership. The principal services include general business continuity, information technology, accounting, tax and administrative services. Services under the TSA will be provided through the expiration of the term relating to each service or until such time as mutually agreed by the parties. Amounts associated with the services were not material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

August 3, 2012	By:	/s/ MICHAEL A. STIVALA
Date		Michael A. Stivala
Chief Financial Officer

August 3, 2012	By:	/s/ MICHAEL A. KUGLIN
Date		Michael A. Kuglin
Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description of Documents

2.1 *	Contribution Agreement dated as of April 25, 2012, as amended as of June 15, 2012, July 6, 2012 and July 19, 2012, among Inergy, L.P., Inergy GP, LLC, Inergy Sales and Service, Inc. and Suburban Propane Partners, L.P. (Incorporated by reference to Exhibit 2.1 to the Partnership’s Current Reports on Form 8-K filed April 26, 2012, June 15, 2012, July 6, 2012 and July 19, 2012, respectively).

31.1	Certification of the President and Chief Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Chief Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1	Certification of the President and Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2	Certification of the Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Previously filed with Form 10-Q

ANNEX C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2012

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West Whippany, NJ	07981
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On May 3, 2012, Suburban Propane Partners, L.P. (“Suburban”) filed a Current Report on Form 8-K that included in Exhibit 99.2 unaudited financial statements of Inergy Propane, LLC and its subsidiaries as of March 31, 2012 and September 30, 2011 and for the six months ended March 31, 2012 and 2011. As previously disclosed, on August 1, 2012, Suburban consummated its acquisition of the retail propane business of Inergy, L.P. (“NRGY”). Attached as Exhibit 99.1 and incorporated by reference herein are updated unaudited financial statements of Inergy Propane, LLC and its subsidiaries as of June 30, 2012 and September 30, 2011 and for the nine months ended June 30, 2012 and 2011.

Item 9.01. Financial Statements and Exhibits.

(b) Pro forma financial information

On May 3, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.3 unaudited pro forma condensed combined financial information as of and for the six months ended March 24, 2012 and for the year ended September 24, 2011. This unaudited pro forma condensed combined financial information was prepared to give effect to the acquisition of NRGY’s retail propane business. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 to our Current Report on Form 8-K filed on June 15, 2012.

On July 6, 2012, Suburban announced that it further increased the interest rates on the notes being offered to NRGY noteholders in the exchange offers for their NRGY notes and further increased the cash consent payment being offered to the NRGY noteholders in connection with the related consent solicitations. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 to our Current Report on Form 8-K filed on July 6, 2012.

On July 19, 2012, Suburban announced that it entered into a third amendment (the “Amendment No. 3”) to the Contribution Agreement, dated as of April 25, 2012, as amended on June 15, 2012 and July 6, 2012, with NRGY, Inergy GP, LLC, a Delaware limited liability company, and Inergy Sales & Service, Inc., a Delaware corporation. Amendment No. 3 provided that up to approximately $87.1 million (subject to adjustment in connection with the completion of Suburban’s exchange offers for certain of NRGY’s outstanding senior unsecured notes) of the cash consideration to be delivered by Suburban to NRGY pursuant to the Contribution Agreement shall be effected and satisfied by Suburban delivering, or causing to be delivered, to Inergy up to 2,048,282 additional Suburban common units (the “Additional Equity Consideration”). Updated unaudited pro forma condensed combined financial information reflecting the terms of Amendment No. 3, specifically the issuance of the Additional Equity Consideration and the decrease in cash consideration paid, was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 19, 2012. In addition, such unaudited pro forma condensed combined financial information assumed a draw of $150.0 million on a senior secured 364-day term loan facility (the “364-Day Facility”) on the closing date of the acquisition.

On July 30, 2012 Suburban filed a Current Report on Form 8-K that included in Exhibit 99.1 updated unaudited pro forma condensed combined financial information to take account for an increase in the amount of cash consideration to be paid to tendering NRGY noteholders and a decrease in the value of Additional Equity Consideration to be issued on the closing date of the acquisition.

On August 1, 2012, Suburban consummated its acquisition of the retail propane business of NRGY (the “Inergy Propane Acquisition”) and drew $225 million on the 364-Day Facility. In addition, on August 2, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.1 its Fiscal 2012 Third Quarter Financial Results. Attached as Exhibit 99.2 hereto is updated unaudited pro forma condensed combined financial information as of and for the nine months ended June 23, 2012 and for the year ended September 24, 2011 reflecting (i) the consummation of the Inergy Propane Acquisition and (ii) a draw of $225.0 million on the

364-Day Facility on the closing date of the Inergy Propane Acquisition. This updated pro forma financial information replaces the previously provided pro forma financial information in its entirety. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been if the acquisition of NRGY’s retail propane business had occurred on the dates indicated, nor are they necessarily indicative of our future operating results or financial position.

(d) Exhibits:

99.1	Unaudited Consolidated Financial Statements of Inergy Propane, LLC and its subsidiaries as of June 30, 2012 and September 30, 2011 and for the nine months ended June 30, 2012 and 2011

99.2	Unaudited Pro Forma Condensed Combined Financial Information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

Date: August 6, 2012	By:	/s/ Michael A. Stivala
Name: Michael A. Stivala
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Unaudited Consolidated Financial Statements of Inergy Propane, LLC and its subsidiaries as of June 30, 2012 and September 30, 2011 and for the nine months ended June 30, 2012 and 2011

99.2	Unaudited Pro Forma Condensed Combined Financial Information

Inergy Propane, LLC and Subsidiaries

Consolidated Financial Statements

June 30, 2012

Inergy Propane, LLC and Subsidiaries

Consolidated Balance Sheets

(in millions)

	June 30,	September 30,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3.5	$8.7
Accounts receivable, less allowance for doubtful accounts of $2.2 million and $2.5 million at June 30, 2012 and September 30, 2011, respectively	111.1	146.9
Inventories (Note 4)	79.0	207.4
Assets from price risk management activities	40.6	17.1
Prepaid expenses and other current assets	8.8	10.7

Total current assets	243.0	390.8
Property, plant and equipment (Note 4)	1,100.8	1,083.7
Less: accumulated depreciation	462.6	405.1

Property, plant and equipment, net	638.2	678.6

Intangible assets (Note 4):
Customer accounts	377.5	373.9
Other intangible assets	109.4	106.9

	486.9	480.8
Less: accumulated amortization	188.7	164.6

Intangible assets, net	298.2	316.2
Receivable from Inergy Midstream, L.P. (Note 9)	0.1	84.9
Goodwill	336.5	336.1
Other assets	2.1	1.7

Total assets	$1,518.1	$1,808.3

Liabilities and member’s equity
Current liabilities:
Accounts payable	$89.0	$136.1
Accrued expenses	32.9	30.8
Customer deposits	34.9	52.0
Liabilities from price risk management activities	13.5	19.0
Current portion of long-term debt (Note 7)	4.0	4.2

Total current liabilities	174.3	242.1

Long-term debt, less current portion (Note 7)	12.0	13.5
Other long-term liabilities	14.1	14.1

Member’s equity	1,317.7	1,538.6

Total liabilities and member’s equity	$1,518.1	$1,808.3

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Operations

(in millions)

(unaudited)

	Nine Months Ended June 30,
	2012	2011
Revenue:
Propane	$1,132.3	$1,187.9
Other	402.5	366.9

	1,534.8	1,554.8
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	851.2	821.0
Other	311.4	280.6

	1,162.6	1,101.6
Expenses:
Operating and administrative	217.9	213.4
Depreciation and amortization	87.5	88.1
Loss on disposal of assets	5.8	4.9

Operating income	61.0	146.8
Other income (expense):
Interest expense, net	(1.0)	(1.2)
Other income	1.4	0.2

Income before income taxes	61.4	145.8
Benefit (provision) for income taxes	0.1	(0.5)

Net income	$61.5	$145.3

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Member’s Equity

(in millions)

(unaudited)

Member’s Equity
Balance at September 30, 2011	$1,538.6
Proceeds from Inergy, L.P. financing transactions	1,138.6
Distributions to Inergy, L.P.	(1,420.3)
Unit-based compensation charges	6.3
Comprehensive income:
Net income	61.5
Change in unrealized fair value on cash flow hedges	(7.0)

Comprehensive income	54.5

Balance at June 30, 2012	$1,317.7

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Nine Months Ended June 30,
	2012	2011
Operating activities
Net income	$61.5	$145.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	63.4	63.0
Amortization	24.1	25.1
Unit-based compensation charges	6.3	2.6
Provision for doubtful accounts	1.8	2.6
Loss on disposal of assets	5.8	4.9
Charges to related parties	(8.5)	(20.9)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	39.0	(31.6)
Inventories	128.5	(7.6)
Prepaid expenses and other current assets	2.4	(4.4)
Other assets (liabilities)	(24.8)	0.1
Accounts payable and accrued expenses	(44.3)	2.1
Customer deposits	(17.1)	(36.9)
Net liabilities from price risk management activities	(36.0)	(3.6)

Net cash provided by operating activities	202.1	140.7

Investing activities
Acquisitions, net of cash acquired	(23.4)	(35.0)
Purchases of property, plant and equipment	(24.1)	(17.4)
Proceeds from sale of assets	7.3	6.2

Net cash used in investing activities	(40.2)	(46.2)

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Consolidated Statements of Cash Flows (continued)

(in millions)

(unaudited)

	Nine Months Ended June 30,
	2012	2011
Financing activities
Contributions from Inergy, L.P.	$1,558.7	$1,921.0
Distributions to Inergy, L.P.	(1,707.3)	(2,003.6)
Principal payments on long term debt	(2.8)	(3.2)
Advances on loans to Inergy Midstream, L.P.	(33.6)	(63.0)
Proceeds on loans from Inergy Midstream, L.P.	17.9	54.7

Net cash used in financing activities	(167.1)	(94.1)

Net increase (decrease) in cash	(5.2)	0.4
Cash at beginning of period	8.7	145.2

Cash at end of period	$3.5	$145.6

Supplemental schedule of noncash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$(0.4)	$2.3

Extinguishment of indebtedness owed by Inergy Midstream, L.P.	$125.0	$—

Acquisitions, net of cash acquired:
Current assets	$5.5	$—
Property, plant and equipment	12.4	21.7
Intangible assets	6.1	9.6
Goodwill	0.4	7.4
Other assets	0.1	—
Current liabilities	—	(2.7)
Debt	(1.1)	(1.0)

Total acquisitions, net of cash acquired	$23.4	$35.0

The accompanying notes are an integral part of these consolidated financial statements.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Organization and Basis of Presentation

Organization

Inergy Propane, LLC (“Inergy Propane”) is a Delaware organized LLC. Inergy Propane is a wholly owned subsidiary of Inergy, L.P. (“Inergy”).

Nature of Operations

Inergy Propane’s primary operations include propane sales to end users, the sale of propane-related appliances and service work for propane-related equipment, the sale of distillate products, wholesale distribution of propane, and marketing and price risk management services to other users, retailers and resellers of propane. In addition, Inergy Propane’s operations include fractionation of natural gas liquids, processing of natural gas and distribution of natural gas liquids.

Basis of Presentation

The financial information contained herein as of June 30, 2012, and for the nine-month periods ended June 30, 2012 and 2011, is unaudited. Inergy Propane believes this information has been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Inergy Propane also believes this information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the periods then ended. The propane business is largely seasonal due to propane’s primary use as a heating source in residential and commercial buildings. Accordingly, the results of operations for the nine-month period ended June 30, 2012, are not indicative of the results of operations that may be expected for the entire fiscal year.

The accompanying consolidated financial statements include the accounts of Inergy Propane, LLC and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Inergy Propane’s results of operations reflect all costs of doing business, including expenses incurred on Inergy Propane’s behalf by Inergy. In addition, Inergy Propane may transact with Inergy’s other wholly owned subsidiary, Tres Palacios Gas Storage LLC, and Inergy’s majority owned subsidiary, Inergy Midstream, L.P. (see Note 9 – Related Party Transactions).

Note 2. Summary of Significant Accounting Policies

Financial Instruments and Price Risk Management

Inergy Propane utilizes certain derivative financial instruments to (i) manage its exposure to commodity price risk, specifically, the related change in the fair value of inventories, as well as the variability of cash flows related to forecasted transactions; and (ii) ensure adequate physical supply of commodity will be available. Inergy Propane records all derivative instruments on the balance sheet as either assets or liabilities measured at fair value. Changes in the fair value of these derivative financial instruments are recorded either through current earnings or as other comprehensive income, depending on the type of transaction.

Inergy Propane is party to certain commodity derivative financial instruments that are designated as hedges of selected inventory positions, and qualify as fair value hedges. Inergy Propane’s overall objective for entering into fair value hedges is to manage its exposure to fluctuations in commodity prices and changes in the fair market value of its inventories. The commodity derivatives are recorded at fair value on the consolidated balance sheets as price risk management assets or liabilities and the related change in fair value is recorded to earnings in the current period as cost of product sold.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Any ineffective portion of the fair value hedges is recognized as cost of product sold in the current period. Inergy Propane recognized a net loss of $0.1 million and a net gain of $0.3 million in the nine months ended June 30, 2012 and 2011, respectively, related to the ineffective portion of its fair value hedging instruments. In addition, Inergy Propane recognized no gain or loss for the nine months ended June 30, 2012 and 2011, related to the portion of fair value hedging instruments that it excluded from its assessment of hedge effectiveness.

Inergy Propane also enters into derivative financial instruments that qualify as cash flow hedges, which hedge the exposure of variability in expected future cash flows predominantly attributable to forecasted purchases to supply fixed price sale contracts. These derivatives are recorded on the balance sheet at fair value as price risk management assets or liabilities. The effective portion of the gain or loss on these cash flow hedges is recorded in other comprehensive income in partner’s capital and reclassified into earnings in the same period in which the hedge transaction affects earnings. In certain situations under the rules, the ineffective portion of the gain or loss is recognized as cost of product sold in the current period. Accumulated other comprehensive loss was $8.9 million and $1.8 million at June 30, 2012 and September 30, 2011, respectively. Approximately $8.7 million is expected to be reclassified to earnings from other comprehensive income over the next twelve months. Inergy Propane’s comprehensive income was $54.5 million and $140.7 million for the nine months ended June 30, 2012 and 2011, respectively.

Inergy Propane’s policy is to offset fair value amounts of derivative instruments and cash collateral paid or received with the same counterparty under a master netting arrangement.

The cash flow impact of derivative financial instruments is reflected as cash flows from operating activities in the consolidated statements of cash flows.

Revenue Recognition

Sales of propane and other liquids are recognized at the time product is shipped or delivered to the customer depending on the sales terms. Gas processing and fractionation fees are recognized upon delivery of the product. Revenue from the sale of propane appliances and equipment is recognized at the time of delivery. Revenue from repairs and maintenance is recognized upon completion of the service.

Allocation of Expenses

Inergy Propane incurs a variety of charges related to administrative services provided to Inergy and its subsidiaries including Inergy Midstream, L.P. and Tres Palacios Gas Storage LLC. These amounts charged to related parties are reflected in the consolidated financial statements of Inergy Propane as a reduction of the related expenses. Management believes the charges were made on a reasonable basis. Additionally, Inergy Propane has historically operated as the treasury function for Inergy and its subsidiaries (Inergy Midstream, L.P. and Tres Palacios Gas Storage LLC) with funding to support distributions to Inergy shareholders, capital expansion, working capital needs and debt service. See Note 9 for disclosure of related party transactions.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inventories

Inventories for retail operations, which mainly consist of propane gas and other liquids, are stated at the lower of cost or market and are computed using the average cost method. Substantially all wholesale propane and other liquids inventories are designated under a fair value hedge program and are consequently adjusted for market values. The remaining portion is stated at the lower of cost or market and is computed predominantly using the average cost method. Propane and other liquids inventories being hedged and adjusted for market value at June 30, 2012 and September 30, 2011, amount to $35.5 million and $147.7 million, respectively.

Shipping and Handling Costs

Shipping and handling costs are recorded as part of cost of product sold at the time product is shipped or delivered to the customer.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Buildings, land and improvements	15-25
Office furniture and equipment	3–7
Vehicles	5–10
Tanks and plant equipment	5–30

Inergy Propane reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Inergy Propane identified certain tanks in which the carrying amount exceeded the fair value due to Inergy Propane’s plan to sell the tanks. See Note 4 for a discussion of assets held for sale at June 30, 2012 and September 30, 2011.

Identifiable Intangible Assets

Inergy Propane has recorded certain identifiable intangible assets, including customer accounts, covenants not to compete and trademarks, which have all arisen from acquisitions. Additionally, an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Years
Customer accounts	15–20
Covenants not to compete	2–10

Trademarks have been assigned an indefinite economic life and are not being amortized, but are subject to an annual impairment evaluation.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Goodwill

Goodwill is recognized for various acquisitions as the excess of the cost of the acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill is subject to at least an annual assessment for impairment by applying a fair-value-based test.

In connection with the goodwill impairment evaluation, Inergy Propane identified three reporting units. The carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of the goodwill is determined by allocating the fair value to all of its assets (recognized and unrecognized) and liabilities to its carrying amount.

Inergy Propane completed its annual impairment test for each of its reporting units and determined that no impairment existed as of September 30, 2011. No indicators of impairment were identified requiring an interim impairment test during the nine-month period ended June 30, 2012.

Income Taxes

Inergy Propane is a single member owned limited liability company and is treated like a partnership for federal tax purposes. Partnerships are generally not subject to federal income tax. Inergy Sales and Service, Inc. (“Services”), a subsidiary of Inergy Propane, is incorporated as a taxable entity, and as such, federal and state income taxes are provided on the taxable income of Services. The earnings of Inergy Propane and its subsidiaries are included in the Federal and state income tax returns of Inergy’s partners. Furthermore, legislation in certain states allows for taxation of partnerships, and as such, certain state taxes for Inergy Propane have been included in the accompanying financial statements as income taxes due to the nature of the tax in those particular states. Inergy Propane is required to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which differences are expected to reverse.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to members or partners as a result of differences between the tax basis and the financial reporting basis of assets and liabilities.

Sales Tax

Inergy Propane accounts for the collection and remittance of all taxes on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of operations.

Asset Retirement Obligations

An asset retirement obligation (ARO) is an estimated liability for the cost to retire a tangible asset. The fair value of certain AROs could not be made as settlement dates (or range of dates) associated with these assets were not estimable.

Fair Value

Cash and cash equivalents, accounts receivable (net of reserve for doubtful accounts) and payables are carried at cost, which approximates fair value due to their liquid and short-term nature.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Assets and liabilities from price risk management are carried at fair value as discussed in Note 6. The estimated fair value of assets from price risk management activities amounted to $40.6 million and $17.1 million at June 30, 2012 and September 30, 2011, respectively. The liabilities from price risk management amounted to $13.5 million and $19.0 million at June 30, 2012 and September 30, 2011, respectively.

Accounting for Unit-Based Compensation

Inergy sponsors a unit-based employee compensation plan in which Inergy Propane’s employees participate. All share-based payments to Inergy Propane’s employees, including grants of employee stock options, are recognized in the income statement based on their fair values with an offsetting amount recorded as contributed capital from Inergy. Inergy Propane employees received unit-based compensation of $6.3 million and $2.6 million during the nine months ended June 30, 2012 and 2011, respectively.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income” (“ASU 2011-05”). Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. Under both options, an entity will be required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. Furthermore, regardless of the presentation methodology elected, the entity will be required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income. The amendments contained in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective for Inergy Propane on October 1, 2012. Inergy Propane does not currently anticipate the adoption of ASU 2011-05 will impact comprehensive income, however it will require Inergy Propane to change its historical practice of showing these items within the Consolidated Statement of Member’s Equity.

In January 2010, the FASB issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”), which is included in the ASC Topic 820 (Fair Value Measurements and Disclosures). ASU 2010-06 requires new disclosures on the amount and reason for transfers in and out of Level 1 and Level 2 fair value measurements. ASU 2010-06 also requires disclosure of activities, including purchases, sales, issuances and settlements within the Level 3 fair value measurements and clarifies existing disclosure requirements on levels of disaggregation and disclosures about inputs and valuation techniques. Inergy Propane has previously adopted the new disclosures for transfers in and out of level 1 and level 2. The new disclosures for level 3 were adopted on October 1, 2011, and are disclosed in Note 6.

Note 3. Acquisitions

On November 11, 2011, Inergy Propane completed the acquisition of substantially all the assets of Papco, LLC / South Jersey Terminal, LLC (“Papco”), located in Bridgeton, New Jersey.

On January 13, 2012, Inergy Propane completed the acquisition of substantially all the assets of Baker-Doucette, Inc. (d/b/a Woodstock Oil Company) and Rising Moon, LLC (d/b/a Woodstock Propane Company) (“Woodstock”), located in Bryant Pond, Maine.

On February 13, 2012, Inergy Propane completed the acquisition of all operating assets at the Aztec, New Mexico location of Alliance Propane, LLC (d/b/a Mesa Propane).

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

The above described acquisitions are not material to the financial statements.

The purchase price allocation for these acquisitions has been prepared on a preliminary basis pending final asset valuation and asset rationalization, and changes are expected when additional information becomes available.

Note 4. Certain Balance Sheet Information

Inventories consisted of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30,	September 30,
	2012	2011
Propane gas and other liquids	$67.5	$194.9
Appliances, parts, supplies and other	11.5	12.5

Total inventory	$79.0	$207.4

Property, plant and equipment consisted of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30,	September 30,
	2012	2011
Tanks and plant equipment	$832.8	$809.9
Buildings, land and improvements	102.4	100.4
Vehicles	128.7	121.4
Construction in process	1.1	17.3
Office furniture and equipment	35.8	34.7

	1,100.8	1,083.7
Less: accumulated depreciation	462.6	405.1

Total property, plant and equipment, net	$638.2	$678.6

The tanks and plant equipment balances above include tanks owned by Inergy Propane that reside at customer locations. The leases associated with these tanks are accounted for as operating leases. These tanks had a value of $442.4 million with an associated accumulated depreciation balance of $129.6 million at June 30, 2012.

The property, plant and equipment balances above at June 30, 2012 and September 30, 2011, include $6.8 million and $6.5 million, respectively, of propane operations assets deemed held for sale. These assets consist primarily of tanks deemed to be excess, redundant or underperforming assets. These assets were identified primarily as a result of losses due to disconnecting installations of customers who have chosen to switch suppliers and due to low margins, poor payment history or low volume usage. As a result, the carrying value of these assets was reduced to their estimated recoverable value less anticipated disposition costs, resulting in losses of $6.5 million for the nine months ended June 30, 2012. At June 30, 2011, $3.3 million of propane operations assets were deemed held for sale, which resulted in a loss of $4.5 million during the nine months ended June 30, 2011, to reduce the carrying value of these assets to their estimated recoverable value less anticipated disposition costs. These losses are included as components of operating income as losses on disposal of assets. When aggregated with other realized gains/losses, such amounts totaled $5.8 million and $4.9 million during the nine months ended June 30, 2012 and 2011, respectively.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Intangible assets consist of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30,	September 30,
	2012	2011
Customer accounts	$377.5	$373.9
Covenants not to compete	78.5	76.0
Trademarks	30.9	30.9

	486.9	480.8
Less: accumulated amortization	188.7	164.6

Total intangible assets, net	$298.2	$316.2

Note 5. Risk Management

Inergy Propane is exposed to certain market risks related to its ongoing business operations, which includes exposure to changing commodity prices. Inergy Propane utilizes derivative instruments to manage its exposure to fluctuations in commodity prices, which is discussed more fully below. Additional information related to derivatives is provided in Note 2 and Note 6.

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

Inergy Propane sells propane and other commodities to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of propane. Inergy Propane will enter into offsetting positions to hedge against the exposure its customer contracts create. Inergy Propane does not designate these instruments as hedging instruments. These instruments are marked to market with the changes in the market value reflected in cost of product sold. Inergy Propane attempts to balance its contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in cost of product sold related to these instruments. However, immaterial net unbalanced positions can exist or are established based on assessment of anticipated short-term needs or market conditions.

Cash Flow Hedging Activity

Inergy Propane sells propane and heating oil to retail customers at fixed prices. Inergy Propane will enter into derivative instruments to hedge a significant portion of its exposure to fluctuations in commodity prices as a result of selling the fixed price contracts. These instruments are identified and qualify to be treated as cash flow hedges. This accounting treatment requires the effective portion of the gain or loss on the derivative to be reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Fair Value Hedging Activity

Inergy Propane will enter into derivative instruments to hedge its exposure to fluctuating commodity prices that results from maintaining its wholesale inventory. These instruments hedging wholesale inventory qualify to be treated as fair value hedges. This accounting treatment requires the fair value changes in both the derivative instruments and the hedged inventory to be recorded in cost of product sold.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

A significant amount of inventory held in bulk storage facilities is hedged as it is not expected to be sold in the immediate future and is therefore exposed to fluctuations in commodity prices. Commodity inventory held at retail locations is not hedged as this inventory is expected to be sold in the immediate future and is therefore not exposed to fluctuations in commodity prices over an extended period of time.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of Inergy Propane’s derivative financial instruments include the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30, 2012		September 30, 2011
	Fixed Price Payor	Fixed Price Receiver	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (barrels)	6.9	6.4	10.1	10.6
Natural gas (MMBTUs)	8.1	7.8	0.1	—

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect Inergy Propane’s monetary exposure to market or credit risks.

Fair Value of Derivative Instruments

The following tables detail the amount and location on Inergy Propane’s consolidated balance sheets and consolidated statements of operations related to all of its commodity derivatives (in millions):

	Amount of Gain (Loss) Recognized in Net Income from Derivatives		Amount of Gain (Loss) Recognized in Net Income on Item Being Hedged
	Nine Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
Derivatives in fair value hedging relationships:
Commodity (a)	$10.7	$9.5	$(10.8)	$(9.2)

	Amount of Gain (Loss) Recognized in OCI on Effective Portion of Derivatives		Amount of Gain (Loss) Reclassified from OCI to Net Income		Amount of Gain (Loss) Recognized in Net Income on Ineffective Portion of Derivatives & Amount Excluded from Testing
	Nine Months Ended June 30,		Nine Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011	2012	2011
Derivatives in cash flow hedging relationships:
Commodity (b)	$(8.8)	$0.5	$(1.8)	$5.0	$—	$—

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

	Amount of Gain (Loss) Recognized in Net Income from Derivatives
	Nine Months Ended June 30,
	2012	2011
Derivatives not designated as hedging instruments:
Commodity (c)	$11.4	$11.2

(a)	The gain (loss) on both the derivative and the item being hedged are located in cost of product sold in the consolidated statements of operations.
(b)	The gain (loss) on the amount reclassified from OCI into income, the ineffective portion and the amount excluded from effectiveness testing are included in cost of product sold.
(c)	The gain (loss) is recognized in cost of product sold.

All contracts subject to price risk had a maturity of twenty-seven months or less; however, approximately 98% of the contracts expire within twelve months.

Credit Risk

Inherent in Inergy Propane’s contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. Inergy Propane takes an active role in managing credit risk and has established control procedures, which are reviewed on an ongoing basis. Inergy Propane attempts to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with assets from price risk management activities as of June 30, 2012 and September 30, 2011, were energy marketers and propane retailers, resellers and dealers.

Certain of Inergy Propane’s derivative instruments have credit limits that require Inergy Propane to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as Inergy Propane’s established credit limit with the respective counterparty. If Inergy Propane’s credit rating were to change, the counterparties could require Inergy Propane to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in Inergy Propane’s credit rating as well as the requirements of the individual counterparty. The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that are in a liability position on June 30, 2012, is $20.4 million for which Inergy Propane has posted collateral of $13.1 million. In addition, Inergy Propane has made an initial margin deposit of $13.3 million to NYMEX in the normal course of business. Inergy Propane has received collateral of $11.7 million in the normal course of business. All collateral amounts have been netted against the asset or liability with the respective counterparty.

Note 6. Fair Value Measurements

FASB Accounting Standards Codification Subtopic 820-10 (“ASC 820-10”) establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). The three levels of the fair value hierarchy are as follows:

•	Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (“OTC”) forwards, options and physical exchanges.

•

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As of June 30, 2012, Inergy Propane held certain assets and liabilities that are required to be measured at fair value on a recurring basis. These included Inergy Propane’s derivative instruments related to propane, heating oil, crude oil and natural gas liquids as well as the portion of inventory that is hedged in a qualifying fair value hedge. Inergy Propane’s derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Certain of Inergy Propane’s derivative instruments are traded on the NYMEX. These instruments have been categorized as level 1.

Inergy Propane’s derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as level 2.

Inergy Propane’s inventory that is the hedged item in a qualifying fair value hedge is valued based on prices quoted from observable sources and verified with broker quotes. This inventory has been categorized as level 2.

Inergy Propane’s OTC options are valued based on an internal option model. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as level 3.

No changes in valuation techniques were made by Inergy during the nine months ended June 30, 2012.

The assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Inergy Propane’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

hierarchy Inergy Propane’s assets and liabilities that were accounted for at fair value on a recurring basis at June 30, 2012 and September 30, 2011, (in millions):

	June 30, 2012
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$1.7	$37.8	$7.6	$47.1	$10.0	$37.1	$(6.5)	$40.6
Inventory	—	35.5	—	35.5	—	—	—	35.5

Total assets at fair value	$1.7	$73.3	$7.6	$82.6	$10.0	$37.1	$(6.5)	$76.1

Liabilities
Liabilities from price risk management	$1.2	$30.5	$0.4	$32.1	$11.5	$20.6	$(18.6)	$13.5

	September 30, 2011
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Total	Designated as Hedges	Not Designated as Hedges	Netting Agreements(a)	Total
Assets
Assets from price risk management	$1.2	$23.4	$4.0	$28.6	$8.8	$19.8	$(11.5)	$17.1
Inventory	—	147.7	—	147.7	—	—	—	147.7

Total assets at fair value	$1.2	$171.1	$4.0	$176.3	$8.8	$19.8	$(11.5)	$164.8

Liabilities
Liabilities from price risk management	$0.9	$15.4	$2.7	$19.0	$5.4	$13.6	$—	$19.0

(a)

Amounts represent the impact of legally enforceable master netting agreements that allow Inergy Propane to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

For assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period, ASC 820-10 requires a reconciliation of the beginning and ending balances, separated for each major category of assets. The reconciliation is as follows (in millions):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Nine Months Ended June 30, 2012
Assets
Beginning balance	$4.0
Beginning balance recognized during the period as a component of cost of product sold	(3.7)
Change in value of contracts executed during the period	7.3

Ending balance	$7.6

Liabilities
Beginning balance	$(2.7)
Beginning balance recognized during the period as a component of cost of product sold	2.5
Change in value of contracts executed during the period	(0.2)

Ending balance	$(0.4)

Note 7. Long-Term Debt

Notes Payable and Other Obligations

Inergy Propane has non-interest bearing obligations due under noncompetition agreements and other note payable agreements consisting of agreements between Inergy Propane and the sellers of retail propane companies acquired from fiscal year 2003 through June 30, 2012. The balance outstanding under these notes payable was $16.0 million and $17.7 million at June 30, 2012 and September 30, 2011, respectively.

Inergy, L.P. Long-Term Debt

Inergy Propane is dependent on Inergy for any financing required in excess of the cash generated by its operations. As of June 30, 2012 and September 30, 2011, Inergy had outstanding debt balances of $1,381.8 million and $1,835.3 million, respectively. Obligations under Inergy’s outstanding senior notes are jointly and severally guaranteed by Inergy Propane and Inergy’s other wholly owned domestic subsidiaries. Obligations under Inergy’s credit agreement are secured by liens and mortgages on Inergy Propane’s fee-owned real and personal property, except real property located in New York. However, such balances are not reflected on Inergy

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Propane’s consolidated financial statements. Inergy’s credit agreement and senior notes consisted of the following at June 30, 2012 and September 30, 2011, respectively (in millions):

	June 30, 2012	September 30, 2011
Credit agreement:
Revolving loan facility	$170.2	$81.2
Term loan facility	—	300.0
Senior unsecured notes	1,200.8	1,445.1
Fair value hedge adjustment on senior unsecured notes	—	0.5
Bond/swap premium	10.8	13.8
Bond discount	—	(5.3)

Total debt	1,381.8	1,835.3
Less: current portion	1,188.5	3.2

Total long-term debt	$193.3	$1,832.1

Included in the current portion of long-term debt is $1,187.0 million of senior notes tendered as of July 26, 2012. On August 1, 2012, these Inergy senior notes were exchanged for approximately $1,000.0 million in Suburban Propane Partners, L.P. (“SPH”) senior notes and cash from SPH in conjunction with the contribution of Inergy’s retail propane operations to SPH discussed in Note 10. These senior notes were cancelled and are no longer on Inergy’s consolidated balance sheet at August 1, 2012. In accordance with ASC 210, the full amount of the debt tendered has been classified as current on Inergy’s June 30, 2012 consolidated balance sheet due to the intent at June 30, 2012 to use Inergy’s retail propane assets held for sale of $1,174.1 million in part to effectuate the exchange of the senior notes.

On November 24, 2009, Inergy entered into a secured credit facility (“Credit Agreement”) which provided borrowing capacity of up to $525 million in the form of a $450 million revolving general partnership credit facility (“General Partnership Facility”) and a $75 million working capital credit facility (“Working Capital Facility”). This facility was to mature on November 22, 2013. Borrowings under these secured facilities are available for working capital needs, future acquisitions, capital expenditures and other general partnership purposes, including the refinancing of existing indebtedness under the former credit facility.

On February 2, 2011, Inergy amended and restated the Credit Agreement to add a $300 million term loan facility (the “Term Loan Facility”). The term loan was to mature on February 2, 2015, and bear interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 1.00% to 2.25%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 2.00% to 3.25%.

On July 28, 2011, Inergy further amended its amended and restated Credit Agreement to (i) raise the aggregate revolving commitment from $525 million to $700 million (“Revolving Loan Facility”) with the amount existing as a singular tranche, (ii) reduce the applicable rate on revolving loans and commitment fees, (iii) modify and refresh certain covenants and covenant baskets, and (iv) extend the maturity date from November 22, 2013 to July 28, 2016.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

On April 13, 2012, Inergy further amended its amended and restated Credit Agreement. This amendment, among other things, (i) permits Inergy to sell up to 5,000,000 Inergy Midstream common units, (ii) permits Inergy to sell all of the assets or capital stock of US Salt, LLC (“US Salt”) pursuant to which US Salt will be released as a subsidiary guarantor under the Credit Agreement, (iii) decreases the aggregate revolving commitment and general partnership commitment from $700 million to $550 million, and (iv) adjusts several of the financial covenants.

On July 26, 2012, Inergy further amended its amended and restated Credit Agreement in order to: (i) permit Inergy to enter into a series of transactions as described in the Contribution Agreement dated as of April 25, 2012 among Inergy and Suburban Propane Partners, L.P, (ii) permit Inergy to repurchase, repay or redeem all or any portion of the senior notes that remain outstanding after the closing of the Contribution Agreement, (iii) modify certain negative and financial covenants under the Credit Agreement, and (iv) allow Inergy to redeem, buy back or otherwise acquire up to $100,000,000 of its common units on or prior to March 31, 2013 subject to meeting certain financial covenant requirements. This amendment did not become effective until the contribution of Inergy’s retail propane assets to SPH closed on August 1, 2012. In conjunction with the close of this transaction, $1,187.0 million in Inergy senior notes were exchanged for SPH senior notes, thereby eliminating the senior notes from Inergy’s consolidated balance sheet on August 1, 2012.

The Credit Agreement contains various covenants and restrictive provisions that limit its ability to, among other things:

•	incur additional debt;

•	make distributions on or redeem or repurchase units;

•	make certain investments and acquisitions;

•	incur or permit certain liens to exist;

•	enter into certain types of transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer or otherwise dispose of assets.

The Credit Agreement (as of June 30, 2012) contains the following financial covenants:

•

the ratio of Inergy’s total funded debt (as defined in the Credit Agreement) to consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarters most recently ended must be no greater than 5.75 to 1.0;

•

the ratio of Inergy’s senior secured funded debt (as defined in the Credit Agreement) to consolidated EBITDA (as defined in the Credit Agreement) for the four fiscal quarters most recently ended must be no greater than 2.75 to 1.0; and

•

the ratio of Inergy’s consolidated EBITDA to consolidated interest expense (as defined in the Credit Agreement), for the four fiscal quarters then most recently ended, must not be less than 2.25 to 1.0.

If Inergy should fail to perform its obligations under these and other covenants, the Revolving Loan Facility could be terminated and any outstanding borrowings, together with accrued interest, under the Credit Agreement could be declared immediately due and payable. The Credit Agreement also has cross default provisions that apply to any other material indebtedness of Inergy.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

All borrowings under the Credit Agreement are generally secured by all of Inergy’s assets and the equity interests in all of Inergy’s wholly owned subsidiaries, and loans thereunder bear interest, at Inergy’s option, subject to certain limitations, at a rate equal to the following:

•

the Alternate Base Rate, which is defined as the higher of (i) the federal funds rate plus 0.50%; (ii) JP Morgan’s prime rate; or (iii) the Adjusted LIBO Rate plus 1%; plus a margin varying from 0.75% to 2.00%; or

•	the Adjusted LIBO Rate, which is defined as the LIBO Rate plus a margin varying from 1.75% to 3.00%.

In conjunction with the Inergy Midstream, L.P. (“Inergy Midstream”) initial public offering (“IPO”), on December 21, 2011, Inergy entered into the following transactions:

•

Entered into a $255 million unsecured promissory note with JPMorgan Chase Bank (“Promissory Note”). The promissory note was assumed by Inergy Midstream and paid in full utilizing proceeds from the IPO.

•	Paid in full the $300 million balance outstanding on the Term Loan Facility.

•	Tendered for substantially all the $95 million outstanding on the 2015 Senior Notes.

•	Tendered for $150 million of the $750 million outstanding on the 2021 Senior Notes.

•

The debt payments described above were funded by the $255 million proceeds from the Promissory Note, $80 million borrowing on the NRGM Credit Facility (discussed below) and borrowings on the Revolving Loan Facility.

At June 30, 2012, the balance outstanding under the Credit Agreement was $170.2 million. At September 30, 2011, the balance outstanding under the Credit Agreement was $381.2 million, of which $300.0 million was borrowed under the Term Loan Facility and $81.2 million under the Revolving Loan Facility. The interest rates of the Revolving Loan Facility are based on prime rate and LIBOR plus the applicable spreads, resulting in interest rates which were between 3.25% and 5.25% at June 30, 2012, and 2.73% and 4.75% at September 30, 2011. The interest rate on the Term Loan Facility was based on LIBOR plus the applicable spread, resulting in an interest rate that was 3.23% at September 30, 2011. Availability under the Credit Agreement amounted to $325.5 million and $575.3 million at June 30, 2012 and September 30, 2011, respectively. Outstanding standby letters of credit under the Credit Agreement amounted to $54.3 million and $43.5 million at June 30, 2012 and September 30, 2011, respectively.

During fiscal year 2011, Inergy entered into eleven interest rate swaps, one of which was scheduled to mature in 2015 (notional amount of $25 million) and the remaining ten were scheduled to mature in 2018 (aggregate notional amount of $250 million). In August 2011, Inergy’s ten interest rate swaps maturing in 2018 were terminated. In December 2011, the remaining interest rate swap maturing in 2015 was terminated and the Company entered into a new interest rate swap scheduled to mature in 2018 (notional amount of $50 million). This swap agreement, which was to expire on the same date as the maturity date of the related senior unsecured notes and contained call provisions consistent with the underlying senior unsecured notes, required the counterparty to pay Inergy an amount based on the stated fixed interest rate due every nine months. In exchange, Inergy was required to make semi-annual floating interest rate payments on the same dates to the counterparty based on an annual interest rate equal to the one-month LIBOR interest rate plus a spread of 5.218% applied to the same aggregate notional amount of $50 million. This swap agreement had been accounted for as a fair value hedge. Amounts received or paid under the agreement were accrued and recognized over the life of the agreement as an adjustment to interest expense. In May 2012, this interest rate swap was terminated.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy is party to six interest rate swap agreements scheduled to mature in 2015 to hedge its exposure to variable interest payments due under the Credit Agreement. Certain of these swap agreements with a notional amount of $100.0 million do not commence quarterly settlements until October 1, 2012. These swap agreements require Inergy to pay the counterparty an amount based on fixed rates from 0.84% to 2.43% due quarterly. In exchange, the counterparty is required to make quarterly floating interest rate payments on the same date to Inergy based on the three-month LIBOR applied to the same aggregate notional amount of $225 million. Inergy has accounted for these swap agreements as cash flow hedges.

At June 30, 2012, Inergy was in compliance with the debt covenants in the Credit Agreement and senior unsecured notes.

Note 8. Commitments and Contingencies

Inergy Propane periodically enters into agreements with suppliers to purchase fixed quantities of propane, distillates, natural gas and liquids at fixed prices. At June 30, 2012, the total of these firm purchase commitments was $259.0 million, approximately 98% of which will occur over the course of the next twelve months. Inergy Propane also enters into non-binding agreements with suppliers to purchase quantities of propane, distillates, natural gas and liquids at variable prices at future dates at the then prevailing market prices.

Inergy Propane is periodically involved in litigation proceedings. The results of litigation proceedings cannot be predicted with certainty; however, management believes that Inergy Propane does not have material potential liability in connection with these proceedings that would have a significant financial impact on its consolidated financial condition, results of operations or cash flows.

Inergy Propane utilizes third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience. The primary assumption utilized is actuarially determined loss development factors. The loss development factors are based primarily on historical data. Inergy Propane’s self insurance reserves could be affected if future claims development differs from the historical trends. Inergy Propane believes changes in health care costs, trends in health care claims of its employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities. Inergy Propane continually monitors changes in employee demographics, incident and claim type and evaluates its insurance accruals and adjusts its accruals based on its evaluation of these qualitative data points. At June 30, 2012 and September 30, 2011, Inergy Propane’s self-insurance reserves were $25.2 million and $20.6 million, respectively. Inergy Propane estimates that $14.1 million of this balance will be paid subsequent to June 30, 2013. As such, $14.1 million has been classified in other long-term liabilities on the consolidated balance sheets.

Note 9. Related Party Transactions

Transactions with Inergy Midstream, L.P.

Inergy Midstream, LLC was formed in September 2004 by Inergy to acquire, develop, own and operate midstream energy assets. In connection with its initial public offering (“IPO”) of common units representing limited partnership interests, Inergy Midstream, LLC converted into a Delaware limited partnership and changed its name to Inergy Midstream, L.P. (“Inergy Midstream”). Inergy Midstream’s IPO closed on December 21, 2011. On May 14, 2012, Inergy announced that it contributed 100% of the membership interests in US Salt to

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Inergy Midstream for consideration of $192.5 million, which consisted of $182.5 million of cash and 473,707 NRGM common units issued directly to Inergy. Following Inergy Midstream’s IPO and the US Salt contribution, Inergy owns approximately 56.4 million limited partner units of NRGM, representing an approximate 75% ownership interest.

Inergy Propane has historically provided Inergy Midstream with funding to support acquisitions, capital expansion and working capital needs. The amounts provided by Inergy Propane to Inergy Midstream to finance Inergy Midstream’s acquisitions are considered to be a distribution to Inergy. Amounts financed to support capital expansion and working capital needs, net of what Inergy Midstream has provided to Inergy Propane, are considered to be loans and are classified as a receivable at cost from Inergy Midstream on the consolidated financial statements of Inergy Propane. In conjunction with Inergy Midstream’s IPO, Inergy Propane extinguished $125.0 million of indebtedness owed by Inergy Midstream.

Interest is charged on the related party loan balances during the period of construction of Inergy Midstream’s expansion projects.

Transactions with Inergy, L.P. and its Wholly Owned Subsidiaries

See “Note 7 – Long Term Debt” for additional information regarding certain related party financing arrangements.

Inergy Propane has historically operated as the treasury function for the group and has provided Inergy and its wholly owned subsidiary, Tres Palacios Gas Storage LLC, with funding to support distributions to Inergy shareholders, capital expansion, working capital needs and debt service. Inergy has historically contributed all of its cash generated from financing transactions to Inergy Propane. Tres Palacios Gas Storage LLC has historically provided all of its cash generated by operations to Inergy Propane. Payments made and received by Inergy Propane from this related party are considered to be permanent distributions or contributions between Inergy Propane and Inergy and are accordingly classified in member’s equity at cost on the consolidated financial statements of Inergy Propane.

Related Party Charges

Inergy Propane incurs a variety of charges related to administrative services provided to Inergy, L.P. and its subsidiaries including Inergy Midstream and Tres Palacios Gas Storage LLC. Inergy Propane charged Inergy Midstream and Tres Palacios Gas Storage LLC at cost and in the amounts of $8.5 million and $20.9 million for the nine months ended June 30, 2012 and 2011, respectively, for these services. The increase in the June 30, 2011 amount resulted from transaction costs related to acquisitions that were not associated with Inergy Propane’s operations. These amounts are reflected in the consolidated financial statements of Inergy Propane as a reduction of the related expenses. Management believes the intercompany charges were made on a reasonable basis. Due to the nature of these intercompany charges, it is not practicable to estimate what Inergy Propane’s costs would have been on a stand-alone basis. Accordingly, the accompanying financial statements may not necessarily be indicative of the conditions that would have existed, or the results of operations that would have occurred, if Inergy Propane had operated as a stand-alone entity.

Inergy Propane recorded cost of goods sold related to transactions with Inergy Midstream of $8.5 million and $2.2 million for the nine months ended June 30, 2012 and 2011, respectively. The cost related to storage space leased from Inergy Midstream’s Bath storage facility.

Inergy charges interest on borrowings made by Inergy Propane to fund capital improvement projects. The borrowing is forgiven upon the completion of the project and accounted for as an equity contribution.

Inergy Propane, LLC and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Note 10. Subsequent Events

Inergy Propane has identified subsequent events requiring disclosure through August 2, 2012, the date that these financial statements were available to be issued.

On August 1, 2012, Inergy closed on its definitive agreement and contributed its retail propane operations to Suburban Propane Partners, L.P. (“SPH”) in exchange for consideration of approximately $1.8 billion. Under the terms of the agreement, Inergy received approximately 14.2 million SPH common units; and SPH exchanged $1,187.0 million of Inergy’s outstanding senior notes for approximately $1,000.0 million of new SPH senior notes and cash paid to noteholders tendering the exchange. Inergy has agreed to distribute approximately 14.1 million of the SPH common units it received to NRGY unitholders of record on a pro rata basis at a future record date to be determined by the board of directors of NRGY’s managing general partner, which management expects to occur within the next 30-45 days.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF SUBURBAN

On August 1, 2012 (the “Acquisition Date”), the Partnership completed the acquisition of the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane, LLC, and the assets of Inergy Sales and Service, Inc. (“Inergy Sales”). The acquired interests and assets are collectively referred to as “Inergy Propane.” As of the Acquisition Date, Inergy Propane consisted of the former retail propane assets and operations of Inergy, L.P. (“Inergy”).

The acquisition of Inergy Propane (the “Inergy Propane Acquisition”) was consummated pursuant to a definitive agreement dated April 25, 2012, as amended on June 15, 2012, July 6, 2012 and July 19, 2012 with Inergy, Inergy GP, LLC and Inergy Sales (the “Contribution Agreement”). Prior to the Acquisition Date, Inergy Propane transferred its interest in certain subsidiaries, as well as all of its rights and interests in the assets and properties of its wholesale propane supply, marketing and distribution business, and its rights and interest in the assets and properties of its West Coast natural gas liquids business, to Inergy. These assets were not included as part of the Inergy Propane business at the time of the transfer of the membership interests in Inergy Propane to the Partnership and were not part of the Inergy Propane Acquisition. On the Acquisition Date, Inergy Propane and its remaining wholly-owned subsidiaries acquired became subsidiaries of the Partnership. The results of operations of Inergy Propane will be included in the Partnership’s results of operations beginning on the Acquisition Date.

Upon contribution, transfer, assignment, and delivery of the acquired interests and acquired assets to Suburban, Suburban issued and delivered to Inergy and Inergy Sales, as consideration in connection with the Inergy Propane Acquisition, an aggregate of 14,200,422 newly issued common units (the “Equity Consideration”). The Equity Consideration consists of (i) the “Initial Equity Consideration” which is equal to 13,892,587 Suburban common units, and (ii) the “Additional Equity Consideration” which is equal to 307,835 Suburban common units determined by dividing (a) the Inergy Cash Consideration of $13.1 million (as defined below) by (b) $42.50, rounded to the nearest whole Suburban common unit. Inergy Sales will distribute any and all Suburban common units it received in connection with the Inergy Propane Acquisition to Inergy. Thereafter, in connection with the Inergy Propane Acquisition and pursuant to the Contribution Agreement, Inergy will distribute ninety-nine percent (99%) of any and all Equity Consideration received to its unitholders and will retain one percent (1%) of any and all Equity Consideration.

Pursuant to the Contribution Agreement, Suburban and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced a private offer to exchange (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 (the “2018 Inergy Notes”) and 6 7/8% Senior Notes due 2021 (the “2021 Inergy Notes”, and together with the 2018 Inergy Notes, the “Inergy Notes”) issued by Inergy and Inergy Finance Corp., which had an aggregate principal amount outstanding of $1,200.0 million, for a combination of up to $1,000.0 million in aggregate principal amount of new unsecured 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021, respectively, issued by Suburban and Suburban Energy Finance Corp. (collectively, the “SPH Notes”) and up to $200.0 million in cash to be paid to tendering noteholders (the “Exchange Offer Cash Consideration”).

At the expiration of the Exchange Offers, Suburban had received tenders from holders representing approximately 98.09% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders from holders representing approximately 99.74% of the total outstanding principal amount of the 2021 Inergy Notes. Based on the results of the Exchange Offers, the Exchange Offer Cash Consideration due to tendering noteholders was $184.7 million. Pursuant to the Contribution Agreement, the Partnership was required to provide Inergy with Additional Equity Consideration for the amount of Inergy Notes not tendered in the Exchange Offers, which amounted to $13.1 million (the “Inergy Cash Consideration”)

Pursuant to the Contribution Agreement, Suburban paid $65.0 million in aggregate cash consent payments to tendering Inergy noteholders in connection with the Exchange Offers and Inergy paid $36.5 million to Suburban in cash at the Acquisition Date.

The preliminary fair value of the purchase price for Inergy Propane is $1,896.9 million, consisting of: (i) $1,000.0 million in aggregate principal amount of newly issued SPH Notes with a fair value of $1,075.0 million, and $184.8 million in cash to Inergy noteholders pursuant to the Exchange Offers; (ii) $65.0 million in cash to the Inergy noteholders for the consent payments pursuant to the Consent Solicitations; (iii) new Suburban common units with a fair value of $590.0 million, which were distributed to Inergy and Inergy Sales, all but $5.9 million of which will subsequently be distributed by Inergy to its unitholders; and (iv) less $17.9 million of net cash received from Inergy at the Acquisition Date pursuant to the Contribution Agreement, which includes the $36.5 million discussed in the preceding paragraph, net of amounts owed to Inergy by the Partnership at the Acquisition Date.

On April 25, 2012, we entered into a commitment letter (the “Bank Commitment Letter”) with certain of our lenders who are party to our existing credit agreement pursuant to which such lenders committed to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the Credit Agreement from $250.0 million to $400.0 million (the “Commitment Increase”). On the Acquisition Date we drew $225.0 million on the 364-Day Facility, which, together with available cash, was used for the purposes of paying (i) the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition. We intend to repay such borrowings with an equity financing in the future, subject to market conditions. The following pro forma financial information reflects borrowings of $225.0 million under the 364-Day Facility.

The following unaudited pro forma condensed combined financial information of Suburban has been prepared to illustrate the effect of the Inergy Propane Acquisition on us and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Suburban and Inergy Propane and should be read in conjunction with the:

•

audited annual financial statements and accompanying notes of Suburban Propane Partners, L.P. included in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011, and the unaudited condensed consolidated financial statements and accompanying notes included in the Quarterly Report on Form 10-Q for the quarterly period ended June 23, 2012, as amended; and

•

audited historical financial statements and accompanying notes of Inergy Propane, LLC as of September 30, 2011 and 2010, and for each of the three years in the period ended September 30, 2011, which is included in Suburban’s Current Report on Form 8-K dated May 3, 2012, and the unaudited interim historical financial statements and accompanying notes for the nine months ended June 30, 2012 and 2011, which is included in Suburban’s Current Report on Form 8-K dated August 6, 2012, in which this financial information has also been filed.

The historical consolidated financial information has been adjusted in the following unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the Inergy Propane Acquisition and related financing, (2) factually supportable, and (3) with respect to the statements of operations, are expected to have a continuing impact on the combined results of Suburban. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Inergy Propane Acquisition had been completed on September 26, 2010, the first day of Suburban’s 2011 fiscal year. The unaudited pro forma condensed combined balance sheet has been prepared assuming the Inergy Propane Acquisition had been completed on June 23, 2012, the last day of Suburban’s 2012 third fiscal quarter. The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the Inergy Propane Acquisition to reflect:

•	the consummation of the Inergy Propane Acquisition;

•

exclusion of historical assets and liabilities of Inergy Propane, LLC not acquired or assumed as part of the Inergy Propane Acquisition and changes in certain revenues and expenses resulting from the exclusion of these assets and liabilities;

•

re-measurement of the assets and liabilities of Inergy Propane (as disclosed in more detail below) to record their preliminary estimated fair values at the Acquisition Date of the closing of the Inergy Propane Acquisition and adjustment of certain expenses resulting therefrom;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the exchange of Inergy Notes for the SPH Notes;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense incurred in connection with borrowing under the 364-Day Facility;

•	no tax adjustments were made as Suburban is a publicly traded master limited partnership and has no substantial federal or state income tax liability.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting. The pro forma information presented, including allocation of the purchase price, is based on preliminary estimates of fair values of assets acquired and liabilities assumed in connection with the Inergy Propane Acquisition. These preliminary estimates are based on available information and certain assumptions that may be revised as additional information becomes available.

The final purchase price allocation for the Inergy Propane Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. Any final adjustments may be materially different from the preliminary estimates, and may result in a change to the unaudited pro forma condensed combined financial information presented herein.

We believe that the assumptions used to derive the unaudited pro forma condensed combined financial information are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Inergy Propane Acquisition been completed as of or for the periods presented, nor are they necessarily indicative of future results.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 23, 2012 (*)

(in thousands)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$115,804	$3,500	$4,685	$—	$(40,984)	$—	(6)	$83,005
Accounts receivable, less allowance for doubtful accounts	62,478	111,100	(68,268)			—		105,310
Inventories	52,331	79,000	(40,922)			—		90,409
Assets from price risk management activities	—	40,600	(40,600)			—		—
Other current assets	18,555	8,800	(6,886)		3,594	—	(7)	24,063

Total current assets	249,168	243,000	(151,991)	—	(37,390)	—		302,787

Property, plant and equipment, net	327,212	638,200	(177,426)			153,324	(8)	941,310
Other intangible assets, net	13,913	298,200	(4,473)			86,822	(9)	394,462
Receivable from Inergy Midstream, L.P.	—	100	(100)			—		—
Goodwill	277,651	336,500	(379)			546,319	(10)	1,160,091
Other assets	28,120	2,100	(1,351)		14,850	—	(11)	43,719

Total assets	$896,064	$1,518,100	$(335,720)	$—	$(22,540)	$786,465		$2,842,369

LIABILITIES AND PARTNERS’ CAPITAL/ MEMBER’S EQUITY
Current liabilities:
Accounts payable	$26,309	$89,000	$(88,836)	$(155)	$—	$—		$26,318
Accrued employment and benefit costs	12,371	—	—	3,652		—		16,023
Customer deposits and advances	36,634	34,900	8	3,844		—		75,386
Short-term borrowings and current portion of long-term borrowings	—	4,000	(88)	(3,912)	225,000	—	(12)	225,000
Liabilities from price risk management activities	—	13,500	(13,500)			—		—
Other current liabilities	35,770	32,900	(19,953)	(3,429)		9,927	(13)	55,215

Total current liabilities	111,084	174,300	(122,369)	—	225,000	9,927		397,942
Long-term borrowings	348,331	12,000	(1,874)	(10,126)	1,075,043	—	(14)	1,423,374
Accrued insurance	43,604	—	—			—		43,604
Other liabilities	55,515	14,100	(14,100)	10,126		—		65,641

Total liabilities	558,534	200,400	(138,343)	—	1,300,043	9,927		1,930,561

Partners’ capital/member’s equity	337,530	1,317,700			574,278	(1,317,700)	(15)	911,808

Total liabilities and partners’ capital/member’s equity	$896,064	$1,518,100	$(138,343)	$—	$1,874,321	$(1,307,773)		$2,842,369

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the third fiscal quarter ended on June 23, 2012 for Suburban and June 30, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 23, 2012 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$666,796	$1,132,300	$(530,224)	$—	$—	$—		$1,268,872
Fuel oil and other refined fuels	92,262	—	—	96,328		—		188,590
Other	78,055	402,500	(258,858)	(96,328)		—		125,369

	837,113	1,534,800	(789,082)	—	—	—		1,582,831
Costs and expenses
Cost of products sold	480,751	1,162,600	(726,328)			—		917,023
Operating and administrative expenses	242,835	217,900	(31,101)	(3,700)		—		425,934
Acquisition-related charges	5,950	—	—	3,700		(9,650	) (16)	—
Loss on disposal of assets	—	5,800	(20)			—		5,780
Depreciation and amortization	23,906	87,500	(34,188)			15,929	(17)	93,147

	753,442	1,473,800	(791,637)	—	—	6,279		1,441,884

Operating income	83,671	61,000	2,555	—	—	(6,279)		140,947
Loss on debt extinguishment	(507)	—	—			—		(507)
Interest expense, net	(19,742)	(1,000)	148		(58,423)	—	(18)	(79,017)
Other income	—	1,400	(1,244)			—		156

Income before (benefit from) provision for income taxes	63,422	61,400	1,459	—	(58,423)	(6,279)		61,579
(Benefit from) provision for income taxes	(60)	(100)	(20)			—		(180)

Net income (loss)	$63,482	$61,500	$1,479	$—	$(58,423)	$(6,279)		$61,759

Income per Common Unit—basic	$1.78							$1.24

Weighted average number of units outstanding—basic	35,616					14,201	(15)	49,817

Income per Common Unit—diluted	$1.77							$1.24

Weighted average number of units outstanding—diluted	35,794					14,201	(15)	49,995

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the third fiscal quarter ended on June 23, 2012 for Suburban and June 30, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 24, 2011 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$929,492	$1,461,900	$(602,294)	$—	$—	$—		$1,789,098
Fuel oil and other refined fuels	139,572	—	—	128,300		—		267,872
Other	121,488	486,800	(294,082)	(128,300)		—		185,906

	1,190,552	1,948,700	(896,376)	—	—	—		2,242,876

Costs and expenses
Cost of products sold	678,719	1,424,100	(822,250)			—		1,280,569
Operating and administrative expenses	330,977	285,800	(28,713)			—		588,064
Severance charge	2,000	—	—			—		2,000
Loss on disposal of assets	—	10,800	113			—		10,913
Depreciation and amortization	35,628	117,200	(42,700)			18,809	(17)	128,937

	1,047,324	1,837,900	(893,550)	—	—	18,809		2,010,483

Operating income	143,228	110,800	(2,826)	—	—	(18,809)		232,393
Interest expense, net	(27,378)	(1,500)	100		(77,897)	—	(18)	(106,675)
Other income	—	200	—			—		200

Income before provision for income taxes	115,850	109,500	(2,726)	—	(77,897)	(18,809)		125,918
Provision for income taxes	884	500	(100)			—		1,284

Net income (loss)	$114,966	$109,000	$(2,626)	$—	$(77,897)	$(18,809)		$124,634

Income per Common Unit—basic	$3.24							$2.51

Weighted average number of units outstanding—basic	35,525					14,201	(15)	49,726

Income per Common Unit—diluted	$3.22							$2.50

Weighted average number of units outstanding—diluted	35,723					14,201	(15)	49,924

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 1. The unaudited pro forma condensed combined financial information was prepared based on the preliminary valuation of the purchase price of $1,896,860 and allocation to the identifiable assets acquired and liabilities assumed. The purchase price was determined and allocated for accounting purposes as follows:

Consideration:
Cash consideration to Inergy noteholders pursuant to the Exchange Offers	$184,761
Cash consideration to Inergy noteholders for consent payment pursuant to the Consent Solicitations	65,000
SPH Notes issued to Inergy noteholders (par value of $1,000,000)	1,075,042
Initial Equity Consideration (see Note 15)	577,237
Additional Equity Consideration (see Note 15)	12,791
Cash received from Inergy pursuant to the Contribution Agreement	(17,971)

$1,896,860

Preliminary purchase price allocation:
Current assets	$91,009
Property, plant and equipment	614,098
Other intangible assets	380,549
Goodwill	882,439
Other assets	749
Current liabilities	(61,858)
Non-current liabilities	(10,126)

$1,896,860

Pursuant to the Contribution Agreement, the cash consideration for Inergy Propane is subject to adjustment for the working capital of Inergy Propane.

In addition, on the Acquisition Date, Inergy provided Suburban with cash in an amount equal to the amount of accrued and unpaid interest on the Inergy Notes through the Acquisition Date, which Suburban distributed to the Inergy noteholders participating in the Exchange Offers on the Acquisition Date.

Note 2. Represents the historical consolidated results of operations and financial position of Suburban.

Note 3. Represents the historical consolidated results of operations and financial position of Inergy Propane, LLC.

Note 4. Reflects the elimination of the historical consolidated results of operations, assets and liabilities of Inergy Propane not to be acquired by Suburban.

Note 5. Reflects reclassifications of amounts included on Inergy Propane’s financial statements to conform to Suburban’s presentation.

Note 6. Reflects pro forma adjustments to cash and cash equivalents as follows:

Gross proceeds from borrowings under 364-Day Facility	$225,000
Cash received from Inergy pursuant to the Contribution Agreement	17,971
Cash payments to Inergy noteholders pursuant to the Exchange Offers	(184,761)
Cash payments to Inergy noteholders for consent payment pursuant to the consent solicitations	(65,000)
Payment of debt origination costs	(18,444)
Payment of acquisition-related costs	(15,750)

$(40,984)

Note 7. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the 364-Day Facility.

Note 8. Reflects pro forma adjustments to record property, plant and equipment at estimated fair value as follows:

To record estimated fair value of Inergy Propane property, plant and equipment	$614,098
Eliminate historical net book value of Inergy Propane property, plant and equipment	(460,774)

$153,324

Note 9. Reflects pro forma adjustments to record other intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships	$363,000
Allocation of purchase price to tradenames	2,200
Allocation of purchase price to non-competes	15,349
Eliminate historical cost of Inergy Propane’s other intangible assets	(293,727)

$86,822

Note 10. Reflects pro forma adjustments to remove Inergy Propane’s historical goodwill of $336,121 and to record goodwill of $882,439 representing the excess of the net purchase price over the preliminary fair values of the net assets acquired and liabilities assumed. Such goodwill principally comprises buyer-specific synergies and assembled workforce.

Note 11. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the issuance of $1,000,000 in aggregate principal amount of SPH Notes.

Note 12. Reflects borrowings under the 364-Day Facility.

Note 13. Reflects pro forma adjustments to record other current liabilities at estimated fair value as follows:

To record estimated fair value of Inergy Propane other current liabilities	$19,445
Eliminate historical cost of Inergy Propane’s other curent liabilities	(9,518)

$9,927

Note 14. Reflects the issuance of $1,000,000 in aggregate principal amount of SPH Notes with an aggregate fair value of $1,075,043.

Note 15. Reflects total pro forma adjustments to partners’ capital accounts as follows:

	Suburban Common Units (in thousands)	Suburban Common Unitholders / Member’s Equity
Elimination of historical Inergy Propane member’s capital		$(1,317,700)
Issuance of Suburban common units (Initial Equity Consideration)	13,893	577,237
Issuance of Suburban common units (Additional Equity Consideration)	308	12,791
Acquisition-related costs		(15,750)

	14,201	$(743,422)

In accordance with the Contribution Agreement, the number of Suburban common units issued to Inergy and Inergy Sales as Initial Equity Consideration in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of Suburban’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units. The number of additional units issued to Inergy as Additional Equity Consideration is determined by dividing the Inergy Cash Consideration by $42.50. The Inergy Cash Consideration was $13,083, which results in the issuance of 308 additional common units.

The pro forma adjustment regarding the 14,201 Suburban common units issued to Inergy and Inergy Sales was determined based on the reported closing price of a Suburban common unit on the New York Stock Exchange on July 31, 2012, which was the last reported closing price prior to the Acquisition Date.

Note 16. Reflects pro forma adjustments for the removal of direct incremental acquisition-related costs reflected in the historical statement of operations for the Inergy Propane Acquisition.

Note 17. Reflects pro forma adjustments to depreciation and amortization expense as follows:

	For the nine months ended June 30, 2012	For the year ended September 24, 2011
Eliminate historical depreciation and amortization expense of Inergy Propane	$(53,312)	$(74,500)
Depreciation and amortization expense reflecting preliminary allocation of the purchase price:
Depreciation expense on property, plant and equipment (5 to 40 years)	39,301	53,389
Amortization expense of customer list intangibles (10 years)	27,225	36,300
Amortization expense of non-compete agreement intangibles (5 years)	2,302	3,070
Amortization expense of tradename intangibles (4 years)	413	550

	$15,929	$18,809

Note 18. Reflects pro forma adjustments to interest expense as follows:

	For the nine months ended June 30, 2012	For the year ended September 24, 2011
Interest on SPH Notes, net of premium	$48,314	$64,419
Interest on borrowings under 364-Day Facility	5,906	7,875
Amortization of debt issuance costs	4,203	5,603

	$58,423	$77,897

Borrowing under the 364-Day Facility bears interest at prevailing interest rates based upon 3-month LIBOR, which was approximately 0.5% as of August 1, 2012, plus 300 basis points. Accordingly, interest expense on borrowing of $225,000 for the full term of the 364-Day Facility would approximate $7,875 using an interest rate of 3.5%. If the 3-month LIBOR increased or decreased by 12.5 basis points from the rate as of August 1, 2012, annual interest expense would increase or decrease by $281.

ANNEX D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

SUBURBAN PROPANE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14222	22-3410353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 Route 10 West Whippany, NJ		07981
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (973) 887-5300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 20, 2012, Suburban Propane Partners, L.P. (“Suburban”) issued a press release announcing the closing of an underwritten public equity offering (the “Offering”) and the repayment in full of $225 million drawn on its senior secured 364-day incremental term loan facility (the “364-Day Facility”) on August 14, 2012. This press release also announced the underwriters’ exercise of their over-allotment option in connection with the Offering. In addition, the press release also reported that the board of directors of Inergy, L.P.’s (“NRGY”) general partner had declared record and distribution dates for the previously announced spin-off to NRGY’s unitholders of 99% of the Suburban common units that NRGY had received on August 1, 2012 in connection with Suburban’s acquisition of NRGY’s retail propane operations. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(b) Pro forma financial information

On May 3, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.3 unaudited pro forma condensed combined financial information as of and for the six months ended March 24, 2012 and for the year ended September 24, 2011. This unaudited pro forma condensed combined financial information was prepared to give effect to the acquisition of NRGY’s retail propane business (the “Inergy Propane Acquisition”). Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 to our Current Report on Form 8-K filed on June 15, 2012.

On July 6, 2012, Suburban announced that it further increased the interest rates on the notes being offered to NRGY noteholders in the exchange offers for their NRGY notes and further increased the cash consent payment being offered to the NRGY noteholders in connection with the related consent solicitations. Such unaudited pro forma condensed combined financial information was updated in Exhibit 99.2 to our Current Report on Form 8-K filed on July 6, 2012.

On July 19, 2012, Suburban announced that it entered into a third amendment (the “Amendment No. 3”) to the Contribution Agreement, dated as of April 25, 2012, as amended on June 15, 2012 and July 6, 2012, with NRGY, Inergy GP, LLC, a Delaware limited liability company, and Inergy Sales & Service, Inc., a Delaware corporation. Amendment No. 3 provided that up to approximately $87.1 million (subject to adjustment in connection with the completion of Suburban’s exchange offers for certain of NRGY’s outstanding senior unsecured notes) of the cash consideration to be delivered by Suburban to NRGY pursuant to the Contribution Agreement shall be effected and satisfied by Suburban delivering, or causing to be delivered, to Inergy up to 2,048,282 additional Suburban common units (the “Additional Equity Consideration”). Updated unaudited pro forma condensed combined financial information reflecting the terms of Amendment No. 3, specifically the issuance of the Additional Equity Consideration and the decrease in cash consideration paid, was filed as Exhibit 99.2 to our Current Report on Form 8-K filed on July 19, 2012. In addition, such unaudited pro forma condensed combined financial information assumed a draw of $150.0 million on the 364-Day Facility on the closing date of the acquisition.

On July 30, 2012 Suburban filed a Current Report on Form 8-K that included in Exhibit 99.1 updated unaudited pro forma condensed combined financial information to take account for an increase in the amount of cash consideration to be paid to tendering NRGY noteholders and a decrease in the value of Additional Equity Consideration to be issued on the closing date of the acquisition.

On August 1, 2012, Suburban consummated the Inergy Propane Acquisition and drew $225 million on its 364-Day Facility. In addition, on August 2, 2012, Suburban filed a Current Report on Form 8-K that included in Exhibit 99.1 its Fiscal 2012 Third Quarter Financial Results. Suburban filed as Exhibit 99.1 to its Current Report on Form 8-K on August 6, 2012 updated unaudited pro forma condensed combined financial information as of and for the nine months ended June 23, 2012 and for the year ended September 24, 2011 reflecting (i) the consummation of the Inergy Propane Acquisition and (ii) a draw of $225.0 million on the 364-Day Facility on the closing date of the Inergy Propane Acquisition.

On August 14, 2012, Suburban consummated the Offering of 6,300,000 common units representing limited partner interests in Suburban. Suburban received approximately $226.5 million of net proceeds from the Offering (after considering underwriter commissions and other estimated offering expenses). Suburban used the net proceeds from the Offering to repay in full the $225 million drawn on the 364-Day Facility. On August 15, 2012, Suburban received notice from the underwriters that they were exercising their over-allotment option to purchase an additional 945,000 common units in connection with the Offering. Suburban will receive approximately $34.1 million of net proceeds from the underwriters’ exercise of the over-allotment option (after considering underwriter commissions and other estimated offering expenses). Suburban expects the delivery of the additional common units to occur on August 20, 2012, subject to customary closing conditions. Attached as Exhibit 99.2 hereto is updated unaudited pro forma condensed combined financial information as of and for the nine months ended June 23, 2012 and for the year ended September 24, 2011 reflecting (i) the consummation of the Offering, (ii) the repayment in full of the $225 million drawn on the 364-Day Facility and (iii) the closing of the over-allotment option in connection with the Offering. This updated pro forma financial information replaces the previously provided pro forma financial information in its entirety. This unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been if the Inergy Propane Acquisition had occurred on the dates indicated, nor are they necessarily indicative of our future operating results or financial position.

(d)	Exhibits:

99.1	Press Release issued by Suburban Propane Partners, L.P. related to the Closing of the Offering, Exercise of Over-Allotment Option, Repayment of the 364-Day Facility and Distribution of Spin-Off Units

99.2	Unaudited Pro Forma Condensed Combined Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUBURBAN PROPANE PARTNERS, L.P.

Date: August 20, 2012	By:	/s/ Michael A. Stivala
	Name:	Michael A. Stivala
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit

99.1	Press Release issued by Suburban Propane Partners, L.P. related to the Closing of the Offering, Exercise of Over-Allotment Option, Repayment of the 364-Day Facility and Distribution of Spin-Off Units

99.2	Unaudited Pro Forma Condensed Combined Financial Information

Suburban Propane Partners, L.P. Announces Closing of Public Offering of Common Units, Exercise of Over-Allotment Option, Repayment of 364-day Incremental Term Loan Facility and Distribution of Spin-Off Units

WHIPPANY, N.J., Aug. 20, 2012 — Suburban Propane Partners, L.P. (NYSE: SPH) (“Suburban”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that its underwritten public offering of 6,300,000 common units representing limited partner interests in Suburban was closed on August 14, 2012 (the “Initial Closing Date”). The offering was priced at $37.61 per common unit. Wells Fargo Securities, BofA Merrill Lynch, Citigroup, Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co., J.P. Morgan and Raymond James acted as joint book-running managers of the offering. Stifel Nicolaus Weisel acted as co-manager of the offering.

On the Initial Closing Date, Suburban received approximately $226.5 million of net proceeds from the offering (after considering underwriter commissions and other estimated offering expenses). Also on the Initial Closing Date, Suburban used the net proceeds from the offering to repay its borrowing of $225 million on August 1, 2012 under its 364-day incremental term loan facility (the “364-Day Facility”) provided under the First Amendment to its Amended and Restated Credit Agreement (the “Credit Agreement”), dated August 1, 2012, incurred in connection with its acquisition of Inergy, L.P.’s (“Inergy”) retail propane operations on that date. The Credit Agreement provides for the reinstatement and increase from $150.0 million to $250.0 million of the existing uncommitted incremental term facility under the Credit Agreement upon repayment of the 364-Day Facility.

On August 15, 2012, the underwriters gave notice of the exercise of their over-allotment option to purchase from Suburban an additional 945,000 common units representing limited partner interests in Suburban at a price of $37.61 per common unit. Suburban will receive approximately $34.1 million of net proceeds from the underwriters’ exercise of the over-allotment option (after considering underwriter commissions and other estimated offering expenses) upon the delivery of the additional common units, which is expected to occur on August 20, 2012, subject to customary closing conditions.

The remaining net proceeds from the offering, including the proceeds from the underwriters’ purchase of 945,000 additional common units pursuant to the over-allotment option in connection with the offering, will be used for working capital and general partnership purposes.

An electronic copy of the prospectus supplement and the accompanying base prospectus may be obtained at no charge on the website for the Securities and Exchange Commission (the “SEC”) at: http://www.sec.gov/Archives/edgar/data/1005210/000119312512347959/d392012d424b5.htm.

On August 17, 2012, Inergy announced that the board of directors of Inergy’s general partner had declared August 29, 2012 as the record date, and September 14, 2012 as the distribution date, for the previously announced spin-off to Inergy’s unitholders of 14,058,418 of the aggregate 14,200,422 Suburban common units acquired by Inergy on August 1, 2012 in connection with Suburban’s acquisition of Inergy’s retail propane operations.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange, and is headquartered in Whippany, New Jersey. Suburban serves the energy needs of its residential, commercial, industrial and agricultural customers in 41 states.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding the offering, the use of proceeds of the offering, the Credit Agreement and the spin-off of its common units by Inergy. These statements reflect Suburban’s expectations or forecasts based on assumptions made by Suburban. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward-looking statements. These risks are further described in Suburban’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION OF SUBURBAN

On August 1, 2012 (the “Acquisition Date”), the Partnership completed the acquisition of the sole membership interest in Inergy Propane, LLC, including certain wholly-owned subsidiaries of Inergy Propane, LLC, and the assets of Inergy Sales and Service, Inc. (“Inergy Sales”). The acquired interests and assets are collectively referred to as “Inergy Propane.” As of the Acquisition Date, Inergy Propane consisted of the former retail propane assets and operations of Inergy, L.P. (“Inergy”).

The acquisition of Inergy Propane (the “Inergy Propane Acquisition”) was consummated pursuant to a definitive agreement dated April 25, 2012, as amended on June 15, 2012, July 6, 2012 and July 19, 2012 with Inergy, Inergy GP, LLC and Inergy Sales (the “Contribution Agreement”). Prior to the Acquisition Date, Inergy Propane transferred its interest in certain subsidiaries, as well as all of its rights and interests in the assets and properties of its wholesale propane supply, marketing and distribution business, and its rights and interest in the assets and properties of its West Coast natural gas liquids business, to Inergy. These assets were not included as part of the Inergy Propane business at the time of the transfer of the membership interests in Inergy Propane to the Partnership and were not part of the Inergy Propane Acquisition. On the Acquisition Date, Inergy Propane and its remaining wholly-owned subsidiaries acquired became subsidiaries of the Partnership. The results of operations of Inergy Propane will be included in the Partnership’s results of operations beginning on the Acquisition Date.

Upon contribution, transfer, assignment, and delivery of the acquired interests and acquired assets to Suburban, Suburban issued and delivered to Inergy and Inergy Sales, as consideration in connection with the Inergy Propane Acquisition, an aggregate of 14,200,422 newly issued common units (the “Equity Consideration”). The Equity Consideration consists of (i) the “Initial Equity Consideration” which is equal to 13,892,587 Suburban common units, and (ii) the “Additional Equity Consideration” which is equal to 307,835 Suburban common units determined by dividing (a) the Inergy Cash Consideration of $13.1 million (as defined below) by (b) $42.50, rounded to the nearest whole Suburban common unit. Inergy Sales will distribute any and all Suburban common units it received in connection with the Inergy Propane Acquisition to Inergy. Thereafter, in connection with the Inergy Propane Acquisition and pursuant to the Contribution Agreement, Inergy will distribute ninety-nine percent (99%) of any and all Equity Consideration received to its unitholders and will retain one percent (1%) of any and all Equity Consideration.

Pursuant to the Contribution Agreement, Suburban and its wholly-owned subsidiary Suburban Energy Finance Corp. commenced a private offer to exchange (the “Exchange Offers”) any and all of the outstanding unsecured 7% Senior Notes due 2018 (the “2018 Inergy Notes”) and 6 7/8% Senior Notes due 2021 (the “2021 Inergy Notes”, and together with the 2018 Inergy Notes, the “Inergy Notes”) issued by Inergy and Inergy Finance Corp., which had an aggregate principal amount outstanding of $1,200.0 million, for a combination of up to $1,000.0 million in aggregate principal amount of new unsecured 7 1/2% Senior Notes due 2018 and 7 3/8% Senior Notes due 2021, respectively, issued by Suburban and Suburban Energy Finance Corp. (collectively, the “SPH Notes”) and up to $200.0 million in cash to be paid to tendering noteholders (the “Exchange Offer Cash Consideration”).

At the expiration of the Exchange Offers, Suburban had received tenders from holders representing approximately 98.09% of the total outstanding principal amount of the 2018 Inergy Notes, and tenders from holders representing approximately 99.74% of the total outstanding principal amount of the 2021 Inergy Notes. Based on the results of the Exchange Offers, the Exchange Offer Cash Consideration due to tendering noteholders was $184.7 million. Pursuant to the Contribution Agreement, the Partnership was required to provide Inergy with Additional Equity Consideration for the amount of Inergy Notes not tendered in the Exchange Offers, which amounted to $13.1 million (the “Inergy Cash Consideration”).

Pursuant to the Contribution Agreement, Suburban paid $65.0 million in aggregate cash consent payments to tendering Inergy noteholders in connection with the Exchange Offers and Inergy paid $36.5 million to Suburban in cash at the Acquisition Date.

The preliminary fair value of the purchase price for Inergy Propane is $1,896.9 million, consisting of: (i) $1,000.0 million in aggregate principal amount of newly issued SPH Notes with a fair value of $1,075.0 million, and $184.8 million in cash to Inergy noteholders pursuant to the Exchange Offers; (ii) $65.0 million in cash to the Inergy noteholders for the consent payments pursuant to the consent solicitations; (iii) new Suburban common units with a fair value of $590.0 million, which were distributed to Inergy and Inergy Sales, all but $5.9 million of which will subsequently be distributed by Inergy to its unitholders; and (iv) less $17.9 million of net cash received from Inergy at the Acquisition Date pursuant to the Contribution Agreement, which includes the $36.5 million discussed in the preceding paragraph, net of amounts owed to Inergy by the Partnership at the Acquisition Date.

On April 25, 2012, we entered into a commitment letter (the “Bank Commitment Letter”) with certain of our lenders who are party to our existing credit agreement pursuant to which such lenders committed to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving credit facility under the Credit Agreement from $250.0 million to $400.0 million (the “Commitment Increase”). On the Acquisition Date we drew $225.0 million on the 364-Day Facility, which, together with available cash, was used for the purposes of paying (i) the Exchange Offer Cash Consideration, (ii) costs and fees related to the Exchange Offers, and (iii) costs and expenses related to the Inergy Propane Acquisition.

On August 14, 2012 we sold 6,300,000 common units in a public offering at a price of $37.61 per unit realizing proceeds of approximately $226.5 million, net of underwriting commissions and other offering expenses. Also on August 14, 2012, we used the net proceeds from the offering to repay in full the borrowings under the 364-Day Facility.

On August 15, 2012, the underwriters gave notice of the exercise of their over-allotment option to purchase from Suburban an additional 945,000 common units at a price of $37.61 per common unit. We will receive approximately $34.1 million of net proceeds from the underwriters’ exercise of the over-allotment option, net of underwriting commissions and other estimated offering expenses upon the delivery of the additional common units, which is expected to occur on August 20, 2012, subject to customary closing conditions. The remaining net proceeds from the offering, including the proceeds from the underwriters’ purchase of 945,000 additional common units pursuant to the over-allotment option in connection with the offering, will be used for working capital and general partnership purposes.

The following unaudited pro forma condensed combined financial information of Suburban has been prepared to illustrate the effect of the Inergy Propane Acquisition on us and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Suburban and Inergy Propane and should be read in conjunction with the:

•

audited annual financial statements and the accompanying notes of Suburban Propane Partners, L.P. included in the Annual Report on Form 10-K for the fiscal year ended September 24, 2011, and the unaudited condensed consolidated financial statements and accompanying notes included in the Quarterly Report on Form 10-Q for the quarterly period ended June 23, 2012, as amended; and

•

audited historical financial statements and accompanying notes of Inergy Propane, LLC as of September 30, 2011 and 2010, and for each of the three years in the period ended September 30, 2011, which is included in Suburban’s Current Report on Form 8-K dated May 3, 2012, and the unaudited interim historical financial statements and accompanying notes for the nine months ended June 30, 2012 and 2011, which is included in Suburban’s Current Report on Form 8-K dated August 6, 2012.

The historical consolidated financial information has been adjusted in the following unaudited pro forma condensed combined financial statements to give pro forma effect to events that are (1) directly attributable to the Inergy Propane Acquisition and related financing, (2) factually supportable, and (3) with respect to the statements of operations, are expected to have a continuing impact on the combined results of Suburban. The unaudited pro forma condensed combined statements of operations have been prepared assuming the Inergy Propane Acquisition had been completed on September 26, 2010, the first day of Suburban’s 2011 fiscal year. The unaudited pro forma condensed combined balance sheet has been prepared assuming the Inergy Propane Acquisition had been completed on June 23, 2012, the last day of Suburban’s 2012 third fiscal quarter. The unaudited pro forma condensed combined financial information has been adjusted with respect to certain aspects of the Inergy Propane Acquisition to reflect:

•	the consummation of the Inergy Propane Acquisition;

•

exclusion of historical assets and liabilities of Inergy Propane, LLC not acquired or assumed as part of the Inergy Propane Acquisition and changes in certain revenues and expenses resulting from the exclusion of these assets and liabilities;

•

re-measurement of the assets and liabilities of Inergy Propane (as disclosed in more detail below) to record their preliminary estimated fair values at the Acquisition Date of the closing of the Inergy Propane Acquisition and adjustment of certain expenses resulting therefrom;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense, incurred in connection with the exchange of Inergy Notes for the SPH Notes;

•	additional indebtedness, including, but not limited to, debt issuance costs and interest expense incurred in connection with borrowing under the 364-Day Facility;

•	no tax adjustments were made as Suburban is a publicly traded master limited partnership and has no substantial federal or state income tax liability;

•	the issuance of 6,300,000 common units on August 14, 2012 and expected issuance of 945,000 common units on August 20, 2012; and

•	the repayment in full of borrowings under the 364-Day Facility.

The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting. The pro forma information presented, including allocation of the purchase price, is based on preliminary estimates of fair values of assets acquired and liabilities assumed in connection with the Inergy Propane Acquisition. These preliminary estimates are based on available information and certain assumptions that may be revised as additional information becomes available.

The final purchase price allocation for the Inergy Propane Acquisition will be dependent upon the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. Any final adjustments may be materially different from the preliminary estimates, and may result in a change to the unaudited pro forma condensed combined financial information presented herein.

We believe that the assumptions used to derive the unaudited pro forma condensed combined financial information are reasonable given the information available; however, such assumptions are subject to change and the effect of any such change could be material. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations that would have been reported had the Inergy Propane Acquisition been completed as of or for the periods presented, nor are they necessarily indicative of future results.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 23, 2012 (*)

(in thousands)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$115,804	$3,500	$4,685	$—	$(5,399)	$—	(6)	$118,590
Accounts receivable, less allowance for doubtful accounts	62,478	111,100	(68,268)			—		105,310
Inventories	52,331	79,000	(40,922)			—		90,409
Assets from price risk management activities	—	40,600	(40,600)			—		—
Other current assets	18,555	8,800	(6,886)			—		20,469

Total current assets	249,168	243,000	(151,991)	—	(5,399)	—		334,778
Property, plant and equipment, net	327,212	638,200	(177,426)			153,324	(7)	941,310
Other intangible assets, net	13,913	298,200	(4,473)			86,822	(8)	394,462
Receivable from Inergy Midstream, L.P.	—	100	(100)			—		—
Goodwill	277,651	336,500	(379)			546,319	(9)	1,160,091
Other assets	28,120	2,100	(1,351)		18,444	—	(10)	47,313

Total assets	$896,064	$1,518,100	$(335,720)	$—	$13,045	$786,465		$2,877,954

LIABILITIES AND PARTNERS’ CAPITAL/ MEMBER’S EQUITY
Current liabilities:
Accounts payable	$26,309	$89,000	$(88,836)	$(155)	$—	$—		$26,318
Accrued employment and benefit costs	12,371	—	—	3,652		—		16,023
Customer deposits and advances	36,634	34,900	8	3,844		—		75,386
Short-term borrowings and current portion of long-term borrowings	—	4,000	(88)	(3,912)		—		—
Liabilities from price risk management activities	—	13,500	(13,500)			—		—
Other current liabilities	35,770	32,900	(19,953)	(3,429)		9,927	(11)	55,215

Total current liabilities	111,084	174,300	(122,369)	—	—	9,927		172,942
Long-term borrowings	348,331	12,000	(1,874)	(10,126)	1,075,043	—	(12)	1,423,374
Accrued insurance	43,604	—	—			—		43,604
Other liabilities	55,515	14,100	(14,100)	10,126		—		65,641

Total liabilities	558,534	200,400	(138,343)	—	1,075,043	9,927		1,705,561

Partners’ capital/member’s equity	337,530	1,317,700			834,863	(1,317,700	) (13)	1,172,393

Total liabilities and partners’ capital/member’s equity	$896,064	$1,518,100	$(138,343)	$—	$1,909,906	$(1,307,773)		$2,877,954

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the third fiscal quarter ended on June 23, 2012 for Suburban and June 30, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED JUNE 23, 2012 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$666,796	$1,132,300	$(530,224)	$—	$—	$—		$1,268,872
Fuel oil and other refined fuels	92,262	—	—	96,328		—		188,590
Other	78,055	402,500	(258,858)	(96,328)		—		125,369

	837,113	1,534,800	(789,082)	—	—	—		1,582,831
Costs and expenses
Cost of products sold	480,751	1,162,600	(726,328)			—		917,023
Operating and administrative expenses	242,835	217,900	(31,101)	(3,700)		—		425,934
Acquisition-related charges	5,950	—	—	3,700		(9,650	) (14)	—
Loss on disposal of assets	—	5,800	(20)			—		5,780
Depreciation and amortization	23,906	87,500	(34,188)			15,929	(15)	93,147

	753,442	1,473,800	(791,637)	—	—	6,279		1,441,884

Operating income	83,671	61,000	2,555	—	—	(6,279)		140,947
Loss on debt extinguishment	(507)	—	—			—		(507)
Interest expense, net	(19,742)	(1,000)	148		(50,432)	—	(16)	(71,026)
Other income	—	1,400	(1,244)			—		156

Income before (benefit from) provision for income taxes	63,422	61,400	1,459	—	(50,432)	(6,279)		69,570
(Benefit from) provision for income taxes	(60)	(100)	(20)			—		(180)

Net income (loss)	$63,482	$61,500	$1,479	$—	$(50,432)	$(6,279)		$69,750

Income per Common Unit - basic	$1.78							$1.22

Weighted average number of units outstanding - basic	35,616					21,446	(13)	57,062

Income per Common Unit - diluted	$1.77							$1.22

Weighted average number of units outstanding - diluted	35,794					21,446	(13)	57,240

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30. Accordingly, the third fiscal quarter ended on June 23, 2012 for Suburban and June 30, 2012 for Inergy Propane.

SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 24, 2011 (*)

(in thousands, except per unit amounts)

	Historical Suburban Propane Partners, L.P. (2)	Historical Inergy Propane, LLC (3)	Elimination of Assets Not Acquired and Liabilities Not Assumed (4)	Reclassifications (5)	Financing Activities	Other Pro Forma Adjustments		Pro Forma Combined
Revenues
Propane	$929,492	$1,461,900	$(602,294)	$—	$—	$—		$1,789,098
Fuel oil and other refined fuels	139,572	—	—	128,300		—		267,872
Other	121,488	486,800	(294,082)	(128,300)		—		185,906

	1,190,552	1,948,700	(896,376)	—	—	—		2,242,876

Costs and expenses
Cost of products sold	678,719	1,424,100	(822,250)			—		1,280,569
Operating and administrative expenses	330,977	285,800	(28,713)			—		588,064
Severance charge	2,000	—	—			—		2,000
Loss on disposal of assets	—	10,800	113			—		10,913
Depreciation and amortization	35,628	117,200	(42,700)			18,809	(15)	128,937

	1,047,324	1,837,900	(893,550)	—	—	18,809		2,010,483

Operating income	143,228	110,800	(2,826)	—	—	(18,809)		232,393
Interest expense, net	(27,378)	(1,500)	100		(67,242)	—	(16)	(96,020)
Other income	—	200	—			—		200

Income before provision for income taxes	115,850	109,500	(2,726)	—	(67,242)	(18,809)		136,573
Provision for income taxes	884	500	(100)			—		1,284

Net income (loss)	$114,966	$109,000	$(2,626)	$—	$(67,242)	$(18,809)		$135,289

Income per Common Unit - basic	$3.24							$2.37

Weighted average number of units outstanding - basic	35,525					21,446	(13)	56,971

Income per Common Unit - diluted	$3.22							$2.37

Weighted average number of units outstanding - diluted	35,723					21,446	(13)	57,169

(*)	Suburban Propane Partners, L.P. uses a 52/53 week fiscal year which ends on the last Saturday in September and its fiscal quarters are generally 13 weeks in duration. Inergy Propane, LLC uses a fiscal year end which ends on September 30.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands of dollars, except per unit data)

Note 1. The unaudited pro forma condensed combined financial information was prepared based on the preliminary valuation of the purchase price of $1,896,860 and allocation to the identifiable assets acquired and liabilities assumed. The purchase price was determined and allocated for accounting purposes as follows:

Consideration:
Cash consideration to Inergy noteholders pursuant to the Exchange Offers	$184,761
Cash consideration to Inergy noteholders for consent payment pursuant to the consent solicitations	65,000
SPH Notes issued to Inergy noteholders (par value of $1,000,000)	1,075,042
Initial Equity Consideration (see Note 13)	577,237
Additional Equity Consideration (see Note 13)	12,791
Cash received from Inergy pursuant to the Contribution Agreement	(17,971)

$1,896,860

Preliminary purchase price allocation:
Current assets	$91,009
Property, plant and equipment	614,098
Other intangible assets	380,549
Goodwill	882,439
Other assets	749
Current liabilities	(61,858)
Non-current liabilities	(10,126)

$1,896,860

Pursuant to the Contribution Agreement, the cash consideration for Inergy Propane is subject to adjustment for the working capital of Inergy Propane.

In addition, on the Acquisition Date, Inergy provided Suburban with cash in an amount equal to the amount of accrued and unpaid interest on the Inergy Notes through the Acquisition Date, which Suburban distributed to the Inergy noteholders participating in the Exchange Offers on the Acquisition Date.

Note 2. Represents the historical consolidated results of operations and financial position of Suburban.

Note 3. Represents the historical consolidated results of operations and financial position of Inergy Propane, LLC.

Note 4. Reflects the elimination of the historical consolidated results of operations, assets and liabilities of Inergy Propane not to be acquired by Suburban.

Note 5. Reflects reclassifications of amounts included on Inergy Propane’s financial statements to conform to Suburban’s presentation.

Note 6. Reflects pro forma adjustments to cash and cash equivalents as follows:

Net proceeds from issuance of common units on August 14, 2012	$226,465
Net proceeds from expected issuance of common units on August 20, 2012	34,120
Cash received from Inergy pursuant to the Contribution Agreement	17,971
Cash payments to Inergy noteholders pursuant to the Exchange Offers	(184,761)
Cash payments to Inergy noteholders for consent payment pursuant to the consent solicitations	(65,000)
Payment of debt origination costs	(18,444)
Payment of acquisition-related costs	(15,750)

$(5,399)

Note 7. Reflects pro forma adjustments to record property, plant and equipment at estimated fair value as follows:

To record estimated fair value of Inergy Propane property, plant and equipment	$614,098
Eliminate historical net book value of Inergy Propane property, plant and equipment	(460,774)

$153,324

Note 8. Reflects pro forma adjustments to record other intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships	$363,000
Allocation of purchase price to tradenames	2,200
Allocation of purchase price to non-competes	15,349
Eliminate historical cost of Inergy Propane’s other intangible assets	(293,727)

$86,822

Note 9. Reflects pro forma adjustments to remove Inergy Propane’s historical goodwill of $336,121 and to record goodwill of $882,439 representing the excess of the net purchase price over the preliminary fair values of the net assets acquired and liabilities assumed. Such goodwill principally comprises buyer-specific synergies and assembled workforce.

Note 10. Reflects pro forma adjustments to record estimated debt issuance costs in conjunction with the issuance of $1,000,000 in aggregate principal amount of SPH Notes.

Note 11. Reflects pro forma adjustments to record other current liabilities at estimated fair value as follows:

To record estimated fair value of Inergy Propane other current liabilities	$19,445
Eliminate historical cost of Inergy Propane’s other current liabilities	(9,518)

$9,927

Note 12. Reflects the issuance of $1,000,000 in aggregate principal amount of SPH Notes with an aggregate fair value of $1,075,043.

Note 13. Reflects total pro forma adjustments to partners’ capital accounts as follows:

	Suburban Common Units (in thousands)	Suburban Common Unitholders / Member’s Equity
Elimination of historical Inergy Propane member’s capital		$(1,317,700)
Issuance of common units (Initial Equity Consideration)	13,893	577,237
Issuance of common units (Additional Equity Consideration)	308	12,791
Issuance of common units on August 14, 2012	6,300	226,465
Expected issuance of common units on August 20, 2012	945	34,120
Acquisition-related costs		(15,750)

	21,446	$(482,837)

In accordance with the Contribution Agreement, the number of Suburban common units issued to Inergy and Inergy Sales as Initial Equity Consideration in the aggregate is determined by dividing $600,000 by the average of the high and low sales prices of Suburban’s common units for the twenty consecutive trading days ending on the day prior to the execution of the Contribution Agreement, which was determined to be $43.1885, resulting in 13,893 common units. The number of additional units issued to Inergy as Additional Equity Consideration is determined by dividing the Inergy Cash Consideration by $42.50. The Inergy Cash Consideration was $13,083, which results in the issuance of 308 additional common units.

The pro forma adjustment regarding the 14,201 Suburban common units issued to Inergy and Inergy Sales was determined based on the reported closing price of a Suburban common unit on the New York Stock Exchange on July 31, 2012, which was the last reported closing price prior to the Acquisition Date.

Note 14. Reflects pro forma adjustments for the removal of direct incremental acquisition-related costs reflected in the historical statement of operations for the Inergy Propane Acquisition.

Note 15. Reflects pro forma adjustments to depreciation and amortization expense as follows:

	For the nine months ended June 30, 2012	For the year ended September 24, 2011
Eliminate historical depreciation and amortization expense of Inergy Propane	$(53,312)	$(74,500)
Depreciation and amortization expense reflecting preliminary allocation of the purchase price:
Depreciation expense on property, plant and equipment (5 to 40 years)	39,301	53,389
Amortization expense of customer list intangibles (10 years)	27,225	36,300
Amortization expense of non-compete agreement intangibles (5 years)	2,302	3,070
Amortization expense of tradename intangibles (4 years)	413	550

	$15,929	$18,809

Note 16. Reflects pro forma adjustments to interest expense as follows:

	For the nine months ended June 30, 2012	For the year ended September 24, 2011
Interest on SPH Notes, net of premium	$48,315	$64,419
Amortization of debt issuance costs	2,117	2,823

	$50,432	$67,242